UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

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QUINTILES IMS HOLDINGS, INC.

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QUINTILES IMS HOLDINGS, INC. 83 Wooster Heights Road Danbury, CT 06810 February 22, 2017

February 22, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 annual meeting of stockholders of Quintiles IMS Holdings, Inc. (the “Company”) on April 6, 2017, at 9:00 a.m. E.D.T. at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut.

The Notice of Annual Meeting of Stockholders and the Proxy Statement accompanying this letter describe the business to be conducted at the meeting and provide information about the Company.

As you review the Proxy Statement, please keep in mind that this is the first proxy statement being filed since the merger (the “Merger”) between Quintiles Transnational Holdings Inc. and IMS Health Holdings, Inc. The Merger was completed on October 3, 2016 and Quintiles Transnational Holdings Inc. changed its name to “Quintiles IMS Holdings, Inc.”

Your vote is important. Whether you plan to attend the meeting or not, please vote by telephone, over the Internet or complete and return the enclosed proxy card as promptly as possible to ensure that your shares are represented at the meeting. If you attend the meeting and prefer to vote in person, you may withdraw your proxy and vote your shares.

Sincerely, ARI BOUSBIB Chairman, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING

OF STOCKHOLDERS

April 6, 2017

Annual Meeting Information

Time and Date:	9:00 a.m. E.D.T., Thursday, April 6, 2017

Place:	The Crowne Plaza

18 Old Ridgebury Road

Danbury, Connecticut

Record Date:	February 15, 2017

Agenda

Proposal 1:	Election of the four nominees for Class I director named in the accompanying proxy statement for a three-year term

Proposal 2:	Advisory (nonbinding) vote to approve executive compensation

Proposal 3:	Advisory (nonbinding) vote on the frequency of future stockholder advisory (nonbinding) votes to approve executive compensation

Proposal 4:	Approve the adoption of the Quintiles IMS Holdings, Inc. 2017 Incentive and Stock Award Plan

Proposal 5:	Ratification of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017

    Other business, if properly raised

Additional Information

Annual Report:	The Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2016 (the “2016 Annual Report”), which is not part of the proxy soliciting materials, is enclosed.

Proxy Voting:	It is important that your shares be represented and voted at the annual meeting. You can vote your shares by completing and returning the proxy card sent to you. Most stockholders can also vote their shares over the Internet or by telephone. If Internet or telephone voting is available to you, voting instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the annual meeting by following the instructions in the attached Proxy Statement.

Electronic Delivery:	This year, we will seek to expedite delivery, conserve natural resources and reduce costs by electronically disseminating annual meeting materials, as permitted by the Securities and Exchange Commission. Many stockholders will receive a Notice of Internet Availability of Proxy Materials with instructions for accessing these materials via the Internet. You can also receive, upon request, a copy of the proxy materials by mail if you prefer. All stockholders who have previously requested paper copies of our proxy materials will continue to receive a paper copy of the proxy materials by mail. It is estimated that proxy materials or a Notice of Internet Availability will be mailed to stockholders as of the Record Date on or about February 22, 2017.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to Be Held April 6, 2017:

This Proxy Statement and the 2016 Annual Report are available at

http://materials.proxyvote.com/74876Y

By Order of the Board of Directors, James H. Erlinger III Executive Vice President, General Counsel and Secretary

Dated:    February 22, 2017

Danbury, Connecticut

QUINTILES IMS HOLDINGS, INC.

83 Wooster Heights Road

Danbury, Connecticut 06810

PROXY STATEMENT

Introduction

You are invited to attend the 2017 annual meeting of stockholders of Quintiles IMS Holdings, Inc. (the “Company,” “we,” or “us”) on Thursday, April 6, 2017, beginning at 9:00 a.m. E.D.T. (the “Annual Meeting”). The Annual Meeting will be held at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut.

Internet Availability of Proxy Materials

The Board of Directors (the “Board”) is requesting your proxy to vote at the Annual Meeting and at any adjournment or postponement of the Annual Meeting. We are sending this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders (the “Notice”), proxy card, and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2016 (the “2016 Annual Report”) to inform you about the Annual Meeting and request that your shares be represented and voted at the Annual Meeting. These materials are being mailed starting on or about February 22, 2017.

In accordance with U.S. Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to stockholders. Consequently, most stockholders will not receive paper copies of our proxy materials. We will instead send stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including this Proxy Statement and the 2016 Annual Report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how stockholders may obtain paper copies of our proxy materials if they so choose.

The Company

The Company (NYSE:Q) is a leading integrated information and technology-enabled healthcare service provider worldwide, dedicated to helping its clients improve their clinical, scientific and commercial results. Formed through the merger of Quintiles Transnational Holdings Inc. and IMS Health Holdings, Inc. (“IMS Health”), the Company’s approximately 50,000 employees conduct operations in more than 100 countries. Companies seeking to improve real-world patient outcomes through treatment innovations, care provision and access can leverage the Company’s broad range of healthcare information, technology and service solutions to drive new insights and approaches. The Company provides solutions that span clinical to commercial, bringing customers a unique opportunity to realize the full potential of innovations and advanced healthcare outcomes.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting to Be Held April 6, 2017:

This Proxy Statement and the 2016 Annual Report are available at:

http://materials.proxyvote.com/74876Y

About the Annual Meeting

What is the purpose of the Annual Meeting?

At the Annual Meeting, holders of shares of our common stock will consider and act upon the following items of business:

•	Election of the four nominees for Class I director named in this Proxy Statement for a three-year term;

•	Advisory (nonbinding) vote to approve executive compensation;

•	Advisory (nonbinding) vote on the frequency of future shareholder advisory (nonbinding) votes to approve executive compensation;

•	Approve the adoption of the Quintiles IMS Holdings, Inc. 2017 Incentive and Stock Award Plan;

•	Ratification of our Audit Committee’s appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017; and

•	Transaction of any other business that may properly come before the Annual Meeting.

The Board recommends: (i) a vote FOR the election of the four nominees proposed for election as Class I directors, (ii) an advisory (nonbinding) vote FOR the approval of executive compensation (the “say-on-pay vote”), (iii) an advisory (nonbinding) vote FOR the say-on-pay vote to be taken once every three years, (iv) a vote FOR the adoption of the Quintiles IMS Holdings, Inc. 2017 Incentive and Stock Award Plan, and (v) a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2017 and, on any other business properly brought before the Annual Meeting, in accordance with the best judgment of the named proxies.

Who are the Class I directors that will be voted on at the Annual Meeting?

The following are the Class I directors that have been nominated for election to our Board:

•	Jonathan J. Coslet;

•	Michael J. Evanisko;

•	Dennis B. Gillings, CBE who also serves as our Lead Director; and

•	Ronald A. Rittenmeyer.

Information regarding each of our directors is set forth below under “Proposal One—Election of Directors.”

Who is entitled to vote at the Annual Meeting?

Only stockholders of record on February 15, 2017, the record date for the Annual Meeting, are entitled to receive notice of and to vote at the Annual Meeting. At that date, the Company had 235,924,745 shares of common stock outstanding.

What constitutes a quorum?

A quorum of shares is necessary to hold a valid stockholders’ meeting. Our Bylaws provide that a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum at meetings of stockholders. Shares for which a stockholder directs an “abstention” from voting, as well as shares that a broker holds in “street name” and votes on some matters but not others (“broker non-votes,” which result when brokers have not received voting instructions from their customers on certain non-routine matters), will be counted for purposes of establishing a quorum.

What vote is required to approve each item of business?

Proposal 1(Election of Directors)

Our Bylaws provide that directors are elected by a plurality of votes cast, which means the shares voted “for” a nominee must exceed the number voted against (or withheld from) that nominee. If you are present at the Annual Meeting but do not vote for or against a particular nominee, or if you have given a proxy and abstained on a nominee, or if there are broker non-votes, the shares withheld or not voted will not affect the outcome of the election of directors.

Our Corporate Governance Guidelines provide that, in an uncontested election, a director who receives a number of “withhold” votes that is greater than 50% of all votes cast shall promptly tender his or her resignation from the Board. The Nominating and Governance Committee shall then make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Nominating and Governance Committee and the Board, in making its recommendation or decision, as applicable, shall consider what it believes is in the best interests of the Company and its stockholders and may consider any factor or other information it deems relevant. The Board shall act on the tendered resignation, taking into account the Nominating and Governance Committee’s recommendation, and shall publicly disclose its decision regarding the resignation within 90 days after the results of the election are certified. If the resignation is not accepted, the director shall continue to serve until the next annual meeting of stockholders at which such director faces re-election and until such director’s successor is elected and qualified.

Proposal 2 (Advisory (Nonbinding) Vote to Approve Executive Compensation)

With respect to this proposal, our executive compensation will be approved on an advisory basis if the votes cast for approval exceed the votes cast against approval. Because your vote to approve executive compensation is advisory, it will not be binding upon our Board, overrule any decision by our Board, or create or imply any additional fiduciary duties on our Board or any member of our Board. Our Leadership Development & Compensation Committee (the “LDCC”) will, however, take into account the outcome of the vote when considering future executive compensation arrangements.

Proposal 3 (Advisory (Nonbinding) Vote on Frequency of Future Advisory Shareholder Votes to Approve Executive Compensation)

With respect to this proposal, if none of the frequency options (one, two or three years) receives a majority of the votes cast, we will consider the frequency that receives the highest number of votes by shareholders to be the frequency that has been selected by shareholders. Because your vote is advisory, it will not be binding upon our Board, overrule any decision by our Board, or create or imply any additional fiduciary duties on our Board or any member of our Board. However, our Board will take into account the outcome of the vote when making future decisions regarding the frequency of future shareholder advisory votes on executive compensation.

Proposal 4 (Approval of the Adoption of the Quintiles IMS Holdings, Inc. 2017 Incentive and Stock Award Plan)

The Quintiles IMS Holdings, Inc. 2017 Incentive and Stock Award Plan will be approved if it receives the affirmative vote of a majority of the shares cast, including abstentions, on the matter at the Annual Meeting. If your shares are present at the meeting but are not voted on this proposal, this will not affect the outcome of the proposal. However, abstentions will have the same effect as a vote against this proposal. Broker non-votes, if any, will not affect this proposal. Both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

Proposal 5 (Ratification of Appointment of Independent Registered Public Accounting Firm)

For the ratification of the appointment of the independent registered public accounting firm, the affirmative vote of a majority of the shares cast on the matter at the Annual Meeting is required for approval. If your shares are present at the meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will not affect the outcome of the proposal. Broker non-votes, if any, also will not affect this proposal. However, both abstentions and broker non-votes will be considered present for the purpose of determining the presence of a quorum.

What are the voting rights of stockholders?

Each share of our common stock is entitled to one vote. There is no cumulative voting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer and Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” Proxy materials or a Notice of Internet Availability of Proxy Materials have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials or a Notice of Internet Availability of Proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other nominee how to vote your shares by following their instructions for voting. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

How do stockholders vote?

If you are a stockholder of record, you may have your shares voted on matters presented at the Annual Meeting in any of the following ways:

•	In person—you may attend the Annual Meeting and cast your vote there. If you have already voted online, by telephone or by mail, your vote at the Annual Meeting will supersede your prior vote.

•	By proxy—stockholders of record have a choice of voting by proxy:

•	over the Internet at www.proxyvote.com;

•	by using a toll-free telephone number noted on your proxy card; or

•	by completing a proxy card and mailing it in the postage-paid envelope provided. Please allow sufficient time for delivery of your proxy card if you decide to vote by mail.

The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. E.D.T. on April 5, 2017.

If you are a beneficial owner holding in street name, please refer to your proxy card or the information forwarded by your broker, bank or other nominee to see which of the above choices are available to you. Brokers are not permitted to vote for Proposals One, Two, Three and Four if the broker has not received instructions from the beneficial owner of shares. It is particularly important, if you hold your shares through a broker or other nominee, that you instruct your broker how you wish to vote your shares because brokers will have discretionary voting authority only with respect to Proposal Five if you do not do so.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone. Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible.

If a stockholder gives a proxy, how are the shares voted?

Regardless of the method you choose to vote, the individuals named on the enclosed proxy card (your “proxies”) will vote your shares in the way that you indicate. The individuals named as proxies on the proxy card are Mr. Bousbib, our Chairman, Chief Executive Officer and President (referred to herein as our “Chief Executive Officer”), Mr. McDonnell, our Executive Vice President and Chief Financial Officer, and Mr. Erlinger, our Executive Vice President, General Counsel and Corporate Secretary. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or withheld from the election of director, or voted for or against or to abstain from voting on all, some or none of the other items of business to come before the Annual Meeting.

If you properly sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted as the Board recommends, which recommendations are set forth above.

It is possible that items of business other than those listed above may be brought before stockholders at the Annual Meeting. If we were not aware of the matter a reasonable time before the mailing of this Proxy Statement, the persons named as proxies on the proxy card will vote shares for which you have given a proxy on the matter as recommended by the Board, or, if no Board recommendation is given, the proxies will vote the shares in their discretion. In any event, the individuals named as proxies must comply with the rules of the Securities and Exchange Commission (the “SEC”) when voting shares on a discretionary basis. At the date of this Proxy Statement, we have not received any notice regarding any other matter to come before the Annual Meeting that was timely in accordance with our Bylaws.

If I vote by proxy, may I still attend the Annual Meeting?

Voting over the Internet, by telephone or by sending in a signed proxy card will not prevent you from attending the Annual Meeting and voting in person.

Who Can Attend the Annual Meeting?

Any Company stockholder as of the close of business on February 15, 2017 may attend the meeting. You will need proof of ownership to enter the meeting. Even if you plan to attend the meeting, please vote your shares by submitting a proxy.

If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the meeting.

How can I revoke a proxy?

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the Annual Meeting begins, or by attending the Annual Meeting and voting in person.

Who is paying the costs of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. We will reimburse brokers, banks or other custodians, nominees and fiduciaries for their charges and expenses in forwarding proxy materials to beneficial owners. In addition, certain of our directors, officers and employees, without additional compensation, may solicit proxies on our behalf in person, by telephone, or by electronic communication.

How can I find out the results of the voting at the Annual Meeting?

American Stock Transfer & Trust Company, LLC (“AST”), an independent entity, will receive and tabulate the vote in connection with the Annual Meeting. Representatives of AST will act as the independent Inspectors of Election and in this capacity will supervise the voting, decide the validity of proxies and certify the results. AST has been instructed that the vote of each stockholder must be kept confidential and may not be disclosed (except in legal proceedings or for the purpose of soliciting stockholder votes in a contested proxy solicitation).

Voting results will be announced by the filing of a Current Report on Form 8-K with the SEC within four business days after the Annual Meeting. If final voting results are unavailable at that time, we will file an amended Current Report on Form 8-K within four business days of the day the final results are available.

Why did my household only receive one paper copy of the Notice? How can I obtain an additional copy of the proxy materials?

We have adopted a procedure approved by the SEC, known as “householding.” Under this procedure, we deliver a single copy of the Notice and, if requested, our proxy materials, to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing and mailing costs and the environmental impact of our annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate Notice or a copy of this Proxy Statement and our 2016 Annual Report to any stockholder at a shared address to which we delivered a single Notice.

To receive free of charge a separate copy of this Proxy Statement and our 2016 Annual Report, stockholders may write or call the Company at the following:

Investor Relations Department

83 Wooster Heights Road

Danbury, Connecticut 06810

ir@quintilesims.com

(203) 448-4600

866-267-4479

Stockholders who hold shares in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

How can I receive electronic access to proxy materials?

If you hold shares registered in your name, you may sign up at www.investordelivery.com to receive electronic access to proxy materials for future meetings, rather than receiving mailed copies. If you choose electronic access, you will receive an email notifying you when the 2016 Annual Report and Proxy Statement are available, with electronic links to access the documents (in PDF and HTML formats) on a website and instructions on how to vote online. Your enrollment for electronic access will remain in effect unless you cancel it, which you can do up to two weeks before the record date for any future annual meeting.

If you own your shares in street name, you may be able to obtain electronic access to proxy materials by contacting your broker, bank, trustee or other intermediary, or by going online at www.proxyvote.com.

If I cannot attend the Annual Meeting, what are the deadlines for voting?

If you choose to vote over the Internet or by telephone, you must complete the process no later than 11:59 p.m. E.D.T. on Wednesday, April 5, 2017 and in that case it is not necessary for you to return your proxy card.

If you choose to vote by mailing a proxy card, you should mail your signed proxy card sufficiently in advance for it to be received no later than 5:00 p.m. E.D.T. on Wednesday, April 5, 2017.

What is the “Merger” referenced in this Proxy Statement?

On May 3, 2016, Quintiles Transnational Holdings Inc. and IMS Health entered into an Agreement and Plan of Merger (the “Merger Agreement”). Effective October 3, 2016, pursuant to the Merger Agreement, IMS Health merged with and into

Quintiles, with Quintiles continuing as the surviving corporation, and the separate corporate existence of IMS Health ceased (the “Merger”). Immediately prior to the completion of the Merger, Quintiles converted to a Delaware corporation and changed its name. For purposes of describing actions or events prior to the Merger, “Quintiles” refers to Quintiles Transnational Holdings Inc. The Company’s stock, including shares issued in the Merger, trades on the New York Stock Exchange (the “NYSE”) under the symbol “Q.”

Who are the “Sponsors” referenced in this Proxy Statement?

In connection with the Merger, the Company entered into a shareholders agreement (the “Shareholders Agreement”) with certain of the largest post-Merger shareholders, including certain funds affiliated with TPG Global, LLC (“TPG”), certain affiliates of Bain Capital (“Bain Capital”), CPP Investment Board Private Holdings Inc. (“CPPIB”), Dr. Gillings and certain of his affiliates (“DG Shareholders”), and Leonard Green & Partners, L.P. (“LGP”). These shareholders are sometimes referred to as the “Sponsors” in this Proxy Statement.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

The Company’s amended and restated certificate of incorporation currently provides for a board of directors divided into three classes, designated Class I, Class II and Class III.

The Board currently consists of eleven directors, divided into the following three classes:

•	Class I directors: Jonathan J. Coslet, Michael J. Evanisko, Dennis B. Gillings, CBE and Ronald A. Rittenmeyer, whose current terms will expire at the Annual Meeting;

•	Class II directors: Ari Bousbib, John M. Leonard, M.D. and Todd B. Sisitsky, whose current terms will expire at the 2018 annual meeting of stockholders; and

•	Class III directors: John P. Connaughton, John G. Danhakl, James A. Fasano and Jack M. Greenberg, whose current terms will expire at the 2019 annual meeting of stockholders.

This year, Class I directors will stand for re-election. Consistent with the requirements of the Shareholders Agreement described below under Corporate Governance Highlights—Board Composition and Director Independence and Certain Relationships and Related Person Transactions—Shareholders Agreement, our amended and restated certificate of incorporation and our amended and restated bylaws, upon the recommendation of the Nominating and Governance Committee, the Board has nominated each of our current Class I directors for re-election as Class I directors at the Annual Meeting. If re-elected at the Annual Meeting, each Class I director nominee will hold office until our 2020 annual meeting. All directors, subject to such director’s earlier death, resignation, retirement, disqualification or removal from office, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor is duly elected and qualified.

The Board believes that each of the nominees has a record of integrity, a strong professional reputation and a record of entrepreneurial or managerial achievement. The specific experience, qualifications, attributes and skills of each nominee that led the Board to conclude that the individual should serve as a director are described in each nominee’s biography below.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the four nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, and the Board does not, in that event, choose to reduce the size of the Board, such shares will be voted for the election of such substitute nominee as the Board may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes cast at the Annual Meeting.

THE BOARD RECOMMENDS A VOTE “FOR”

THE ELECTION OF EACH NAMED NOMINEE.

The following table sets forth, for the Class I nominees and our other current directors who will continue in office after the Annual Meeting, certain information about them, including their ages, as of the date of this Proxy Statement:

Name	Age	Position Held with the Company	Director Since
Class I Directors whose terms expire at the Annual Meeting
Jonathan J. Coslet	52	Director	2003
Michael J. Evanisko(3)	67	Director	2010
Dennis B. Gillings, CBE	72	Lead Director	1982
Ronald A. Rittenmeyer(1)(3)	68	Director	2016

Class II Directors whose terms expire at the 2018 Annual Meeting of Stockholders
Ari Bousbib	55	Chairman of the Board, Chief Executive Officer and President	2016
John M. Leonard, M.D. (2)(3)	59	Director	2015
Todd B. Sisitsky(1)(2)	45	Director	2016

Class III Directors whose terms expire at the 2019 Annual Meeting of Stockholders
John P. Connaughton(1)	54	Director	2008
John G. Danhakl(2)	60	Director	2016
James A. Fasano(3)	46	Director	2016
Jack M. Greenberg(1)(2)	74	Director	2004

(1)	Member of the LDCC of the Board.
(2)	Member of the Nominating and Governance Committee of the Board.
(3)	Member of the Audit Committee of the Board.

Set forth below is biographical information for the nominees and each person whose term of office as a director will continue after the Annual Meeting. The following includes certain information regarding our directors’ individual experience, qualifications, attributes and skills that led the Board to conclude that they should serve as directors.

Class I Nominees for Election to a Three-Year Term Expiring at the 2020 Annual Meeting of Stockholders

JONATHAN J. COSLET. Mr. Coslet has served as a director of the Company since 2003. Mr. Coslet is a Senior Partner TPG Capital. He is also a member of TPG’s Investment Committee and Management Committee. Prior to joining TPG in 1993, Mr. Coslet was in the Investment Banking department of Donaldson, Lufkin & Jenrette, specializing in leveraged acquisitions and high yield finance from 1991 to 1993. Mr. Coslet serves on the board of directors of IASIS Healthcare Corporation and Life Time Fitness. Mr. Coslet was formerly a director of PETCO Animal Supplies, Inc., Zimmer Biomet Holdings, Inc. (formerly Biomet, Inc.), Caesars Entertainment Corporation, and Neiman Marcus, Inc. Mr. Coslet also serves on the Harvard Business School Advisory Board for the West Coast. Mr. Coslet received his Master of Business Administration from Harvard Business School in 1991, where he was a Baker Scholar and a Loeb Fellow, and his Bachelor of Science in Economics (Finance) from the University of Pennsylvania Wharton School, where he was Valedictorian, summa cum laude, a Gordon Fellow and a Steur Fellow. Because of his extensive experience as a TPG Senior Partner and over 25 years’ business experience, including experience in the pharmaceutical, private equity and investment banking industries, we believe Mr. Coslet is well qualified to serve on the Board. Mr. Coslet has been designated for nomination to the Board by TPG pursuant to the Shareholders Agreement described below.

MICHAEL J. EVANISKO. Mr. Evanisko has served as a director of the Company since May 2010. Mr. Evanisko is currently Chairman of PARx Solutions, Inc., a provider of processing services for physician practices, where he has served as a director and Chairman since June 2012. From September 2010 to December 2012, Mr. Evanisko served on the board of BackChannel Media, Inc. From July 2008 to May 2011, he served as a consultant to Clarion Healthcare Consulting, LLC, a strategic and organizational consulting firm to pharmaceutical, biotechnology and medical device and diagnostics businesses. From June 2002 to February 2008, Mr. Evanisko served as Executive Chairman of Adheris, Inc., a provider of educational and informational services to patients taking prescription medications. From January 2008 to June 2008, he also served as a consultant to M|C Communications, LLC. He received his Bachelor’s degree in Labor Studies from Pennsylvania State University, his Master of Public Administration from Pennsylvania State University, his Master of Arts in Administrative Sciences from Yale University and his Master of Philosophy from Yale University. Mr. Evanisko serves as a member of the Audit Committee. Because of his leadership experience, over 30 years’ experience in management consulting and entrepreneurial ventures in healthcare and his service on our Board since 2010, we believe Mr. Evanisko is well qualified to serve on the Board. Mr. Evanisko was initially elected to the Board by the parties to the Shareholders Agreement described below.

DENNIS B. GILLINGS, CBE, Ph.D. Dr. Gillings has served as a director of the Company since he founded it in 1982 and as Lead Directors since October 2016. He also served as Quintiles’ Executive Chairman from December 2012 to December

2015 and as Chief Executive Officer of Quintiles from 1982 to December 2012. Since 2016 Dr. Gillings has served as Chief Executive Officer of PharmaBio Development, a biotechnology investment fund. Dr. Gillings taught for more than 15 years as a professor at the University of North Carolina at Chapel Hill. Dr. Gillings has served on several other boards and councils, including the International Advisory Council to Singapore, the International Advisory Board for the Scottish Enterprise, and the Advisory Board of the Schaeffer Health Policy Institute at the University of Southern California. He served as the founding Chairman of the Association of Clinical Research Organizations. He also served as a director of Icagen, Inc. from 1997 until June 2011. He was awarded the Commander in The Most Excellent Order of the British Empire in 2004. Dr. Gillings served as Pro Chancellor of the University of Southampton from 2006 to 2011. In 2012, he received the SCRIP Lifetime Achievement Award in recognition of contributions to the pharmaceutical industry. Dr. Gillings received a diploma in Mathematical Statistics from Cambridge University in 1967 and a Ph.D. in Mathematics from the University of Exeter, England, in 1972. During 1996 to 1997, Dr. Gillings received honorary Professorships of Medicine from Beijing University, Peking Union Medical College, Shanghai University and Xian University. Dr. Gillings has also received Honorary Doctorate degrees from the University of Exeter, the University of North Carolina at Chapel Hill, and the University of Southampton, Kings College, London and University College, London. He also became an Honorary Fellow at Queen Mary, University of London and the Academy of Medical Science, London. Because of his unique perspective of over 30 years of industry experience and leadership of our Company since its founding, which provides valuable insight to and a vital link between management and our Board, we believe Dr. Gillings is well qualified to serve as Lead Director of the Board. Dr. Gillings has been designated for nomination to the Board pursuant to the Shareholders Agreement, as described below.

RONALD A. RITTENMEYER. Mr. Rittenmeyer has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Rittenmeyer served as a Director of IMS Health from April 2010 to October 2016. He is the past Chairman, President and CEO of Expert Global Solutions, Inc., a business process outsourcing company, from 2011 to June 2014. He is the current Chairman and CEO of Millenium Health, a leading private health solutions company. Previously, Mr. Rittenmeyer served as Chairman, CEO and President of Electronic Data Systems Corporation from 2005 until 2008. Prior to that, he served as Chief Operating Officer of Electronic Data Systems Corporation from October 2005 until September 2007 (including service as Co-Chief Operating Officer until May 2006) and as Executive Vice President, Global Service Delivery from July 2005 until December 2006. Mr. Rittenmeyer also serves on the boards of directors of American International Group, Inc. and Tenet Health Care Corporation. He previously served as a director of EDS and RH Donnelley (presently Dex One Corporation). Mr. Rittenmeyer holds a B.A. in Commerce and Economics from Wilkes University and his M.B.A. from Rockhurst University. Mr. Rittenmeyer chairs the LDCC and serves as a member of the Audit Committee. Because of his leadership experience, over 30 years of business experience and extensive experience serving on public company boards, we believe Mr. Rittenmeyer is well qualified to serve on the Board. Mr. Rittenmeyer was initially elected to the Board by the parties to the Shareholders Agreement described below.

Class II Directors Continuing in Office until the 2018 Annual Meeting of Stockholders

ARI BOUSBIB. Mr. Bousbib is chairman and chief executive officer of the Company. He assumed this position in October 2016 following the Merger of Quintiles and IMS Health. From 2010 until the Merger, Mr. Bousbib served as chairman and CEO of IMS Health. In 2014, he led the successful IPO of the company. Prior to joining IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), an aerospace, defense and building industries company. From 2008 until 2010, he served as President of UTC’s Commercial Companies, including Otis Elevator Company, Carrier Corporation, UTC Fire & Security and UTC Power Inc. From 2002 until 2008, Mr. Bousbib was President of Otis, and from 2000 to 2002 he served as its Chief Operating Officer. Previously, Mr. Bousbib was a partner at Booz Allen Hamilton. Mr. Bousbib currently serves on the board of directors of The Home Depot, Inc. and is a member of the Harvard Medical School Health Care Policy Advisory Council. He previously served on the board of directors of Best Buy, Inc. and was appointed by the President of the United States to serve on the President’s Commission on White House Fellowships. Mr. Bousbib holds a Master of Science Degree in Mathematics and Mechanical Engineering from the Ecole Superieure des Travaux Publics, Paris, and an M.B.A. from Columbia University. Because of Mr. Bousbib’s extensive leadership experience and service as our Chief Executive Officer, we believe Mr. Bousbib is well qualified to serve on the Board. Mr. Bousbib was elected to the Board pursuant to the Shareholders Agreement described below.

JOHN M. LEONARD, M.D. Dr. Leonard has served as a director of the Company since February 2015. Since July 2014, Dr. Leonard serves as Executive Vice President, R&D, at Intellia Therapeutics, Inc., a biotechnology company involved in gene-based therapy. Dr. Leonard previously served as the Chief Scientific Officer and Senior Vice President of Research and Development at AbbVie Inc., a global pharmaceutical company, from its spin-out from Abbott Laboratories in January 2013 until retiring from those positions at the end of 2013. Prior to the formation of AbbVie, Dr. Leonard served as Senior Vice President of Global Pharmaceutical Research and Development at Abbott from 2008 to 2012. He has over 30 years of combined experience in medicine, research and management, including serving in various roles at Abbott beginning in 1992. Dr. Leonard also serves as a director of Chimerix, Inc. and Intellia Therapeutics, Inc. Dr. Leonard earned a Bachelor’s Degree in

Biochemistry from the University of Wisconsin at Madison and a Doctorate in Medicine from Johns Hopkins University in Baltimore, MD. Dr. Leonard completed an Internship and Residency in Internal Medicine at Stanford University Hospital followed by a Postdoctoral Fellowship in Molecular Virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health. Dr. Leonard serves as a member of the Audit Committee and as a member of the Nominating and Governance Committee. Because of his leadership experience, including his over 30 years’ experience in medicine, research and management and serving in various roles at Abbott beginning in 1992, we believe Dr. Leonard is well qualified to serve on the Board. Dr. Leonard was elected to the Board by the parties to the Shareholders Agreement described below.

TODD B. SISITSKY. Mr. Sisitsky has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Sisitsky served as a director of IMS Health since February 2010. Mr. Sisitsky is a Partner of TPG, where he serves as Managing Partner of TPG Capital business in the U.S. and E.U. and co-leads the firm’s investment activities in the healthcare services and pharmaceutical/medical device sectors. Mr. Sisitsky serves on the boards of directors of Adare Pharmaceuticals, Endo International PLC, IASIS Healthcare Corporation, Immucor Inc. and Surgical Care Affiliates, Inc. He previously served on the boards of directors of Par Pharmaceuticals Companies, Inc. and Zimmer Biomet Holdings, Inc. (formerly Biomet, Inc.). He also serves on the board of the Campaign for Tobacco Free Kids, a global not-for-profit organization, and the Dartmouth Medical School Board of Overseers. Prior to joining TPG in 2003, Mr. Sisitsky worked at Forstmann Little & Company and Oak Hill Capital Partners. Mr. Sisitsky earned an M.B.A. from the Stanford Graduate School of Business, where he was an Arjay Miller Scholar, and earned his undergraduate degree from Dartmouth College, where he graduated summa cum laude. Mr. Sisitsky serves as a member of the LDCC and as a member of the Nominating and Governance Committee. Because of his extensive experience in leadership, business and healthcare, we believe Mr. Sisitsky is well qualified to serve on the Board. Mr. Sisitsky was designated for election to the Board by TPG pursuant to the Shareholders Agreement described below.

Class III Directors Continuing in Office until the 2019 Annual Meeting of Stockholders

JOHN P. CONNAUGHTON. Mr. Connaughton has served as a director since January 2008. Mr. Connaughton is a Co-Managing Partner and Managing Director of Bain Capital, which he joined in 1989. Prior to joining Bain Capital, Mr. Connaughton was a consultant at Bain & Company, Inc., where he worked in the healthcare, consumer products and business services industries. Mr. Connaughton also serves as a director of iHeartMedia, Inc., Beacon Health Options, Grupo Notre Dame Intermedica, and The Boston Celtics. Mr. Connaughton was formerly a director of SunGard Data Systems Inc., Warner Music Group Corp., Warner Chilcott plc, HCA Holdings, Inc., CRC Health Corporation, BIO Products Laboratory, and Air Medical Group Holdings, Inc. He also volunteers for a variety of charitable organizations, serving as a member of The Berklee College of Music Board of Trustees and the University of Virginia McIntire Foundation Board of Trustees. Mr. Connaughton received a Bachelor of Science in Commerce from the University of Virginia and an M.B.A. from Harvard Business School, where he was a Baker Scholar. Mr. Connaughton serves as a member of the LDCC. Because of his extensive experience as a Managing Director of Bain Capital, service on other public company boards and over 15 years’ experience in the private equity industry, as well as extensive experience in the healthcare industry, we believe Mr. Connaughton is well qualified to serve on the Board. Mr. Connaughton was designated for election to the Board by Bain Capital pursuant to the Shareholders Agreement described below.

JOHN G. DANHAKL. Mr. Danhakl has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Danhakl served as a director of IMS Health from February 2010 until October 2016. He is Managing Partner at LGP, which he joined in 1995. Previously, Mr. Danhakl was a Managing Director of Donaldson, Lufkin & Jenrette Securities Corporation, which he joined in 1990. From 1985 until 1990, Mr. Danhakl was Vice President in corporate finance at Drexel Burnham Lambert, Inc. Mr. Danhakl currently serves on the boards of directors of Advantage Solutions, Inc., CCC Information Services, Inc., Genani Corporation, J. Crew Group, Inc., Life Time Fitness, Inc., Mister Car Wash Holdings, Inc., MultiPlan, Inc., Packers Sanitation Services, Inc. and Savers, Inc. He previously served on the boards of directors of Air Lease Corporation, Animal Health, Inc., Arden Group, Inc., AsianMedia Group, LLC, Big 5 Sporting Goods Corporation, Communications & Power Industries, Inc., Diamond Triumph Auto Glass, Inc., Hits, Inc., Leslie’s Poolmart, Inc., Liberty Group Publishing, Inc., SunEdison Inc. (formerly known as MEMC Electronic Materials, Inc.), Petco Animal Supplies, Inc., Phoenix Scientific, Inc., Rite Aid Corporation, Sagittarius Brands, The Neiman Marcus Group, Tire Rack, Inc. and VCA Antech, Inc. Mr. Danhakl holds a B.A. in Economics from the University of California at Berkeley, and an M.B.A. from Harvard Business School. Mr. Danhakl serves as a member of the Nominating and Governance Committee. Because of his extensive experience serving as a public company director and his knowledge of corporation finance, we believe Mr. Danhakl is well qualified to serve on the Board. Mr. Danhakl was designated for election to the Board by LGP pursuant to the Shareholders Agreement described below.

JAMES A. FASANO. Mr. Fasano has served as a director of the Company since October 2016. Prior to his role at the Company, Mr. Fasano served as a director of IMS Health from January 2015 until October 2016. He is Managing Director responsible for leading CPP Investment Board’s Funds, Secondaries & Co-investments group and previously led CPPIB’s Principal Investing group. Prior to joining CPPIB in 2004, Mr. Fasano worked in the Investment Banking group at Merrill Lynch & Co., focusing on companies in the media and telecommunications sectors. Previously, he was a member of the Mergers & Acquisitions group at RBC Capital Markets and was a Commissioned Officer in the Canadian Armed Forces. Mr. Fasano serves on the board of directors of NEWAsurion, and formerly was a director of Cequel Communications, AWAS Aviation Capital, LHP Hospital Group and Kinetic Concepts. He holds a Bachelor of Engineering degree from the Royal Military College of Canada and an M.B.A. from the University of Chicago Graduate School of Business. Mr. Fasano chairs the Audit Committee. Because of Mr. Fasano’s experience in finance and leadership roles, we believe he is well qualified to serve on the Board. Mr. Fasano was designated for election to the Board by CPPIB pursuant to the Shareholders Agreement described below.

JACK M. GREENBERG. Mr. Greenberg has served as a director of the Company since January 2004 and as chairman of the board of directors from January 2016 until October 2016. He has served as Chairman of The Western Union Company since 2006 and InnerWorkings, Inc. since 2010. He formerly served as Chairman and Chief Executive Officer of McDonald’s Corporation from May 1999 and August 1998, respectively, until his retirement in December 2002. Before becoming its Chief Executive Officer, Mr. Greenberg held various senior positions at McDonald’s, including Vice-Chairman, President and Chairman and Chief Executive Officer of McDonald’s USA, a division of McDonald’s Corporation. Mr. Greenberg served as a director of The Allstate Corporation, Hasbro, Inc. and Manpower Inc. He is a member of the American Institute of Certified Public Accountants, the Illinois CPA Society and the Chicago Bar Association. Mr. Greenberg is also a member of the board of trustees of DePaul University (having previously served as its Chairman), The Field Museum and the Institute of International Education. Mr. Greenberg retired as the Chairman of the board of directors of the Metropolitan Pier & Exposition Authority in September 2016. He formerly served on the executive committee of The Chicago Community Trust. Mr. Greenberg holds a business degree from DePaul University’s School of Commerce and a Juris Doctor from DePaul University’s School of Law. Mr. Greenberg chairs the Nominating and Governance Committee and serves as a member of the LDCC. Because of his previous service as the chairman, chief executive officer and chief financial officer of a global company, McDonald’s Corporation, qualifications as a certified public accountant and current or former service on a number of other public company boards, including as our chairman, we believe Mr. Greenberg is well qualified to serve on the Board. Mr. Greenberg was elected to the Board by the parties to the Shareholders Agreement described below.

THE COMPANY’S CORPORATE GOVERNANCE

Corporate Governance Highlights

We believe that a strong corporate governance framework is essential to our long-term success. We are committed to adopting and following strong corporate governance practices because such practices promote an environment of accountability for the Board and our senior management and otherwise promote the long-term interests of our stockholders. Below is a summary of some of the highlights of our corporate governance framework, which are discussed in more detail in this Proxy Statement.

✓	Accountability. Each share of our common stock outstanding on the record date is entitled to one vote per matter presented to stockholders	✓	Annual Named Executive Officer Performance Evaluation by the LDCC of the Board
✓	Securities Trading Policy, including Anti-Hedging and Anti-Pledging terms with certain limited exceptions	✓	Director Resignation Policy whereby directors are required to resign if they receive a number of withhold votes that is greater than 50% of all votes cast
✓	Regular Board and Committee Executive Sessions of Non-Management Directors	✓	Limitation on Management Directors. Our Chairman, CEO and President is the only member of management to serve as a director
✓	“Pay for Performance” Philosophy Drives Executive Compensation	✓	Audit Committee Approval Required for Related Party Transactions
✓	Clawback Policy to Recoup Executive Compensation	✓	Share Ownership Guidelines for Both Directors and Executives
✓	Risk Oversight by the Board and Committees	✓	No “Poison Pill” (Stockholder Rights Plan)
✓	Multi-year Vesting Requirements for Performance Share Awards	✓	No excise tax gross-ups on severance or change in control payments or benefits
✓	Annual Board and Committee Self Evaluations	✓	Established Whistleblower Policy

Board of Directors

The Board is responsible for supervision of the overall affairs of the Company. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them and by participating in regular, as well as special, meetings of the Board and its committees. In addition, to promote open discussion among our non-management and independent directors, those directors meet in regularly scheduled executive sessions without the participation of our Chief Executive Officer.

Chairman and Chief Executive Officer

Mr. Bousbib became Chairman and Chief Executive Officer in connection with the Merger. Since October 3, 2016, the effective date of the Merger, our Chief Executive Officer also serves as Chairman of the Board. We believe that the current board leadership structure is appropriate and in the best interests of our stockholders because Mr. Bousbib has a unique depth of knowledge about IMS Health and Quintiles and the opportunities and challenges we face. The current board leadership structure provides for effective leadership because, among other things, it recognizes the value of one person both speaking for and leading the Company and the Board. The Board recognizes that there may be circumstances in the future that would lead it to separate these offices, but does not believe there is any reason to do so at this time. The Board believes that this issue is primarily a matter of the succession planning process and that it is in the best interest of the Company for the Board to make this determination when it elects a new Chief Executive Officer or under such other circumstances that it believes are best for the Company at a given point in time.

Lead Director

The Board has appointed a director to serve in a lead capacity (the “Lead Director”). The Lead Director’s responsibilities include liaising between non-management directors and management; presiding at executive sessions of non-management directors, and at Board meetings when the Chairman is not present; consulting with the Chairman regarding agendas, schedules and information sent to the Board for Board meetings; consulting with the Chairman on other matters pertinent to the Company and the Board; consulting with major stockholders upon their request; and performing such other responsibilities as the Board may determine from time to time, as outlined in our Corporate Governance Guidelines, which can be found in the “Investor Relations” section of our website under Corporate Governance at http://ir.quintilesims.com. Since October 3, 2016, the effective date of the Merger, our Lead Director is Dr. Dennis B. Gillings.

Board Committees

To assist in carrying out its duties, the Board has delegated authority to three committees: the Audit Committee, the LDCC and the Nominating and Governance Committee. The Board held 17 meetings during fiscal 2016, four of which were after the Merger. All of our current directors attended at least 75% of the total number of meetings of the Board and Board committees on which they served during their respective periods of service in 2016, except for Mr. Coslet. Mr. Coslet recused himself from 7 Board meetings relating to the Merger because of a potential conflict of interest considering he was Chief Investment Officer of TPG Global, LLC, he was a Quintiles director and TPG had a significant ownership position in IMS Health and a position in Quintiles. In addition, Mr. Coslet considered the fact that other TPG officers served on the board of directors of IMS Health. Mr. Coslet attended 9 Board meetings, or 90%, of the total number of meetings of the Board on which he served in 2016 excluding those meetings at which he recused himself.

Our directors are invited to and strongly encouraged to attend the Company’s annual meetings of stockholders but they are not required to do so. All of the Quintiles directors, except for Dr. Leonard, attended the Quintiles annual meeting in 2016.

Board Leadership Structure

We believe that our governance structure provides effective oversight of the board of directors because:

•	the Board has established and follows robust Corporate Governance Guidelines;

•	we have a strong Lead Director;

•	each member of the Board, other than Mr. Bousbib and Dr. Gillings, is independent as defined by the listing standards of The New York Stock Exchange;

•	each standing committee of the Board is composed solely of independent directors; and

•	our independent directors and Dr. Gillings meet regularly in executive session.

Documents Establishing our Corporate Governance

The Board has a long-standing commitment to sound and effective corporate governance practices. The following key documents are the foundation of corporate governance at the Company:

•	Corporate Governance Guidelines;

•	Code of Conduct;

•	Certificate of Incorporation and Bylaws for the Company; and

•	Charters for the three Board committees:

•	Audit Committee;

•	LDCC; and

•	Nominating and Governance Committee.

These documents and other important information on our corporate governance are posted in the “Corporate Governance” section of the “Investor Relations” section of our website under “Governance Document” and “Committee Charters,” respectively, and may be viewed at http://ir.quintilesims.com. We will also provide printed copies of these documents free of charge to any stockholder who sends Investor Relations a request at: Quintiles IMS Holdings, Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

Board Composition and Director Independence

The Board oversees the management of our business by the Chief Executive Officer and senior management. Our amended and restated certificate of incorporation provides that the Board shall consist of at least five directors but not more than 17 directors and that the number of directors may be fixed from time to time by resolution of the Board.

The Board is divided into three classes. Upon the expiration of the initial term of office for each class of directors, each director in such class shall be elected for a term of three years and serve until a successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. Subject to the rights of the parties to the Shareholders Agreement described below, any additional directorships resulting from an increase in the number of directors or a vacancy may be filled by the directors then in office.

In connection with the Merger, the Company entered into a shareholders agreement (the “Shareholders Agreement”) with certain of the largest post-Merger shareholders, including TPG, Bain Capital, CPPIB, the DG Shareholders and LGP. The parties to the Shareholders Agreement, other than the DG Shareholders, have agreed to vote for individuals designated to our Board upon completion of the Merger as follows:

•	Ari Bousbib (as Chief Executive Officer);

•	one individual designated by TPG (until the time at which TPG beneficially owns, as a group, less than 5% of our outstanding common stock);

•	another individual designated by the TPG Shareholders (as defined in the Shareholders Agreement) (until the earlier of (i) the seven year anniversary of completion of the Merger and (ii) time at which the TPG Shareholders beneficially own, as a group, more than 5% but less than 12% of our outstanding common stock);

•	one individual designated by each of the Bain Capital, the LGP and the CPPIB (each until the earlier of the day after the Company’s 2018 annual meeting of stockholders or the time at which such shareholder group beneficially owns less than 2.5% of our outstanding common stock);

•	four individuals who are non-shareholder, independent directors; and

•	until the Company’s 2018 annual meeting of stockholders, the vacancy resulting from Thomas H. Pike’s resignation may be filled by remaining Quintiles Nominees (as defined in the Shareholders Agreement).

Each of the designees of Bain Capital and CPPIB Shareholders, as well as one of the designees of TPG, must satisfy the applicable independence standards of the SEC and the NYSE. The Shareholders Agreement provides for the means of filling vacancies created by the departure of designees and requiring designees to offer to tender their resignation in certain circumstances.

The Shareholders Agreement provides that the Company shall use its best efforts to cause Dennis B. Gillings, CBE to be elected a director of the Company so that he may serve as a director until the day after the 2021 annual meeting of shareholders of the Company and to be elected as the Lead Director through the 2018 annual meeting of shareholders of the Company (provided that the DG Shareholders, as a group, continue to beneficially own at least 2.5% of our outstanding common stock), including using its best efforts to support his nomination for the slate of nominees for a three-year term at the 2017 and 2020 annual meetings of shareholders of the Company.

The Board is currently composed of eleven directors: Mr. Bousbib, who serves as a director because he is our Chief Executive Officer; Mr. Connaughton, who was designated for nomination as a director by Bain Capital; Messrs. Coslet and Sisitsky, who were designated for nomination as directors by TPG; Mr. Danhakl, who was designated for nomination as a director by LGP; Mr. Fasano, who was designated for nomination as a director by CPPIB; Dr. Gillings, who was designated for nomination as a director by the DG Shareholders; and Messrs. Evanisko, Greenberg and Rittenmeyer and Dr. Leonard, who were designated by the boards of IMS Health and Quintiles pursuant to the Merger Agreement.

The Board conducted an assessment of the independence of each director and determined that the following Company directors are currently independent:

John P. Connaughton	Jack M. Greenberg

Jonathan J. Coslet	John M. Leonard, M.D.

John G. Danhakl	Ronald A. Rittenmeyer

Michael J. Evanisko	Todd B. Sisitsky

James A. Fasano

In accordance with our Corporate Governance Guidelines and the corporate governance standards of the NYSE, this determination of independence means that the Board finds that the director has no material relationship with the Company, directly or indirectly, that would interfere with his exercise of independent judgment as a director of the Company. With respect to directors who are members of the Audit Committee and the LDCC, the Board has determined that each director meets an even higher standard as required by SEC and NYSE rules.

The Board has also determined that Mr. Fasano is an “Audit Committee Financial Expert” as such term also is defined in SEC rules and that each member of the Audit Committee is financially literate.

Committees of the Board

The Board has three standing committees:

•	Audit Committee;

•	LDCC; and

•	Nominating and Governance Committee.

Pursuant to the Bylaws, until the Company’s second annual meeting of stockholders following the Merger (the “transition period”), (i) each committee of the Board will be composed of an equal number of Continuing IMS Health Directors (as defined in the Bylaws) and Continuing Quintiles Directors (as defined in the Bylaws); (ii) the Continuing IMS Health Directors will designate a Continuing IMS Health Director as the Chair of the LDCC; (iii) the Continuing Quintiles Directors will designate a Continuing Quintiles Director as Chair of the Nominating and Governance Committee; and (iv) the Continuing Quintiles Directors and the continuing IMS Health Directors will jointly designate the Chair of the Audit Committee.

AUDIT COMMITTEE

2016 Meetings:

The Audit Committee

held 8 meetings during

fiscal 2016, two of

which were after the

Merger.

Members:

James A. Fasano

(Chairman)

Michael J. Evanisko

John M. Leonard, M.D.

Ronald A. Rittenmeyer

Responsibilities:

•    Assisting the Board in fulfilling its oversight responsibilities relating to: (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, (iv) the performance of the Company’s internal audit function and the independent auditor, and (v) the performance of the Company’s compliance and ethics program;

•    Reviewing and discussing with management and the independent auditor the annual and quarterly financial statements prior to the filing of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•    Discussing earnings press releases and the financial information and earnings guidance provided to analyst and rating agencies;

•    Overseeing the relationship between the Company and our independent registered public accounting firm, including:

•    having direct responsibility for its appointment, compensation and retention;

•    reviewing the scope of its audit services;

•    approving its non-audit services; and

•    reviewing and evaluating its independence;

•    Reviewing with internal auditors and the independent auditor the overall scope and plans for audits, including authority and organizational reporting lines and adequacy of staffing and compensation, and monitor the progress and results of such plans during the year;

•    Reviewing with internal auditors and the independent auditor any audit problems or difficulties, including any restrictions on the scope of the independent auditor’s activities or on access to requested information and any significant disagreements with management, and management’s response to such problems or difficulties;

•    Overseeing management’s implementation and maintenance of effective systems of internal controls over financial reporting and disclosure controls, and reviewing and discussing with management, internal auditors and the independent auditor the Company’s system of internal control, its financial and critical accounting policies and practices, and policies relating to risk assessment and management;

•    Reviewing and approving all related party transactions and corporate opportunity transactions;

•    Providing the Report of the Audit Committee for inclusion in the annual proxy statement; and

•    Conducting an annual assessment of the Audit Committee’s performance.

LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE
2016 Meetings: The LDCC held 10 meetings during fiscal 2016, one of which was after the Merger. Members: Ronald A. Rittenmeyer (Chairman) John P. Connaughton Jack M. Greenberg Todd B. Sisitsky

Responsibilities:

•     Reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and the officers of the Company who report directly to our Chief Executive Officer and all officers who are “insiders” subject to Section 16 of the Exchange Act (“Senior Officers”);

•     Evaluating the performance of our Chief Executive Officer and other Senior Officers in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving, or recommending to the Board for approval, the compensation levels for our Chief Executive Officer and other Senior Officers;

•     Making recommendations to the Board about the compensation of our directors;

•     Administering our equity-based plans and management incentive compensation plans and making recommendations to the Board about amendments to such plans and the adoption of any new employee incentive compensation plans;

•     Recommending to the Board ownership guidelines for the Senior Officers, other executives and non-employee directors, and periodically assessing these guidelines and recommending revisions as appropriate;

•     Establishing the terms of compensatory arrangements and policies to protect our business, including restrictions that apply to current and former Senior Officers;

•     Reviewing and approving all Senior Officer employment contracts and other compensatory, severance and change in control arrangements for current and former Senior Officers, reviewing and establishing our overall management compensation and benefits philosophy and policy, and reviewing and approving our policies and procedures for the grant of equity-based awards;

•     Establishing and reviewing periodically policies and procedures with respect to perquisites;

•     Producing the Compensation Committee Report on Executive Compensation for inclusion in our annual proxy statement in accordance with SEC proxy and disclosure rules;

•     Reviewing our incentive compensation arrangements to determine whether they encourage excessive risk-taking, reviewing and discussing at least annually the relationship between risk management policies and practices and compensation, and evaluating compensation policies and practices that could mitigate any such risk; and

•     Reviewing the processes for managing executive succession and the results of those processes, including:

•     reporting and making recommendations to the Board regarding the adequacy of executive resource development;

•     recommending to the Board successors to our Chief Executive Officer and other senior executives and overseeing the development of executive succession plans;

•     monitoring the recruitment, development, promotion and assessment of candidates expected by our Chief Executive Officer to assume key executive positions, including the chief executive officer role, within the next five years as well as other high potential candidates; and

•     Conducting an annual assessment of the LDCC’s performance.

NOMINATING AND GOVERNANCE COMMITTEE

2016 Meetings:

The Nominating and

Governance Committee

held 4 meetings during

fiscal 2016, one of

which was after the

Merger.

Members:

Jack M. Greenberg

(Chairman)

John G. Danhakl

John M. Leonard, M.D.

Todd B. Sisitsky

Responsibilities:

•     Identifying individuals qualified to become members of the Board, consistent with criteria approved by the Board;

•     Establishing processes for identifying and evaluating Board candidates, including nominees recommended by stockholders;

•     Recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees;

•     Developing and recommending to the Board a set of corporate governance principles;

•     Articulating to each director what is expected, including reference to the corporate governance principles and directors’ duties and responsibilities;

•     Reviewing and recommending to the Board practices and policies with respect to directors;

•     Evaluating and making recommendations to the Board regarding shareholder proposals that relate to corporate governance;

•     Conducting an annual assessment of the Nominating and Governance Committee’s performance; and

•     Overseeing the evaluation of the Board.

The Nominating and Governance Committee will consider stockholders’ recommendations of nominees for membership on the Board. Stockholders may recommend candidates for membership on the Board to the Nominating and Governance Committee by submitting the names in writing to: James H. Erlinger III, Executive Vice President, General Counsel and Secretary, Quintiles IMS Holdings, Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

The Bylaws specify certain time limitations, notice requirements and other procedures applicable to the submission of nominations before an annual or special meeting. These procedures are described below under the caption “Stockholder Proposals for 2017 Annual Meeting of Stockholders.”

Board’s Role in Risk Oversight

Our Board actively oversees our enterprise risk management program to ensure that we maintain effective risk management. Our Board’s role in risk oversight is consistent with our overall leadership structure—management is responsible for assessing and managing our risk exposures, and our Board maintains an oversight role, executed through open communication with management and independent oversight of strategic risks. Our Board considers specific risk topics, including risks associated with our strategic plan, our capital structure and our business activities. Risks are identified by management and reviewed with the appropriate Board committee or the full Board for oversight.

While our Board has the ultimate oversight responsibility for the risk management process, our Board’s committees assist it in fulfilling its oversight responsibilities in certain areas of risk. In particular, our Audit Committee focuses on risks associated with our financial statements, internal accounting and financial controls, internal and external audits, cybersecurity, and compliance with legal and regulatory matters in connection therewith, including our guidelines and policies with respect to risk assessment and risk management and our major financial risk exposures. Our LDCC focuses on risks associated with our compensation policies and practices, including those for our executive officers. Our Governance Committee focuses on risks associated with our corporate governance policies and practices and our compliance and ethics program.

Each of these committees reports to our Board with respect to the risk categories it oversees. These ongoing discussions enable our Board to monitor our risk exposure and evaluate our risk mitigation efforts. In addition, our risk management function conducts regular interviews and surveys of key employees relating to enterprise risk management and reports the results and analysis of such interviews and surveys to our Board.

Code of Ethics

We have adopted a code of conduct that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions. A copy of this code of conduct is posted on our website at www.quintiles.com/investors. In the event the code of conduct is revised, or any waiver is granted under the code of conduct with respect to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions, notice of such revision or waiver will be posted on our website or disclosed on a current report on Form 8-K as required.

Succession Planning for Directors and Executive Officers

Vacancies on the Board may occur from time to time. During the transition period, the Shareholders Agreement provides for the means of filling vacancies created by the departure of designees and requiring designees to offer to tender their resignation from the Board. The Board may accept or reject such resignation in certain circumstances. If the Board accepts the director’s resignation, such resignation shall become effective as of the later of (1) the date on which the resignation is accepted by the Board, or (2) a date specified by the Board. Subject to the terms of the Bylaws and the Shareholders Agreement, as described above, the Nominating and Governance Committee is responsible for recommending to the Board the persons to be nominated for election as directors and to each of the Board’s committees. It is the Board’s policy that the composition of the Board at all times adhere to the standards of independence promulgated by the NYSE and as further clarified herein and reflect a range of talents, ages, skills, character, diversity and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership and corporate governance, our industry and the markets we serve sufficient to provide sound and prudent guidance with respect to our operations and interests. The Board seeks to maintain a diverse membership, but it does not have a separate policy on diversity. The process of determining to add a new Board member and identifying qualified candidates begins well in advance of anticipated vacancies. Under this ongoing process, the Chairman of the Nominating and Governance Committee and our Chief Executive Officer monitor and maintain an open dialogue, and also consult with the other members of the Board, regarding the size of the Board, future retirements and director attributes desired for any new directorships. Once a decision has been made to recruit a new director, the Nominating and Governance Committee may retain an executive recruitment organization to assist it in its search by providing a diverse and qualified slate of candidates.

In addition, the Board also plans for succession to the positions of Chairman of the Board and Chief Executive Officer as well as certain other senior management positions. To assist the Board, our Chief Executive Officer periodically provides the Board with an assessment of senior managers and of their potential to succeed him. He also provides the Board with an assessment of persons considered potential successors to certain other senior management positions. This assessment results from our leadership development and succession planning process, which involves three principal steps:

•	Regional and global business unit and corporate staff function assessments to identify key employees and employees with high potential for increased responsibilities;

•	Chief Executive Officer review, consolidating the regional and global business unit and corporate staff function reviews, focusing on senior executives’ development and succession; and

•	Board review and approval, focusing on Chief Executive Officer succession, key senior executives’ development and succession, the pool of high-potential executives and initiatives to improve retention and promote their development as company leaders.

We use online tools and processes, followed by face-to-face reviews, to implement our leadership development and succession planning process. Through this process, we identify a pool of high-potential employees who are selected for development. Our development program emphasizes skills training, education and career planning.

How to Contact the Board and its Committees

We have established a process by which stockholders and other interested parties can contact the Board, or a committee of the Board. To contact the Board or a Board committee, you can send an email to quintilesimsbod@quintilesims.com, or write to the following address:

Board of Directors

c/o Secretary

Quintiles IMS Holdings, Inc.

83 Wooster Heights Road

Danbury, Connecticut 06810

Communications will be distributed to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

DIRECTOR COMPENSATION

Non-Employee Director Compensation Program.

The Board has the authority to set the terms of our non-employee director compensation program, and may change those terms at any time.

2017 Non-employee director compensation. Effective January 1, 2017, the Board approved an increase in the retainer fees that we pay our directors who are not affiliated with the Sponsors. The non-employee director compensation program in effect as of January 1, 2017 is as follows:

Payment	Annual Compensation ($)
Cash retainer	100,000
Equity retainer fair value (payable in fully vested restricted stock units)	200,000
Committee Chair Fees:
Audit	30,000
Leadership Development and Compensation	25,000
Nominating and Governance	20,000
Committee Member (other than Chairs) Fees:
Audit	10,000
Leadership Development and Compensation	5,000
Nominating and Governance	5,000

Under the non-employee director compensation program in effect as of January 1, 2017, directors will no longer receive fees for attendance at meetings. Instead, an eligible director will receive an annual retainer for committee service as set forth in the table above. Committee membership retainers are not paid to the chairperson of a committee. These changes were made after a review by the LDCC’s external compensation consultant, Steven Hall & Partners, of the director compensation programs of companies in the new Company peer group (as described in the Compensation Discussion & Analysis section under “Review of Peer Companies in 2016”), taking into consideration that the Company has significantly increased its market capitalization as a result of the Merger, and to harmonize the director compensation programs of Quintiles and IMS Health.

2016 Non-employee director compensation. During 2016, prior to the Merger, Quintiles paid its pre-merger non-Sponsor, non-employee directors an annual cash retainer of $65,000, which was paid in equal quarterly installments. Prior to the Merger, Quintiles’ non-executive chairman of the board received an additional annual fee of $125,000, the chairman of the Audit Committee received an additional annual fee of $25,000 and each chairman of the other committees of the Quintiles Board of Directors received an additional annual fee of $20,000, each of which was paid quarterly. These directors also received $2,250 per meeting they attended in person or by teleconference. In April 2016, the Quintiles Board of Directors approved a meeting fee of $3,500 for each Merger-related meeting.

In accordance with the director compensation program applicable to the Quintiles non-Sponsor, non-employee directors, options and restricted stock units were granted to these directors with a grant date fair market value of approximately $200,000. The annual grant of options and restricted stock units provided for vesting in full on the earliest of the 30th day of the month immediately preceding the first anniversary of the date of grant, the date of a change in control of Quintiles or the termination of the director’s service due to death or disability, in each case, subject to the director’s continued service as a member of the Quintiles Board of Directors through the applicable vesting date. The non-executive chairman received an additional equity award with a grant date fair value of approximately $125,000, which vested over a one-year period. In connection with the consummation of the Merger on October 3, 2016, the Board of Directors of Quintiles and the Quintiles Compensation and Talent Development Committee as it was constituted at the time (the “Quintiles Compensation Committee”) approved the full vesting of all outstanding stock options and restricted stock units held by the Quintiles directors.

The following table shows information regarding the compensation earned by our non-employee directors during 2016, including compensation paid to Quintiles directors who ceased to be directors at the time of the Merger. The compensation received by Mr. Bousbib, as our Chief Executive Officer, during 2016 is included in the “Summary Compensation Table” below. Neither Mr. Bousbib nor Mr. Pike received any additional compensation for their service on the Board. Only our non-Sponsor, non-employee directors receive compensation for their service on the Board.

2016 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Jonathan J. Coslet	—	—	—	—
John P. Connaughton	—	—	—	—
John G. Danhakl	—	—	—	—
Michael J. Evanisko	220,500	50,003	94,278	364,781
James A. Fasano	—	—	—	—
Dr. Dennis B. Gillings, CBE(3)	—	—	—	—
Jack M. Greenberg	307,750	81,231	153,539	542,520
John M. Leonard, M.D.	136,250	50,003	94,278	280,531
Ronald A. Rittenmeyer(4)	34,750	—	—	34,750
Todd B. Sisitsky	—	—	—	—
Annie H. Lo(5)	108,250	50,003	94,278	252,531
Leonard D. Schaeffer(5)	144,250	50,003	94,278	288,531

(1)	In accordance with the Quintiles director compensation plan applicable to non-Sponsor, non-employee directors, restricted stock units were granted to each of Messrs. Evanisko, Greenberg and Schaeffer, Ms. Lo, and Dr. Leonard with a grant date of May 5, 2016 (775 restricted stock units to each, except Mr. Greenberg received 1,259 restricted stock units) for his service as the non-executive chairman prior to the Merger. These restricted stock units were granted with a one-year vesting schedule and were scheduled to vest on April 30, 2017. In connection with the consummation of the Merger on October 3, 2016, outstanding restricted stock units held by these directors vested in full. Amounts reflect the aggregate grant date fair value of the restricted stock units at May 5, 2016 ($64.52 per share) computed in accordance with Accounting Standards Codification Topic 718, or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2016 are included in Notes 1 and 19 to our consolidated audited financial statements for the year ended December 31, 2016 included in Part II of our annual report on Form 10-K.

(2)	In accordance with the Quintiles director compensation plan applicable to non-Sponsor, non-employee directors, options to purchase shares of Quintiles common stock were granted to each of Messrs. Evanisko, Greenberg, and Schaeffer, Ms. Lo, and Dr. Leonard (7,000 options to each, except Mr. Greenberg received 11,400 options) for his service as the non-executive chairman prior to the Merger. These options were granted on May 5, 2016, at an exercise price of $64.52 per share, and were scheduled to vest on April 30, 2017. In connection with the consummation of the Merger on October 3, 2016, unvested stock options held by these directors vested in full. Amounts reflect the aggregate grant date fair value for each stock option award granted during fiscal year 2016 as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2016 are included in Notes 1 and 19 to our consolidated audited financial statements for the year ended December 31, 2016 included in Part II of our annual report on Form 10-K. In addition to the amounts in the table, the incremental fair value associated with extending the post-termination exercise period of stock options held by Ms. Lo and Mr. Schaeffer until the end of their respective terms, computed in accordance with ASC Topic 718 (Ms. Lo ($122,099) and Mr. Schaeffer ($196,379). The aggregate number of shares that were subject to option awards outstanding as of December 31, 2016 for each of these directors is as follows: 92,600 for Mr. Evanisko, 89,892 for Mr. Greenberg, 20,200 for Dr. Leonard, 19,200 for Mr. Rittenmeyer, 13,700 for Ms. Lo, and 72,550 for Mr. Schaeffer.

(3)	Does not reflect certain post-termination non-compete payments arising out of Dr. Gillings’ employment agreement. For additional information, see “Certain Relationships and Related Person Transactions — Dr. Gillings Non-Compete Payments.”

(4)	For Mr. Rittenmeyer, these figures represent fees paid by the Company following his election to the Board in connection with the Merger (from October 3, 2016 through December 31, 2016).

(5)	Ms. Lo and Mr. Schaeffer stepped down as directors of Quintiles on October 3, 2016 in connection with the closing of the Merger.

Expense Reimbursements.

Throughout 2016, Quintiles also reimbursed the reasonable travel expenses and other out-of-pocket costs incurred in connection with attendance at meetings of the Quintiles Board of Directors by each of these directors, and the Company will continue to do so in 2017.

Director share ownership guidelines. Under the Company’s share ownership guidelines established by the LDCC effective November 29, 2016, each member of the Board who is not an employee and is not affiliated with the Sponsors is expected to hold shares of our common stock that have a value equal to five times their annual cash retainer for service as a director. While there is no set period in which this ownership level must be met, each non-Sponsor, non-employee director is required to retain ownership of at least 50% of the net shares received by him or her as a result of the exercise, vesting or settlement of long-term incentive awards, until the share ownership guideline is met. The LDCC is responsible for setting and periodically reviewing these guidelines. The LDCC oversees compliance with these guidelines, and reviews director holdings annually. Other than Dr. Leonard, who joined the Board in February 2015, each non-Sponsor, non-employee director has already satisfied their stock ownership requirement.

Non-Employee Director Deferral Plan. The LDCC adopted the Quintiles IMS Holdings, Inc. Non-Employee Director Deferral Plan (the “Director Deferral Plan”), effective January 1, 2017. The Director Deferral Plan was adopted to enable non-employee directors to elect to defer their cash retainers, if deferred, which retainers will be converted into deferred shares that are payable in Company common stock following termination of Board service.

COMPENSATION DISCUSSION AND ANALYSIS

This discussion and analysis of our compensation program for our named executive officers should be read in conjunction with the accompanying tables below and text disclosing the compensation awarded to, earned by or paid to our named executive officers.

Compensation of our named executive officers is determined under our compensation program for senior executives. This program is overseen by the LDCC. The LDCC, together with the Board with respect to certain matters, determines the compensation and benefits of the Company’s officers and directors and administers the Company’s compensation and equity-based plans.

Prior to the Merger, decisions about our executive compensation program were made by the Quintiles Compensation Committee and decisions about IMS Health’s executive compensation program were made by the IMS Health Leadership Development and Compensation Committee (the “IMS Health Compensation Committee”). As described further below, the LDCC shares a similar philosophy to the philosophies of the Quintiles Compensation Committee and the IMS Health Compensation Committee. After the effective date of the Merger, the LDCC determined that, going forward, it would review our overall compensation policies and IMS Health’s compensation policies and adopt the most effective practices and policies from both legacy companies. This Compensation Discussion and Analysis generally describes the actions taken and decisions made by the Quintiles Compensation Committee prior to the Merger and the LDCC following the Merger. To give context for some of the actions taken by the LDCC following the Merger and also for forms of compensation of legacy IMS Health executive officers, we also describe certain actions taken by the IMS Health Compensation Committee prior to the Merger.

At the Quintiles 2016 annual stockholders meeting, stockholders overwhelmingly approved the compensation paid to our named executive officers, with 98.2% of votes cast in favor of our executive compensation program. The Quintiles Compensation Committee believed that this demonstrated strong support for the design and administration of the Quintiles executive compensation program and as such, had not recommended or implemented any changes to the program directly as a result of that vote prior to the Merger. After the Merger, the LDCC reviewed both legacy compensation programs and made changes in order to harmonize the compensation programs of Quintiles and IMS Health, as described in this section. We have included a non-binding advisory “say on frequency” vote in this proxy statement. We are asking stockholders to vote on whether future say-on-pay votes of the nature reflected in Proposal No. 3 above should occur every one, two or three years. If you have no preference, you may abstain.

2016 Named Executive Officers

In this Compensation Discussion and Analysis, we focus on our executive officers listed in the “Summary Compensation Table” and the other compensation tables included in this Proxy Statement (our “named executive officers”). For 2016, the following individuals were our named executive officers:

Name	Age	Position
Ari Bousbib	55	Chairman, Chief Executive Officer, and President
Michael R. McDonnell	53	Executive Vice President and Chief Financial Officer
W. Richard Staub, III(1)	54	President, Research & Development Solutions
James H. Erlinger III	58	Executive Vice President, General Counsel and Secretary
Kevin C. Knightly	55	President, Information & Technology Solutions
Kevin K. Gordon(2)	54	Former Executive Vice President and Chief Operating Officer
Thomas H. Pike(3)	57	Former Chief Executive Officer prior to the Merger and Former Vice Chairman and President, Research & Development Solutions

(1)	Mr. Staub was the President of Novella Clinical, a subsidiary of the Company (“Novella”), until December 2, 2016, when he was promoted to the role President, Research & Development Solutions.
(2)	Mr. Gordon resigned and his employment with the Company ended on October 3, 2016.
(3)	Mr. Pike retired as an officer and Board member on November 29, 2016 and his employment with the Company ended on December 2, 2016.

2016 Company Performance Highlights

We experienced a transformative year in 2016, primarily due to the completion of the Merger on October 3, 2016. Our company had revenue of approximately $7,783 million on a combined company basis for 2016, a market capitalization of approximately $18.367 billion as of February 15, 2017, and has approximately 50,000 employees worldwide. We operate in over 100 countries. The Merger was an important step in positioning us as a leading integrated information and technology-enabled healthcare service provider worldwide.

We believe that by combining two industry leaders we can:

•	Create a leading integrated, global information and technology services company that enables us to take advantage of strategic and innovative opportunities to provide differentiated and diversified solutions to address life-science companies’ needs;

•	Achieve greater efficiencies in biopharmaceutical research and development, which will lead to improved commercial execution, bring new medicines to market faster, and drive better outcomes for patients;

•	Increase our ability to improve clinical trial design, recruitment and execution in the biopharmaceutical research and development market by leveraging IMS Health’s data management, analytics and information technology capabilities with our industry-leading scientific, domain and operational skills; and

•	Create a distinctive global Real-World Evidence solutions platform by combining a leading portfolio of anonymous patient records, technology-enabled data collection and observational research experts to address critical healthcare issues of cost, value and patient outcomes.

In connection with the Merger, we consolidated the Quintiles and IMS Health management teams by integrating talented executives from both companies into the combined management team, led by Mr. Bousbib, our Chairman, Chief Executive Officer and President (to whom we refer in this Compensation Discussion and Analysis and accompanying tables as our “Chief Executive Officer”).

The Merger closed on October 3, 2016 and we operated as a combined company for only three months during 2016. However, to give stockholders a sense of how the entire underlying merged business performed in 2016, we have provided full 2016 IMS Health and Quintiles financial and operating data below, as if the Merger closed on January 1, 2016.

We achieved strong overall financial performance in 2016. Highlights of the Company’s performance for 2016 and as compared to 2015 include:

•	Revenue of $7,783 million for the full year of 2016 on a combined company basis, and excluding the deferred revenue adjustment; increased 7.8 percent on a constant currency basis and 7.4 percent at actual foreign exchange rates;

•	Adjusted EBITDA of $1,956 million on a combined company basis; increased 9.1 percent on a constant currency basis and 12.6 percent at actual foreign exchange rates; and

•	Adjusted Diluted EPS of $1.09 for the fourth quarter.

We believe that the efforts of our named executive officers were critical to achieving these results and significant milestones.

Please note that the combined company data above was not prepared to comply with Regulation S-X of the SEC Rules and Regulations and is not necessarily indicative of how the Company would have performed had the Merger actually closed on January 1, 2016. Amounts expressed in constant currency terms in this Proxy Statement exclude the effect of changes in foreign currency exchange rates on the translation of foreign currency results into U.S. dollars. For additional information regarding foreign currency translation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our 2016 Annual Report. For additional information regarding “Adjusted EBITDA,” and “Adjusted Diluted EPS,” including a reconciliation of these financial measures to combined company net income, see Appendix A - Financial Reconciliations - attached hereto.

Compensation Philosophy

The Board’s compensation philosophy for the Company continues to be primarily focused on creating an alignment between executive compensation and business performance by rewarding our executive officers for the achievement of strategic goals that are intended to contribute to long-term stockholder value. We emphasize performance-based, variable compensation over fixed compensation.

Principal Objectives of our Executive Compensation Program

Generally. Our executive team is critical to the Company’s success and to building value for our stockholders. The goals of our executive compensation program are to:

•	Attract and retain experienced and well-qualified executives to serve in leadership positions and to lead our organization over the long term;

•	Motivate our executives to succeed by providing compensation that is directly linked to our short- and long-term performance;

•	Align the interests of our executive officers with those of our stockholders by delivering a substantial portion of the executive officer’s compensation through time- and performance-based equity awards with a longer-term value horizon and through the use of share ownership guidelines; and

•	Assure that our compensation program is designed and administered in a manner that appropriately manages risk to safeguard the interest of our shareholders, as well as our employees.

These goals informed our executive compensation program design in 2016. For 2017, we intend to promote the same goals while also harmonizing the executive compensation programs of Quintiles and IMS Health so that the new executive management team will participate in a single, consistent approach to compensation.

Compensation and governance practices.

Below we highlight certain of the Company’s current practices that we consider good governance features of our executive compensation program.

•	Annual executive compensation review. The LDCC conducts an extensive annual review of our executive compensation program to ensure that it continues to support our short- and long-term strategic objectives.

•	External compensation consultant. The LDCC has engaged its own independent, external compensation consultant to assist it with reviewing our executive compensation program and recommending changes to it.

•	Performance-based compensation. We use performance-based short- and long-term incentives in our executive compensation program. We use corporate metrics that are tied to important business goals, and different metrics are used for short-term and long-term incentives. We select challenging goals and differentiate payments to individual executives based on individual achievement. In connection with the Merger, given that maintaining the original performance conditions applicable to long-term incentive awards after the Merger was impracticable due to the consolidation of the legacy companies’ operations and business, each of the Quintiles Compensation Committee and the IMS Health Compensation Committee determined the extent to which these metrics were met as of the time of the Merger and the awards were converted into time-based awards that will vest at the same time as the original long-term incentive awards would have been eligible to vest. Under the Company long-term incentive program approved in November 2016, we have granted performance shares that have metrics tied to the Company’s performance as measured by growth in Adjusted Diluted EPS and relative total shareholder return.

•	No excise tax gross-ups. We do not provide for any excise tax gross-ups on severance or change in control payments or benefits.

•	No single trigger vesting. Our currently outstanding long-term incentive awards do not provide for automatic single trigger vesting if such outstanding long-term incentive awards will continue or an acquirer agrees to replace the awards.

•	No repricing. Our equity incentive plans prohibit the “repricing” of stock options and stock appreciation rights.

•	No dividends prior to vesting. Our long-term incentive awards do not provide for the payment of dividends or dividend equivalents on unearned or unvested awards.

•

Multi-year vesting requirements. Under the Company’s long-term incentive program approved in November 2016 for the 2017 fiscal year, performance share awards representing 50% of the overall award value will be eligible to vest at the end of a three-year performance period and stock-settled stock appreciation rights representing the remaining 50% of the overall award value will vest ratably over a three-year period. We believe that a combination of time- and performance-based long-term incentive awards will meet our needs of attracting and retaining top executives and rewarding them for strong performance. All of the outstanding Company long-term incentive awards held by our named executive officers provide for multi-year vesting requirements.

•	Clawback policy. We maintain a clawback policy that applies to incentive compensation.

•	Stock ownership guidelines. We have robust stock ownership guidelines, which require our named executive officers to hold between 3x and 6x base salary. Our stock ownership policy requires our executive officers to hold 50% of the net shares received by them as a result of the exercise, vesting or settlement of long-term incentive awards until they meet their required ownership levels.

•	Stock hedging and pledging policies. Our securities trading policy prohibits hedging transactions with respect to, and the pledging of, our securities by any of our directors, officers or other employees or their immediate family members, except where the individual receives prior written approval from the General Counsel of such hedging transaction or a pledge involving our shares.

Performance metrics. Prior to the Merger, our executive compensation program tied a substantial portion of each named executive officers’ compensation to the achievement of performance objectives over both the short- and long-term. We have adopted the same approach for 2017 compensation, which we believe demonstrates our “pay for performance” philosophy and our focus on creating longer-term value for our stockholders.

The performance metrics used by the Company (including IMS Health for our Chief Executive Officer and Mr. Knightly, Quintiles for Messrs. McDonnell, Erlinger, Staub, Pike and Gordon, and Novella, for Mr. Staub) for 2016, and the performance metrics we have approved for 2017, are set forth below.

	The Company’s 2017 Metrics	IMS Health’s 2016 Metrics	Quintiles’ 2016 Metrics	Novella’s 2016 Metrics
Annual cash incentive plan* *For 2016, Quintiles and IMS Health executives earned bonuses under the plans established by their respective legacy companies	➢ Revenue ➢ Adjusted EBITDA	➢ Revenue ➢ Adjusted EBITDA ➢ Unlevered Free Cash Flow as a percentage of Adjusted EBITDA (“Cash Flow Percentage”)	➢ Net Revenue ➢ Operating Surplus	➢ Novella Net New Business ➢ Novella Service Revenue ➢ Novella Profit

Performance Units/ Performance Shares	➢ Growth in Adjusted Diluted EPS ➢ Relative Total Shareholder Return (“TSR”)	➢ Growth in Adjusted Diluted EPS ➢ Relative TSR	➢ Total Adjusted EPS	Not applicable

Definitions and reasons for use in performance evaluations.

Term	Definition	Reason
“Revenue”	Company’s revenue from its Consolidated Statements of Comprehensive Income and Loss.	Selected because it is viewed as a key driver of stockholder value and earnings growth over time.

“Adjusted EBITDA”	Company’s Net income or loss from our Consolidated Statements of Comprehensive Income and Loss before interest income and expense, income taxes, depreciation and amortization, and as further adjusted to eliminate restructuring and related expense, other losses, net non-cash stock-based compensation charges, acquisition-related charges, sponsor monitoring/ termination fees, deferred revenue purchase accounting adjustments and merger costs and other payments or adjustments as determined by the LDCC.	Selected because it is viewed as an important measure of financial performance and the ability to service debt and reflects the near- and longer-term goal of increasing profitability.

Relative “Total Shareholder Return” or “TSR”	A measure of the Company’s shareholder value creation relative to a peer group over time. It combines share price appreciation and dividends paid to show the total return to the shareholder expressed as an annualized percentage.	Selected because investors generally prefer to invest in companies who will create superior value for shareholders.

“Unlevered Free Cash Flow” or “Cash Flow Percentage”	Net Cash Provided (Used) by Operating Activities less capital expenditures and additions to computer software, all from the Company’s Consolidated Statements of Cash Flows for the year ended December 31, 2016. This is further adjusted for items including, but not limited to, cash interest payments, cash tax payments net of refunds, acquisition-related charges, sponsor monitoring/termination fees, non-executive phantom stock compensation, secondary offering expenses, debt extinguishment make-whole payments, severance, transaction, foreign exchange (receipts) payments, and other payments or adjustments as determined by the LDCC.	Selected because it measures how well we manage cash, and using this measure can incentivize our executives to generate a higher level of cash relative to Adjusted EBITDA.

“Net Revenue”	Quintiles service revenues as reported in our 2016 consolidated statement of income less the impact of revenue from acquisitions and net of foreign currency fluctuations.	Selected because the Quintiles Compensation Committee believed it was a key driver of stockholder value and earnings growth over time.

“Operating Surplus”	Quintiles income from operations as reported in our 2016 consolidated statement of income, excluding restructuring costs, share-based compensation, cash bonus expenses and income associated with acquisitions.	Selected because the Quintiles Compensation Committee believed it was an important measure of Quintiles’ financial performance and Quintiles’ ability to service its debt and reflected its near- and longer-term goal of increasing profitability.

“Total Adjusted EPS” / “Adjusted Diluted EPS”	Diluted adjusted earnings per share as reported, excluding, to the extent applicable, (i) restructuring costs, (ii) loss on extinguishment of debt, (iii) changes to the estimated value of contingent consideration and (iv) any extraordinary nonrecurring items.	Selected because the Quintiles / IMS Compensation Committees believed it was an important measure of Quintiles’ / IMS’s near- and longer-term goal of increasing profitability.

“Novella Net New Business”	Novella net new business is the value of services awarded during the period from projects under signed contracts, and letters of intent and, in some cases, pre-contract commitments, which are supported by written communications and adjusted for contracts that were modified or canceled during the period.	Selected because it is viewed as a key driver of stockholder value and earnings growth over time.

“Novella Service Revenue”	Novella service revenues as reported in our 2016 consolidated statement of income less the impact of revenue from acquisitions and net of foreign currency fluctuations.	Selected because it is viewed as a key driver of stockholder value and earnings growth over time.

“Novella Profit”	Novella net income as reported and consolidated into Quintiles’ financial statements.	Selected because it is viewed as closely correlated with long-term returns to stockholders.

Decision-Making Responsibility

Roles of the LDCC, the Board and management in compensation decisions. The Company’s executive compensation program is developed and overseen by the LDCC. The Board is responsible for approving, after receiving the recommendation of the LDCC, the compensation of our Chief Executive Officer. The LDCC consults with and takes into account the views and recommendations of our Chief Executive Officer (and considered the recommendation of our former chief executive officer, Mr. Pike, prior to the Merger) in making decisions regarding our executive compensation program. Our Chief Executive Officer makes (and Mr. Pike made, prior to the Merger) recommendations about annual base salary increases, annual cash incentive targets and payments and long-term incentive grants for our named executive officers (other than for himself). The LDCC, however, is responsible for approving (or recommending for approval, in the case of our Chief Executive Officer) the compensation of our named executive officers.

Use of compensation consultants. The LDCC retains a compensation consulting firm to provide it with objective analysis, advice and information, including competitive market data and compensation recommendations related to our Chief Executive Officer and our other senior executives. Steven Hall & Partners, LLC served as the independent compensation consultant to the IMS Health Compensation Committee and Semler Brossy Consulting Group, LLC (“Semler Brossy”) served as the independent compensation consultant to the Quintiles Compensation Committee, in each case, for the portion of fiscal 2016 prior to the Merger. Since the closing of the Merger, the LDCC has engaged Steven Hall & Partners, LLC (the “external compensation consultant”), to act as its independent compensation consultant, to assist in gathering and analyzing market data, including benchmarking data, to inform the LDCC about compensation standards and trends, to advise the LDCC on program design, including the form and type of compensation and related performance measures, and to help with communications and the implementation of our compensation programs and policies, including our non-employee director compensation policy (as described above). While the external compensation consultant may make recommendations on the form and amount of compensation delivered, the LDCC makes all decisions regarding the compensation of our named executive officers. The LDCC intends to review the appointment of the external executive compensation consulting firm annually.

The LDCC is solely responsible for approving payments to the external compensation consultant and for setting the terms and scope of the external compensation consultant’s engagement and the termination of this engagement. In addition, while the external compensation consultant performs its functions in coordination with management, it reports directly to the LDCC. The external compensation consultant provides only executive and non-employee director compensation consulting services to us, and does not provide other services such as benefits administration or actuarial services.

After consideration of the independence assessment factors provided under the listing rules of the NYSE, the LDCC and the Quintiles Compensation Committee determined that both Steven Hall & Partners, LLC and Semler Brossy are independent and that the work they performed in 2016 did not raise any conflicts of interest.

Compensation Setting Process

The LDCC relies on several factors in its review of total direct compensation opportunities (annual base salary, target annual incentives and long-term incentives) for our named executive officers in light of peer group data and available market data taken from certain surveys, as described below. The LDCC uses this data as one factor in determining the overall level of compensation for our named executive officers. The LDCC considers total compensation opportunities for our named executive officers, other than our Chief Executive Officer, should be near the median of our peer group and/or market survey group (collectively, the “competitive market”) and that total compensation opportunities for our Chief Executive Officer should be at a level necessary to incentivize continued engagement and long-term commitment to our Company. The LDCC considers comparisons to compensation levels in other companies to be helpful in assessing the overall competitiveness of compensation practices, but places a greater emphasis on overall compensation opportunities rather than on setting each element of compensation at or near the median for that element. Prior to the Merger, the Quintiles Compensation Committee relied on similar factors, used data in similar ways and also considered that compensation levels for named executive officers who are legacy Quintiles employees should be near the median of Quintiles’ peer group and/or market survey group, including Mr. Pike, Quintiles’ former chief executive officer.

In addition to reviewing competitive market data, the LDCC also will consult our Chief Executive Officer and take his assessments and recommendations into account with respect to the other named executive officers, in addition to other factors such as experience and length of service of the named executive officer, relative responsibilities among members of the executive team, contributions by the named executive officer and business conditions. Prior to the Merger, the Quintiles Compensation Committee would also consider input from Mr. Pike, Quintiles’ former chief executive officer.

Review of Peer Companies in 2016. In light of the significant changes to the Company’s financial profile and nature of overall mix of service offerings resulting from the Merger, we used different peer groups before and after the Merger.

Prior to the Merger, in determining the elements and amount of compensation for Messrs. McDonnell, Erlinger, Pike and Gordon for 2016, the Quintiles Compensation Committee reviewed competitive market data from specified companies within the life sciences, biopharmaceutical and professional services industries, including an evaluation of companies with growth and revenue characteristics that were similar to those of Quintiles. Peer group data was not used to evaluate Mr. Staub’s compensation because he was not one of our executive officers at the time this analysis was performed in 2016. Quintiles’ peer group was selected based on the recommendation of its compensation consultant, Semler Brossy, who considered such factors as revenue size, nature of business, talent market, workforce dynamics and organizational complexity. This peer group consisted of the following companies:

Agilent Technologies, Inc.	Booz Allen Hamilton Holding Corp.	Cerner Corp.

Cognizant Technology Solutions Corp.	Computer Sciences Corp.	Endo International

FTI Consulting	Genpact	IMS Health Holdings

Laboratory Corp of America Holdings	Mallinkrodt	Mylan NV

Parexel International	Perrigo Co. PLC	Quest Diagnostics, Inc.

Team Health Holdings	Unisys

After the Merger, the LDCC, together with the external compensation consultant, reviewed each of IMS Health’s and Quintiles’ former peer groups and considered the Company’s larger global footprint, increased revenues and strategic focus and developed the following 14-company peer group effective as of November 29, 2016 for use in evaluating the elements and amount of compensation for our named executive officers (italicized text indicates new companies in the Company’s peer group not included in either Quintiles’ or IMS Health’s peer group for 2016):

Agilent Technologies, Inc.	Cerner Corp.	Cognizant Technology Solutions Corp.

Fiserv, Inc.	Laboratory Corp of America Holdings	Mylan NV

Nielsen Holdings PLC	Perrigo Co. PLC	Quest Diagnostics, Inc.

R.R. Donnelley & Sons Co.	Salesforce.com, Inc.	Science Applications International Corp.

S&P Global, Inc. (formerly known as McGraw Hill Financial)	Thomson Reuters Corp.

Review of Market Survey Data in 2016. In 2016, the Quintiles Compensation Committee considered peer group and market survey data when determining the elements and amount of target compensation for Messrs. McDonnell, Erlinger, Pike and Gordon.

The market survey data reviewed consisted of surveys of executive compensation data from public and private companies across all sectors with approximately $1 to $5 billion in annual revenue. Ernst & Young was engaged by legacy Quintiles management to prepare for them an analysis of the survey data for all but Mr. Pike’s role. Semler Brossy prepared peer group and survey data for Mr. Pike’s role and reviewed Ernst & Young’s data for the other named executive officers as the basis for providing advice on pay recommendations to the Quintiles Compensation Committee. Where market survey data was available, it was averaged with peer group data to provide a market composite perspective for compensation levels of such positions.

The comparative compensation information is just one of several analytic tools that were used in setting executive compensation. The Quintiles Compensation Committee exercised its discretion in determining the nature and extent of market data it reviewed to test the reasonableness of the overall executive compensation program.

Other compensation. For other elements of compensation, such as severance, change in control benefits, perquisites, retirement plans and health and welfare benefits, the LDCC intends to provide competitive and appropriate protection. The LDCC considers the views and experiences of the external compensation consultant on these matters. The LDCC believes that perquisites should not constitute a significant part of our executive compensation program. However, from time to time, we may provide limited perquisites to our executive officers on an individual basis as appropriate under the circumstances. The Quintiles Compensation Committee followed this same approach.

Elements of Compensation

As described in more detail below, the primary elements of the Company’s 2016 executive compensation program include:

BASE SALARY	+	SHORT-TERM INCENTIVES	+	LONG-TERM INCENTIVES	+	RETIREMENT AND TERMINATION BENEFITS

Together, these items are intended to be complementary and serve the goals described above. The LDCC, however, does not have any formal policies or guidelines for allocating compensation between short-term and long-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. The following is a discussion of the primary elements of compensation for each of our named executive officers.

Base salary. The purpose of base salary is to: (i) provide financial predictability and stability through fixed compensation that is less than a majority of total compensation at target, (ii) provide fixed compensation that will attract new executives and retain our existing executives with a market competitive rate, (iii) promote the retention of executives, and (iv) provide fixed compensation that reflects the scope, scale and complexity of the executive role. Annual base salaries may be adjusted by the LDCC based upon the recommendations of our Chief Executive Officer (except with respect to his own salary). The recommendations made with respect to a named executive officer are generally based upon the executive’s individual annual performance review for the prior year’s performance, leadership and contribution to Company performance, as well as market conditions, peer group and/or market survey data and our overall budgetary guidelines. The LDCC takes all of these factors into account when making its decisions, but does not assign a specific or pre-determined weight to any one factor. In addition to the annual salary review, the LDCC may also adjust base salaries during the year in connection with promotions, increases in responsibilities or to maintain competitiveness in the market.

In 2016, prior to the Merger, the Quintiles Compensation Committee reviewed the base salaries of Messrs. McDonnell, Erlinger, Pike and Gordon and considered the base salaries of comparable positions in our pre-Merger peer group as well as performance and changes in responsibility. Semler Brossy presented its competitive compensation analysis of our named executive officers’ compensation using relevant survey and peer group proxy data, as described above. The Quintiles Compensation Committee generally set base salaries to approximate the median of the peer group and/or market survey data. Following that review, the Quintiles Compensation Committee approved an increase in the annual base salary of Mr. Erlinger alone. Mr. Erlinger’s base salary was increased to $475,000 effective March 1, 2016 in connection with Quintiles’ annual performance review process, reflecting a merit increase. The Quintiles Compensation Committee did not review Mr. Staub’s base salary because he was not one of our executive officers at the time this review was performed in 2016.

In connection with the Merger, we assumed the compensatory arrangements for certain employees of IMS Health, our Chief Executive Officer and Mr. Knightly. As discussed herein, while some of the elements of compensation were paid by the Company after the Merger, these compensation arrangements were determined prior to the Merger by the IMS Health Compensation Committee.

For additional information regarding the base salaries of our currently employed named executive officers as of December 31, 2016, please refer to the Summary Compensation Table below.

Short-term incentive plan. The Company believes that the opportunity to earn an annual incentive should be based upon actual performance against specified business and individual goals. We factor in a named executive officer’s individual performance, including achievement of pre-established objectives, and contribution to our business results and strategic objectives, among other things, in determining a named executive officer’s annual incentive under our annual incentive plans.

Because the Merger closed in the fourth quarter of 2016, the LDCC determined that it was appropriate to have each of our named executive officers remain eligible for an annual incentive under his legacy company’s annual incentive plan. Annual incentives for our Chief Executive Officer and Mr. Knightly were determined using the methodology described under the IMS Health Annual Incentive Plan (the “IMS Health Annual Plan”), which was assumed by the Company at the Merger. Annual incentives for Messrs. McDonnell and Erlinger, were determined using the methodology described under the Quintiles Management Incentive Program (the “Quintiles Annual Plan”). Annual incentives for Mr. Staub were determined using the methodology described under the Novella Management Incentive Program (the “Novella MIP”) and the Novella Global Bonus Plan (the “Novella Bonus Plan,” together with the Novella MIP, the “Novella Annual Plans”), with respect to the period during which he was president of Novella and the Quintiles Annual Plan following his appointment to President, Research & Development Solutions on December 2, 2016. Because Mr. Pike and Mr. Gordon separated from the Company prior to the end of 2016, they did not receive any annual incentives as part of our annual review and payment of short-term incentives in 2017.

Overview. Each of our named executive officers who is currently employed by us participated in either the IMS Health Annual Plan, the Quintiles Annual Plan and/or the Novella Annual Plans, all of which were applicable to all eligible legacy employees of either IMS Health, Quintiles or Novella, as applicable. All participants were eligible for a target annual incentive that is equal to a percentage of annual base salary.

The target annual incentive amount for each of our currently employed named executive officers on December 31, 2016 was as follows:

Named Executive Officer	Target Annual Incentive as a Percentage of Annual Base Salary
Ari Bousbib	200%
Michael R. McDonnell	85%
W. Richard Staub, III(1)	85%
James H. Erlinger III(2)	75%
Kevin C. Knightly	85%

(1)	On November 29, 2016, in connection with his promotion from President of Novella to President, Research & Development Solutions, the LDCC increased Mr. Staub’s target annual incentive percentage to 85% from 30%.
(2)	Mr. Erlinger’s target annual incentive percentage was increased to 75% from 60% by the Quintiles Compensation Committee as part of the regular scheduled annual compensation review in February 2016.

Threshold, target and maximum performance-based goals were set early in 2016 by the Quintiles Compensation Committee or the IMS Health Compensation Committee, respectively. Historically, these levels of performance and potential payout took into account current and anticipated business conditions and the applicable business plan and budget for the year, with a view that the threshold level should have a relatively higher probability of achievement and the maximum level should have a relatively lower probability of achievement, and that the payouts associated with each should serve as a significant incentive. In addition, the performance levels required for threshold, target and maximum payouts were intended to correlate to an appropriate return to stockholders in relation to the overall budgeted compensation payable for such level of performance. In connection with the Merger, the LDCC reviewed the decisions made earlier in 2016 with respect to performance levels and metrics under the IMS Health Annual Plan, the Quintiles Annual Plan and the Novella Annual Plans and determined that they had been set appropriately and did not need to be adjusted in connection with the Merger.

Establishment of individual performance goals. The IMS Health Annual Plan, the Quintiles Annual Plan and the Novella Annual Plans take into account a participant’s individual performance during the performance year. Certain named executive officer’s individual performance goals were developed in early 2016 by the IMS Health Compensation Committee or the Quintiles Compensation Committee respectively, in consultation with our Chief Executive Officer (in the case of Mr. Knightly) or Mr. Pike, the former chief executive officer of Quintiles (in the case of Messrs. McDonnell, Erlinger and Gordon), and consist of a series of key strategic, financial, operational and/or leadership objectives that relate to the duties of the named executive officer for the fiscal year in support of the business objectives for Quintiles or IMS Health, respectively, for the fiscal year. Individual performance goals for Mr. Staub were developed in meetings with his then current manager in early 2016, and consist of a series of key strategic, financial, operational and leadership objectives that relate to the duties Mr. Staub had in leading Novella. The following table lists the 2016 goals for each of our currently employed named executive officers:

Named Executive Officer	2016 Goals
Ari Bousbib	•	Achievement of certain IMS Health Revenue, Adjusted EBITDA and Cash Flow Percentage targets;
	•	Continue to drive transformation of IMS Health to a technology services focused company; and
	•	Strengthen the workforce through new development initiatives and recruit new talent to support growth.

Michael R. McDonnell	•	Achievement of certain Quintiles Net Revenue and Operating Surplus goals for Quintiles;
	•	Drive disciplined execution and profitability; and
	•	Pursue business development actions for growth.

W. Richard Staub, III	•	Achievement of certain Quintiles Net Revenue and Operating Surplus goals;
	•	Drive growth in the Novella business unit;
	•	Pursue business development actions for expansion; and
	•	Develop and retain key talent for Novella.

James H. Erlinger III	•	Achievement of certain Quintiles Net Revenue and Operating Surplus goals;
	•	Strengthen execution and improve process for customer escalations; and
	•	Continue to drive an increase in the speed of customer contracting.

Kevin C. Knightly	•	Achievement of certain revenue, cost and adjusted EBITDA goals for the IMS Health information offerings business;
	•	Pursue business development actions for expansion;
	•	Expand supplier offerings; and
	•	Develop and retain key talent.

Individual performance payout range. After the end of the fiscal year, the LDCC and our Chief Executive Officer (except with respect to his own individual performance goals) evaluated the named executive officers’ actual individual performance payout range, including achievement of pre-established objectives, and contribution to our business results and strategic objectives, among other things.

Under both the IMS Health Annual Plan and the Quintiles Annual Plan, depending on the named executive officer’s individual performance level, his annual incentive payout ranged from 0% up to 200% of his target annual incentive based on assessment of performance versus individual objectives.

Under the Novella Annual Plans, depending on Mr. Staub’s individual performance level, his annual incentive payout ranged from 0% up to 132% of his target annual incentive based on assessment of performance versus individual objectives.

Determination of individual performance payout range. The LDCC and our Chief Executive Officer (except with respect to his own individual performance) evaluated the performance of each of our named executive officers against his individual performance goals (as described above) and determined that those goals had been achieved at the levels specified in the table below. The LDCC also reviewed our Chief Executive Officer’s performance and determined that his individual performance goals had been achieved at the level specified in the table below. As described above, our performance was marked by significant progress and accomplishments under the leadership of our named executive officers, which, among other things, helped to complete the Merger, integrate the two businesses and further advance the strategic transformation of the Company and its repositioning in the broader information, technology, and clinical trial development services markets for life sciences.

Named Executive Officer	Individual Performance Level Achieved	2016 Cash Annual Incentive Actually Earned as a Percentage of Annual Incentive Target
Ari Bousbib	Exceeded All or Most Goals and Objectives	187.5%
Michael R. McDonnell	Met Goals and Objectives	108.6%
W. Richard Staub, III(1)	Met Goals and Objectives	99.7%
James H. Erlinger III	Met Goals and Objectives	112.3%
Kevin C. Knightly	Exceeded All or Most Goals and Objectives	158.6%

(1)	Mr. Staub’s percentage of annual incentive target does not include the Novella MIP.

IMS Health Annual Plan

Summary of IMS Health Annual Plan Payouts for 2016

The LDCC established a pool to pay annual incentives to all eligible participants in the IMS Health Annual Plan based upon the achievement of pre-established corporate performance goals, as determined as described above. In deciding to pay 2016 bonuses to legacy IMS Health employees under the IMS Health Annual Plan, the LDCC determined that performance levels required for threshold, target and maximum payouts, as set by the IMS Health Compensation Committee, correlated to an appropriate return to our stockholders in relation to the overall budgeted compensation payable for such level of performance. Individual awards were then determined based on an individual’s target bonus and his or her performance, including achievement of pre-established objectives, and contribution to the results of the individual’s business unit or function.

Description of IMS Health Annual Plan

Determination of pool funding level. The funding of the IMS Health Annual Plan was determined in early 2017 based on a two-step analysis, subject to further adjustment by the LDCC, after consultation with our Chief Executive Officer at its discretion. Under the first step, based on a pre-established blended goal, if actual Revenue (weighted 25%) and Adjusted EBITDA (weighted 75%) are equal to the “threshold,” “target” or “maximum” goal under the IMS Health Annual Plan, the funding level of the Revenue portion of the pool will be equal to 30%, 100% or 150% and the funding level of the Adjusted EBITDA portion will be 33%, 100% or 150%. If actual Revenue and Adjusted EBITDA fall between two levels of achievement, the funding level of the pool is interpolated on a linear basis between the two applicable points. If actual Revenue and Adjusted EBITDA are less than the threshold amount, the IMS Health Annual Plan is not funded as it relates to our executive officers, and if actual Revenue and Adjusted EBITDA are more than the maximum amount, the IMS Health Annual Plan is capped at 150% (subject to the adjustments described below).

Under the second step of the analysis, the payout levels resulting from the first step are subject to an increase or decrease of up to 10% based on the level of achievement of Unlevered Free Cash Flow as a percentage of Adjusted EBITDA (“Cash Flow Percentage”). The target Cash Flow Percentage for 2016 was 70%. If the actual Cash Flow Percentage is achieved at the target level, the funding level of the incentive pool is not adjusted. If the actual Cash Flow Percentage achieved is below the threshold (65% for 2016), the incentive pool funding level established based on the achievement of Revenue and Adjusted EBITDA can be decreased by up to 10% at the discretion of the LDCC. If the actual Cash Flow Percentage achieved is greater than the maximum (75% for 2016), the incentive pool funding level established based on the achievement of Revenue and Adjusted EBITDA can be increased by up to 10% at the discretion of the LDCC.

The level of funding of the pool can then be further adjusted by the LDCC, after consultation with our Chief Executive Officer at its discretion. The ability to adjust the funding level allows the LDCC to tailor the funding of the IMS Health Annual Plan to events and circumstances that may not be fully taken into account by the objective metrics that otherwise determine the funding level and to ensure that payouts under the IMS Health Annual Plan reflect the LDCC’s holistic retrospective assessment of IMS Health performance and each participants’ relative contribution to that performance.

Determination of 2016 IMS Health Annual Incentives. The threshold, target, maximum and actual results for IMS Health for 2016 are summarized in the table below.

2016 IMS Health Performance Metrics(1)

Metric	Threshold	Target	Maximum
Revenue (25% weighting)	$3,022.3 million 3.0% year-over-year growth	$3,246.4 million 11.0% year-over-year growth	$4,049.3 million 38% year-over-year growth

Adjusted EBITDA (75% weighting)	$912.1 million 2.7% year-over-year growth	$963.6 million 8.5% year-over-year growth	$1,157.1 million 30.3% year-over-year growth

Cash Flow Percentage	65%	70%	75%

(1)	The threshold, target and maximum Revenue and Adjusted EBITDA levels for 2016 were each established using an average foreign exchange rate for 2015. Revenue, Adjusted EBITDA and year-over-year growth rates are provided on a constant currency basis. In connection with the Merger, these targets were not adjusted and payouts for 2016 were determined solely with respect to IMS Health’s legacy business.

As a result, the pool under the IMS Health Annual Plan for 2016 was funded at 88.8% in the first stage of the determination process. Because the Cash Flow Percentage was between 65% and 70%, the initial funding level was not modified. After reviewing the funding level achieved and the aggregate annual incentive pool resulting from such funding level, the LDCC, after consultation with our Chief Executive Officer, approved a funding level of 88.8% for the IMS Health Annual Plan. As described above, the individual payouts for Messrs. Bousbib and Knightly were further adjusted based on an evaluation of IMS Health’s actual performance and their achievements against their individual performance goals.

Quintiles Management Incentive Program

Summary of Quintiles Annual Plan Payouts for 2016

After determining the Company’s financial results and assessing the individual performance of the eligible Quintiles named executive officers, the LDCC determined the final payouts for 2016. Payouts are based 70% on financial performance and 30% on performance against individual performance goals. Payout for Mr. Staub is prorated for his service for the month of December, 2016.

Summary of Novella Bonus Plan Payout for 2016

After determining Novella’s financial results and assessing Mr. Staub’s performance, the LDCC determined the final payout for 2016. Payout is based on financial performance and performance against individual goals. Payout for Mr. Staub is prorated for his service from January 1, 2016 through November 30, 2016.

Description of Quintiles Annual Plan

The funding of 70% of each named executive officer’s bonus under the Quintiles Annual Plan was determined shortly after the end of our fiscal year based on our financial performance. Based on a pre-established blended goal, if legacy Quintiles actual Net Revenue (weighted 50%) and Operating Surplus (weighted 50%) were equal to the “threshold,” “target” or “maximum” goal under the Quintiles Annual Plan, the funding level would be equal to 50%, 100% or 200%. If the blended Net Revenue and Operating Surplus achievement fell between two levels of achievement, the funding level of this portion of bonuses under the Quintiles Annual Plan was interpolated on a linear basis between the two applicable points. If the actual combined Net Revenue and Operating Surplus achievement were less than the threshold amount, 70% of a named executive officer’s bonus under the Quintiles Annual Plan would not be funded, and if actual Net Revenue and Operating Surplus were more than the maximum amount, the funding of 70% of a participant’s bonus under the Quintiles Annual Plan would be capped at 140% (subject to the adjustments described below). The LDCC may, after consultation with our Chief Executive Officer, make adjustments to the portion of payments under the Quintiles Annual Plan determined by Quintiles’ financial performance. This allows the LDCC the flexibility to consider factors arising during the course of the performance period that were not reflected in the performance targets set earlier in the year but that nonetheless, in its view, are appropriate to account for in assessing Quintiles’ performance for the year.

The remaining 30% of each participant’s bonus under the Quintiles Annual Plan was determined based on the participant’s individual performance during 2016, as described above.

Description of Novella Bonus Plan

The funding of bonuses under the Novella Bonus Plan is determined shortly after the end of the fiscal year based on Novella’s financial performance and performance against individual performance goals. The business performance metric is weighted 20% to Net New Business, 40% to Service Revenue and 40% to Profit. The threshold for payout starts at 90% of target and is capped at 110% of target. An individual performance multiplier will be applied to the result, after applying the business performance multiplier. The Novella Bonus Plan is managed at the discretion of the President of Novella (except as it relates to his own bonus) and the Chief Financial Officer of Novella and is subject to change based on business need or other circumstances.

Determination of 2016 Quintiles Annual Incentives. The threshold, target, maximum and actual results for Quintiles for 2016 are summarized in the table below.

Metric(1)	Threshold	Target	Maximum
Net Revenue (50% weighting)	$4,185.8 million	$4,650.9 million	$5,022.9 million

Operating Surplus (50% weighting)	$915.0 million	$1,016.7 million	$1,098.0 million

(1)	The threshold, target and maximum Net Revenue and Operating Surplus levels for 2016 were each established using a fixed foreign exchange rates for 2016. Net Revenue and Operating Surplus are provided on a fixed exchange rate basis. In connection with the Merger, these targets were not adjusted and payouts for 2016 were determined solely with respect to Quintiles’s legacy business.

Legacy Quintiles achieved 97.2% of the Net Revenue target and 96.7% of the Operating Surplus target. The LDCC determined, after consultation with our Chief Executive Officer, that it was appropriate to exercise its discretion under the Quintiles Annual Plan in applying the definition of Operating Surplus to exclude one-time expenses incurred in connection with the Merger. Consequently, legacy Quintiles achieved 102.0% (rather than 96.7%) of the Operating Surplus target. Legacy Quintiles’ 2016 performance equals a 98.0% weighted average of Net Revenue and Operating Surplus targets, which results in a payout of 92.0% of the portion of the bonus target that is attributed to the financial results. The LDCC determined the individual performance component of each participant’s bonus based on evaluation against their individual performance goals.

Description of Novella Bonus Plan

The amount of each participant’s bonus under the Novella Bonus Plan is determined shortly after the end of our fiscal year based on Novella’s financial performance and individual performance. The plan sets a target percentage of salary that will be paid out based on the performance metrics for the business and an individual performance multiplier based on the annual appraisal rating for the individual. The business performance metric is weighted 20% to Net New Business, 40% to Service Revenue and 40% to Novella Profit for all eligible employees. The threshold for payout starts at 90% of target and is capped at 110% of target. An individual performance multiplier will be applied to the result, after applying the business performance multiplier, to determine the actual bonus paid to each individual based on performance ranking within their department. The top 20% of employees in the relevant department will have an individual performance multiplier of between 105% and 120%; the middle 60% of employees will have an individual performance multiplier of between 95% and 105%; and the lowest 20% of employees will have an individual performance multiplier of between 50% and 90%. The bonus amounts for each department will equal the total amount funded by the business performance score. The Novella Bonus Plan is managed at the discretion of the President of Novella (except as it relates to his own bonus) and the Chief Financial Officer of Novella and is subject to change based on business need or other circumstances.

Determination of 2016 Novella Bonus Plan. The actual results for the Novella Bonus Plan for 2016 are summarized in the table below.

Metric	Target	Business Performance Multiplier
Net New Business (20% weighting)	$259.5 million	74%

Service Revenue (40% weighting)	$175.2 million	93%

Novella Profit (40% weighting)	$24.9 million	53%

As Novella met the 90% threshold only for the Service Revenues metric in 2016, the Business Performance Multiplier was determined to be 37%. This was used along with the Individual Performance Multiplier in order to determine Mr. Staub’s bonus under the Novella Bonus Plan. The LDCC determined the Individual Performance Multiplier under the Novella Bonus Plan for Mr. Staub based on evaluation against his individual performance goals primarily for his contributions to Novella’s performance in 2016.

Payment under Novella MIP

In connection with Novella’s acquisition by Quintiles, the merger agreement established the Novella MIP. Under the Novella MIP, the Novella Board reviews Novella’s performance, including certain business and profitability targets, and individuals’ performance. As Novella achieved the business and profitability targets for 2016, the last year for such earn out payments, the Novella Board approved the payout of $83,333 to Mr. Staub for service for the 12-month period ended September 2016.

2016 Long-Term Incentive Awards

The Company believes that substantial long-term returns for our stockholders are achieved through a culture that focuses on long-term performance by our named executive officers and other senior management. By providing our senior management with a meaningful equity stake, we are better able to align their interests with and create value for our stockholders. While no new long-term incentive awards were granted by the Company in 2016 following the Merger, on November 29, 2016 the LDCC approved a new long-term incentive award program that is being used in 2017 providing for grants consisting of a combination of stock appreciation rights (“SARs”), which vest based on continued service, and performance shares, which are earned based on Company performance.

Quintiles 2016 Long-Term Incentive Awards. Prior to the Merger, the Quintiles Compensation Committee granted long-term incentive awards to Messrs. McDonnell, Erlinger, Pike and Gordon, and delegated the authority to Mr. Pike to grant long-term incentive awards to other employees, including Mr. Staub prior to his promotion (but not to executive officers), consistent with the terms previously approved by the Quintiles Compensation Committee. Pursuant to this authority, Mr. Pike granted awards to Mr. Staub, who was not at that time an executive officer of Quintiles. The awards, except for Mr. Staub, consisted of a combination of non-qualified stock options (“Options”), which vest based on continued service, and performance units, which were earned based on Quintiles’ performance. Mr. Staub received Options and restricted stock units (“RSUs”). RSUs were granted to Mr. Staub consistent with the equity grant practice of the Quintiles Compensation Committee for non-executive officers. The Quintiles Compensation Committee believed that time-vesting Options and RSUs reinforced the goal of retaining key executives while incentivizing the creation of value for stockholders since the Options would not have value unless the price of Quintiles’ common stock increased. Options granted to Messrs. McDonnell, Staub, Erlinger and Gordon and the RSUs granted to Mr. Staub vest in four equal annual installments beginning on the first anniversary of the grant date, generally subject to the named executive officer’s continued service through the applicable vesting date. Options awarded to Mr. Pike would have vested 50% on each of March 3, 2019 and March 3, 2020.

The performance units granted to Messrs. McDonnell, Erlinger, Gordon and Pike had a three-year cumulative performance period beginning January 1, 2016 and ending December 31, 2018 and were eligible to vest, if at all, based on the degree to which Quintiles achieved certain cumulative total revenue and total adjusted EPS (each as defined in the award agreements) goals during the performance period, up to 200% of the number of performance units awarded. Quintiles performance units were adjusted in connection with the Merger, as described below.

Impact of the Merger. Upon completion of the Merger, outstanding Quintiles performance units were converted into time-based restricted stock units of the Company, on substantially the same terms and conditions (other than the performance conditions) as were applicable immediately prior to the Merger, with the number of time-based restricted stock units received in respect of performance units granted in March 2015 determined based on the actual performance (187%) achieved as of the end of the second quarter (the most recently closed quarter’s results at the time of the Merger) and the number of time-based restricted stock units received in respect of the performance units granted in March 2016 determined based on the achievement at target performance (100%) pursuant to the Merger Agreement. These restricted stock units will be fully vested on December 31, 2017 and December 31, 2018, respectively, generally subject to continued service through the applicable vesting date. In accordance with Mr. Pike’s employment agreement, all of his unvested options were accelerated in connection with the Merger. All other Quintiles awards retained their terms, including their vesting terms, as in effect prior to the Merger.

In approving the transactions, each of the Quintiles and IMS Health then board of directors determined that treating performance units and performance shares as earned based on their actual performance through the date of the Merger was an appropriate way to maintain the awards’ purpose of rewarding performance, while recognizing that maintaining the original performance conditions after the Merger was impracticable given the consolidation of the legacy companies’ operations and businesses after closing.

Mr. Pike’s Retention Award. To induce Mr. Pike to remain with the Company following the Merger, at the signing of the Merger Agreement in May 2016, the Quintiles Compensation Committee recommended, and the Quintiles Board approved, a restricted stock award based on their assessment of his overall performance and leadership and to promote his service to the Company. On September 30, 2016, Mr. Pike received a special grant of 86,356 shares of the Company’s restricted stock, which was scheduled to vest in three equal quarterly installments in 2017. Upon Mr. Pike’s retirement on December 2, 2016, he forfeited this award.

Mr. Staub’s Retention Award. To incentivize Mr. Staub to remain with the Company following the completion of the Merger, under the authority designated by the Quintiles Compensation Committee, Mr. Pike recommended and approved, a restricted stock unit award to Mr. Staub to promote his retention and long-term service to the Company. On September 30, 2016, Mr. Staub received a special grant of 9,252 shares of restricted stock units, which is eligible to vest 34% of shares on the first anniversary of grant and 33% of shares on the second and third anniversaries of the date of grant if Mr. Staub continues service to the Company through the applicable vesting dates.

Retirement Programs

The Company believes that our retirement programs serve as an important tool to attract and retain our named executive officers and other key employees, and that we would be at a competitive disadvantage if we did not offer an attractive retirement program. We also believe that offering a baseline of stable retirement benefits encourages our named executive officers to make a long-term commitment to us. Consistent with our understanding of competitive market practice, we do not adjust the level of retirement benefits based on the value of a named executive officer’s long-term incentive awards nor do we adjust the level of a named executive officer’s total direct compensation for a given year in light of the value of retirement benefits.

The Company assumed the IMS Health retirement programs upon completion of the Merger. However, the Company will continue to sponsor and maintain the pre-Merger Quintiles and IMS Health retirement plans until the harmonization of U.S. employee benefit programs is completed, which is expected to occur in 2018. In December 2016, the LDCC terminated the Quintiles 401(k) Restoration Plan and replaced it with the QuintilesIMS Savings Equalization Plan. All of the named executive officers are eligible to participate in the IMS Health retirement programs or in the Quintiles retirement programs. The summaries below of each of our retirement programs should be read in conjunction with the tables, and related footnotes, under the sections entitled “Compensation of Named Executive Officers—Pension Benefits,” “—Defined Benefit Retirement Plans” and “—Non-qualified Deferred Compensation,” which provide more detail on the retirement benefits and deferred compensation values, if any, for each of our named executive officers.

Plan	Description
IMS Health Retirement Plan	U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate in this tax-qualified defined benefit pension plan with a cash balance formula. Effective December 31, 2016, this plan was closed to new participants.

IMS Health Retirement Excess Plan	Certain U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate in this unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified IMS Health Retirement Plan. It provides pension benefits not provided by the IMS Health Retirement Plan due to Internal Revenue Code limits. Effective December 31, 2016, this plan was closed to new participants.

IMS Health Defined Contribution Executive Retirement Plan	Unfunded, non-qualified defined contribution plan that was frozen to new participants and accruals as of June 30, 2012. Mr. Knightly is the only named executive officer who participates in this plan.

IMS Health Savings Plan	U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate in this tax-qualified, defined contribution plan. Employees may contribute a portion of their compensation to this plan and receive a matching Company contribution. Under the IMS Health Savings Plan, our discretionary matching contribution matched 50% of employee contributions up to 6% of compensation (subject to Internal Revenue Code limitations).

IMS Health Savings Equalization Plan	Certain U.S.-based legacy IMS Health employees, including our Chief Executive Officer and Mr. Knightly, are eligible to participate in this unfunded, non-qualified defined contribution plan using the same benefit formula as the IMS Health Savings Plan. It provides a Company matching contribution not provided by the tax-qualified IMS Health Savings Plan due to Internal Revenue Code limits.

Plan	Description

Quintiles 401(k) Plan	U.S.-based legacy Quintiles employees, including Messrs. McDonnell, Staub and Erlinger (and Messrs. Pike and Gordon prior to their terminations of employment), are eligible to participate in this tax-qualified, defined contribution plan. Employees may contribute a portion of their compensation to this plan and receive a matching Company contribution. Under the Quintiles 401(k) Plan, for 2016, our discretionary matching contribution matched the first 3% of employee contributions at 100% and the next 3% of contributions at 50% (subject to Internal Revenue Code limitations).

Quintiles IMS Savings Equalization Plan	Certain U.S.-based legacy Quintiles employees, including Messrs. McDonnell, Staub and Erlinger (and Messrs. Pike and Gordon prior to their terminations of employment), are eligible to participate in this unfunded, non-qualified defined contribution plan using the same benefit formula as the Quintiles 401(k) Plan. It provides a Company matching contribution not provided by the tax-qualified Quintiles 401(k) Plan due to Internal Revenue Code limits.

Quintiles Elective Deferred Compensation Plan	Certain legacy Quintiles U.S. based employees, including Messrs. McDonnell, Staub and Erlinger (and Messrs. Pike and Gordon prior to their terminations of employment), are eligible to participate in this elective non-qualified deferred compensation plan. The plan allows eligible employees to defer up to 90% of their base salaries as of the first day of the calendar year or partial year and up to 100% of any cash bonus payable to the participant with respect to that year. Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions. None of the named executive officers participated in this plan in 2016.

Severance and Change in Control Arrangements

We provide severance and change of control protection to our Chief Executive Officer pursuant to his employment agreement. Mr. McDonnell and Mr. Erlinger have severance protection in their employment arrangements and also participate in the Quintiles Change in Control Severance Plan (the “Quintiles CIC Plan”). The Merger constituted a change in control for purposes of the Quintiles CIC Plan. Prior to his termination in connection with the Merger, Mr. Gordon participated in the Quintiles CIC Plan and he also had severance protection in his employment agreement with Quintiles. Prior to Mr. Pike’s voluntary employment termination when he retired from the Company, Mr. Pike also participated in the Quintiles CIC Plan and had severance protection in his employment agreement with Quintiles, as amended following the Merger. Mr. Staub has severance protection pursuant to his employment agreement. Mr. Knightly has severance protection through our Employee Protection Plan. These employment agreements and plans are summarized below under “—Potential payments upon termination or change in control” below.

Prior to Mr. Pike’s retirement from the Company, the LDCC determined that it was appropriate to amend his employment agreement to provide him with certain termination payments and benefits in connection with a voluntary termination of employment if such termination was approved by the Company. In connection with his retirement, Mr. Pike received these payments and benefits, which are described below under “Narrative disclosure to summary compensation table and 2016 grants of plan-based awards table” and “—Potential payments upon termination or change in control”.

Upon his termination of employment, Mr. Gordon received separation benefits in accordance with the Quintiles CIC Plan and his employment agreement, as described below under “Narrative disclosure to summary compensation table and 2016 grants of plan-based awards table” and “—Potential payments upon termination or change in control”. Consistent with his employment agreement, the LDCC also entered into a consulting arrangement with him to be able to procure his services for transition-related purposes for a limited period of time following his employment termination.

Other limited change in control related protections for each of our named executive officers apply to their stock options and, in the case of our Chief Executive Officer, certain other equity awards held by him.

Our severance and change in control protections are designed to be fair and competitive to aid in attracting and retaining experienced executives, including our named executive officers. Our experience in recruiting well-qualified executives is similar to that of other companies in that our executives will often seek to be protected in the event of a termination by us without cause, an adverse change in working conditions that amounts to good reason for the executive to terminate employment or a transaction that may materially affect the terms of the executive’s employment with us. We believe the protection we provide, including the level of severance payments, post-termination benefits and our limited change in control benefits, is appropriate and within the range of competitive practice.

No provisions of our employment agreements, plans or other compensation arrangements that provide for severance or change in control payments or benefits provide for a tax gross-up payment to our currently employed named executive officers. Any taxes, including golden parachute excise taxes, resulting from severance or any other change in control related compensation are the responsibility of the executive.

Perquisites. In addition to benefits provided to our employees generally, we provided the following perquisites to our currently employed named executive officers in 2016.

Role	Description
Chief Executive Officer	Reimbursement of reasonable expenses related to home security, financial planning, tax preparation services, and executive physical exams in an annual amount not to exceed $50,000 in the aggregate; use of a Company-leased automobile for which the Chief Executive Officer receives reimbursement of all expenses related to the vehicle’s operation; and personal use of corporate aircraft for CEO and family (limited to 150 hours annually). The Company does not provide any tax gross-ups to our Chief Executive Officer in connection with any of these benefits.

Chief Financial Officer	Reimbursement of cost of executive physical exams and related taxes.

General Counsel	Reimbursement of home security systems and cost of executive physical exams and related taxes. Prior to the Merger, the Company also provided tax gross-ups with respect to the security systems in order to provide this benefit on a “tax-neutral” basis.

The LDCC strongly encourages the personal use of corporate aircraft for our Chief Executive Officer in order to ensure his safety and security while also enhancing his ability to conduct Company business confidentially and efficiently during personal travel. Such personal use is limited to 150 hours annually and includes personal travel for our Chief Executive Officer and his family.

Other Policies

Other policies and practices that contribute to achieving the objectives of our executive compensation program include:

Share ownership guidelines. Under the Company share ownership guidelines established by the LDCC, our currently employed named executive officers are expected to own shares of our stock with a value equal to at least the following multiples of their annual base salaries:

Named Executive Officer	Stock Ownership Guideline(1)
Ari Bousbib	6x
Michael R. McDonnell	3x
W. Richard Staub, III	3x
James H. Erlinger III	3x
Kevin C. Knightly	3x

(1)	Represents the applicable multiple of the named executive officer’s annual base salary.

Our share ownership guidelines are designed to increase the named executive officers’ ownership stakes in us and align their interests with the interests of our stockholders.

For purposes of the policy, shares are treated as owned if they are owned directly, held through the named executive officer’s account under our retirement plans, or if they are underlying unvested time-based restricted stock unit awards or unvested time-based restricted stock awards. Shares are not counted as owned for purposes of our share ownership guidelines if they are underlying any unvested performance shares or other performance-based awards or underlying any stock option award or stock appreciation rights award, whether or not vested. While there is no set period in which these ownership levels must be met, individuals covered by the guidelines, including our named executive officers, are required to retain at least 50% of the shares, net of applicable tax withholding and payment of exercise price (if applicable), received upon the vesting of long-term incentive awards, or the exercise of stock options or stock appreciation rights, until these share ownership guidelines are met. As of December 31, 2016, 60% of our named executive officers, including our Chief Executive Officer, met or exceeded their share ownership guideline.

Clawback policy. Effective January 1, 2015, we implemented a formal recoupment, or “clawback,” policy for the recovery of incentive-based compensation paid to current and former executive officers on the basis of financial results that are subsequently restated as a result of misconduct or material noncompliance with financial reporting requirements under GAAP and SEC rules. Our Board has the sole discretion to invoke the policy and direct our Company to recover incentive-based compensation received by such persons on the basis of the restatement.

Equity Grant Policy. Under the Equity Grant Policy previously approved by the Quintiles Compensation Committee, and revised by the LDCC, the LDCC has the authority to make equity awards to officers and employees of our Company or to delegate the authority to make equity awards to one or more officers designated by our LDCC to eligible individuals other than members of our Board or executive officers. The LDCC has delegated to our Chief Executive Officer the authority to make grants to those employees who are not executive officers and who do not report directly to him. Any grants made by an officer or officers pursuant to the delegation of authority by our LDCC shall be regularly reported to our LDCC. In the case of equity grants that are subject to approval by our LDCC, each equity award is granted with an effective date as of the date of the approval by our LDCC. In the case of equity grants approved by any officer or officers of our Company pursuant to the delegation of authority described above, each equity award is granted with an effective date as of the next meeting of the LDCC.

Risk Assessment

In designing executive compensation, the LDCC seeks to create incentives to promote the long-term business success of the Company without encouraging undue risk taking. The LDCC has reviewed our compensation programs and has concluded that the risks arising from them are not reasonably likely to have a material adverse effect on us. We do not believe that our compensation program generally, including the executive compensation program, encourages excessive or inappropriate risk-taking. While appropriate risk-taking is a necessary component of growing a business, the LDCC and management have focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management and employee decisions that could pose undue long-term risks.

Tax Deductibility

Section 162(m) of the Internal Revenue Code, when applicable, limits the deductibility of compensation paid to certain individuals to $1 million, excluding qualifying performance-based compensation and certain compensation paid under plans that were adopted prior to the time we became a publicly-traded corporation. The LDCC generally has taken the deductibility limitations of Section 162(m) into account in its compensation decisions; however, the LDCC may, in its judgment, authorize compensation payments that are not exempt under Section 162(m) when it believes that such payments are appropriate. The LDCC retains flexibility to approve compensation arrangements that promote the objectives of our compensation program but that may not qualify for full or partial tax deductibility.

COMPENSATION COMMITTEE REPORT

The LDCC has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussions, the LDCC recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s 2016 Annual Report for filing with the SEC.

The Leadership Development and Compensation Committee

Ronald A. Rittenmeyer, Chairman*

John P. Connaughton**

Jack M. Greenberg **

Todd B. Sisitsky*

*	Indicates a member of the LDCC and a former member of the IMS Health Compensation Committee.
**	Indicates a member of the LDCC and a former member of the Quintiles Compensation Committee.

COMPENSATION OF NAMED EXECUTIVE OFFICERS

Summary Compensation Table

The following table presents summary information regarding the compensation awarded to, earned by, or paid to each of our named executive officers for services rendered to us in all capacities for the fiscal years ended December 31, 2016, 2015, and 2014, if the named executive officer was an executive officer in that fiscal year. For officers who became our executive officers upon completion of the Merger on October 3, 2016 (Messrs. Bousbib and Knightly), the table sets forth information for compensation earned after the Merger.

Name and Principal Position(1)	Year	Salary ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
Ari Bousbib	2016	390,137	—	—	—	6,000,000	—	249,775	6,639,912
Chairman, Chief Executive Officer & President
Michael R. McDonnell	2016	650,000	500,000	500,028	414,373	600,000	—	78,985	2,743,386
Executive Vice President, Chief Financial Officer	2015	27,083	500,000	2,499,985	—	—	—	—	3,027,068
W. Richard Staub, III	2016	485,923	—	899,937	123,958	253,333	—	33,718	1,796,869
President, Research & Development Solutions
James H. Erlinger III	2016	468,333	—	399,984	331,144	400,000	—	39,753	1,639,214
Executive Vice President, General Counsel	2015 2014	435,000 434,375	— —	199,984 124,462	571,413 380,624	322,000 328,800	— —	16,986 31,716	1,545,383 1,299,977
Kevin C. Knightly	2016	119,399	—	—	—	500,000	2,582	16,858	638,839
President, Information & Technology Solutions
Thomas H. Pike	2016	1,055,091	—	10,311,869	2,609,323	—	—	6,635,987	20,612,270
Former, Vice Chairman and President, Research & Development Solutions	2015 2014	1,040,000 1,040,000	— —	625,016 —	2,365,844 —	1,225,000 1,600,000	— —	3,519 24,423	5,259,379 2,664,423
Kevin K. Gordon	2016	509,062	—	999,992	830,517	—	—	2,919,023	5,258,594
Former, Executive Vice President and Chief Operating Officer	2015 2014	612,860 580,000	— —	500,026 301,581	1,428,534 912,478	678,000 819,808	— —	13,792 12,964	3,233,212 2,626,831

(1)	Reflects the position held by the named executive officer at the end of 2016 or, for persons no longer serving at year-end, the executive’s final position held in 2016. Upon completion of the Merger on October 3, 2016, Mr. Bousbib became Chairman, Chief Executive Officer and President and Mr. Pike became Vice Chairman and President, Research and Development Solutions. Following Mr. Pike’s termination of service in those capacities on November 29, 2016, Mr. Staub became President, Research and Development Solutions on December 2, 2016. Mr. Pike’s service terminated December 2, 2016. Upon completion of the Merger, Mr. Knightly became President, Information and Technology Solutions and Mr. Gordon terminated employment as the former Executive Vice President and Chief Operating Officer.

(2)	In accordance with the terms of his Letter Agreement described below, Mr. McDonnell received a one-time signing bonus in the amount of $1,000,000, payable in two equal installments: 50% within 30 days following his start date and 50% paid in March 2016.

(3)	Amounts reflect the aggregate grant date fair value of the restricted stock units and performance units granted in the relevant fiscal year computed in accordance with Accounting Standards Codification Topic 718, “Compensation—Stock Compensation,” or ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2016 are included in Note 1 to our consolidated audited financial statements for the fiscal year ended December 31, 2016 included in Part II of our annual report on Form 10-K. Assumptions used in the calculation of these amounts for 2014 and 2015 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2014 and Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2015, respectively. For each of 2015 and 2016, the reported amount was based on the probable outcome of the performance conditions of the awards as of the grant date. The value of the performance units granted in 2016 on the grant date, assuming the highest level of achievement of the performance conditions, was $1,000,057 for Mr. McDonnell, $799,968 for Mr. Erlinger, $5,500,054 for Mr. Pike, and $1,999,984 for Mr. Gordon. For 2015, the value of the performance units as of the grant date, assuming the highest level of achievement of the performance conditions was $399,969 for Mr. Erlinger, $1,250,032 for Mr. Pike, and $1,000,052 for Mr. Gordon. Amounts for Mr. Pike for 2016 also include the incremental fair value associated with the modification of his outstanding restricted stock units in connection with his termination of employment as described below under “Employment Agreement with Mr. Pike—Retirement” ($561,825).

(4)	Amounts reflect the aggregate grant date fair value for each stock option award granted in the relevant fiscal year as computed in accordance with ASC 718, excluding the impact of estimated forfeitures. Assumptions used in the calculation of these amounts in 2016 are included in Note 19 to our consolidated audited financial statements for the fiscal year ended December 31, 2016 included in Part II of our annual report on Form 10-K. Assumptions used in the calculation of these amounts for 2014 and 2015 are included in Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2014 and Note 17 to our consolidated audited financial statements for the fiscal year ended December 31, 2015, respectively.

(5)	Amounts for 2016 reflect amounts to be paid in March 2017 under the Quintiles Annual Incentive Plan, the IMS Health Annual Incentive Plan and the Novella Annual Incentive Plan and the Novella Management Incentive Plan, as applicable to the named executive officer, as approved by the LDCC. See “Compensation Discussion and Analysis—Principal Elements of Compensation—Short-Term Incentive Compensation—Annual Incentive Plan.” Amounts for 2014 and 2015 represent annual bonuses paid under the Quintiles Annual Incentive Plan.

(6)	2016 values represent (i) the aggregate change in the present value of each named executive officer’s accumulated benefit under the IMS Retirement Plan and Retirement Excess Plan from October 3, 2016 to December 31, 2016 and (ii) interest earned from October 3, 2016 to December 31, 2016 on deferred compensation that is considered “above-market interest” under SEC rules. The change in pension value was $(23,271) and $(40,461) for Messrs. Bousbib and Knightly, respectively. The negative values were primarily due to an increase in the discount rate used to calculate the present value of these benefits, partially offset by an additional year of pension accrual. In accordance with SEC rules, the amount included in this column relating to the change in pension value for Messrs. Bousbib and Knightly is $0. “Above market interest” is equal to the difference between the interest credited to the cash portion of Mr. Knightly’s account under the IMS Health Defined Contribution Executive Retirement Plan from October 3, 2016 to December 31, 2016 using the interest rate determined under the plan’s provisions (3.83%) and the interest that would have been credited using 120% of the long-term applicable federal rate for December 2016 (or 2.72% using annual compounding). Each of these components is shown in the following table:

	Change in Present Value of Pension Benefit
Named Executive Officer	Due to additional accruals	Due to change in actuarial assumptions	Total	Above Market Interest on Deferred Compensation
Ari Bousbib	36,049	(59,320)	(23,271)	—
Kevin C. Knightly	15,320	(55,781)	(40,461)	2,582

(7)	See below for additional information regarding the amounts disclosed in the “All Other Compensation” column.

2016 All Other Compensation

The following table details the components of the amounts reflected in the “All Other Compensation” column of the Summary Compensation Table for each of our named executive officers for the fiscal year ended December 31, 2016.

Name	Other Perquisites(1) ($)	Aggregate Reimbursements for Taxes Incurred for Certain Perquisites(2) ($)	Termination/CIC Payments(3) ($)	Life Insurance Premiums/ Other Benefits ($)	Matching Contributions to 401(k)(4) ($)	Savings Equalization Plan Matching Contribution(5) ($)	Total ($)
Ari Bousbib	55,316	—	—	194	—	194,265	249,775
Michael R. McDonnell	—	1,717	—	1,242	11,925	64,101	78,985
W. Richard Staub, III	—	—	—	889	11,925	20,904	33,718
James H. Erlinger III	—	1,192	—	2,322	11,925	24,314	39,753
Kevin C. Knightly	—	—	—	—	—	16,858	16,858
Thomas H. Pike	—	428	6,633,334	2,225	—	—	6,635,987
Kevin K. Gordon	—	15	2,906,100	983	11,925	—	2,919,023

(1)	Amounts in this column for Mr. Bousbib represent reimbursement of financial planning ($27,841), tax preparation services ($20,772) in an annual amount not to exceed $50,000, plus the cost to the Company to lease an automobile for Mr. Bousbib and to reimburse him for all operating expenses related to use of the automobile ($6,703).

(2)	Reflects amounts reimbursed for income taxes owed with respect to security systems, including $1,192 for Mr. Erlinger, $428 for Mr. Pike, and $15 for Mr. Gordon. Also includes income taxes owed for relocation amounts for Mr. McDonnell of $1,717.

(3)	Amounts in this column for Mr. Pike include a separation payment of $5,633,334 and an additional payment of $1,000,000, which were paid in January 2017. Amounts for Mr. Gordon reflect $112,500 for consulting services for two months after his termination, $93,600 for payment of benefits and insurance coverage, $2,152,500 in continuation pay ($269,063 from 2016 and $1,883,437 for continuation payments for an additional 21 months starting in January 2017), and $547,500 in severance payments pursuant to the Quintiles CIC Plan.

(4)	Represents our matching contributions to the Quintiles 401(k) Plan, which is a broad-based tax-qualified defined contribution plan in which certain U.S.-based Quintiles employees, including Messrs. McDonnell, Staub and Erlinger (and Mr. Gordon prior to his terminations of employment) participate. The matching contributions under the IMS Health Savings Plan for Mr. Bousbib and Mr. Knightly were made by IMS Health prior to the Merger and are not included in this table.

(5)	Represents certain make-whole plan contributions made to our U.S.-based named executive officers equal to the amounts that would have been contributed by us to the participants accounts in the company tax-qualified 401(k) plans under the plan’s matching contribution formula if not for certain limits applicable to tax-qualified plans under the Internal Revenue Code.

2016 Grants of Plan-Based Awards

The following table sets forth information regarding plan-based awards made to each of our named executive officers during 2016. For officers who became our executive officers upon completion of the Merger (Messrs. Bousbib and Knightly), the table sets forth information about annual cash incentive awards granted by IMS Health that became earned after the Merger and does not include information about equity awards granted by IMS Health prior to the Merger.

Name	Grant Date	Committee Action Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($)(7)	Grant Date Fair Value of Stock and Option Awards ($)(8)
			Threshold ($)(2)	Target ($)	Maximum ($)(3)	Threshold (#)	Target (#)	Maximum (#)
Ari Bousbib	—	—	—	3,200,000	6,400,000	—	—	—	—	—	—	—
Michael R. McDonnell	—	—	—	552,500	1,105,000	—	—	—	—	—	—	—
	3/3/2016	10/2/2015	—	—	—	3,866	7,732	15,464	—	23,400	64.67	914,402
W. Richard Staub, III	—	—	—	459,000	918,000	—	—	—	—	—	—	—
	3/3/2016	N/A	—	—	—	—	—	—	2,319	7,000	64.67	273,927
	9/30/2016	N/A	—	—	—	—	—	—	9,252	—	—	749,967
James H. Erlinger III	—	—	—	356,250	712,500	—	—	—	—	—	—	—
	3/3/2016	2/9/2016	—	—	—	3,092	6,185	12,370	—	18,700	64.67	731,128
Kevin C. Knightly	—		—	403,750	807,500	—	—	—	—	—	—	—
Thomas H. Pike	—	—	—	1,620,000	3,240,000	—	—	—	—	—	—	—
	3/3/2016	2/9/2016	—	—	—	21,262	42,524	85,048	—	128,900	64.67	5,921,175
	9/30/2016	9/30/2016	—	—	—	—	—	—	86,356	—	—	7,000,017
Kevin K. Gordon	—	—	—	573,750	1,147,500	—	—	—	—	—	—	—
	3/3/2016	2/9/2016	—	—	—	7,731	15,463	30,926	—	46,900	64.67	1,830,509

(1)	Represents annual cash incentive award opportunities granted under the IMS Health Annual Plan for Messrs. Bousbib and Knightly, the Quintiles Annual Incentive Plan for Messrs. McDonnell, Staub, Erlinger, Pike and Gordon, and the Novella Annual Plans for Mr. Staub. As described in “Compensation Discussion and Analysis—Elements of Compensation—Short-term incentive plan” above, each named executive officer was eligible to receive a target annual incentive equal to a percentage of his annual base salary. The actual amount paid to our named executive officers under the IMS Health Annual Plan for Messrs. Bousbib and Knightly, the Quintiles Annual Incentive Plan for Messrs. McDonnell, Staub, and Erlinger and the Novella Annual Plans for Mr. Staub for 2016 is included in the Summary Compensation Table above, in the column labeled “Non-Equity Incentive Plan Compensation.”

(2)	Under the Quintiles Annual Plan for Messrs. McDonnell, Staub, and Erlinger, amounts shown in the “Threshold” column assume our LDCC exercises its discretion to authorize the lowest possible award (or $0) for each named executive officer. Under the Novella Plans for Mr. Staub amount shown in the “Threshold” column assume our LDCC exercises its discretion to authorize the lowest possible award (or $0) for Mr. Staub. Under the IMS Health Annual Plan for Messrs. Bousbib and Knightly, if actual Revenue and Adjusted EBITDA for 2016 had been achieved at a threshold level, the funding level of the pool under the IMS Health Annual Plan would have been equal to 30% for the Revenue portion and 33% for the Adjusted EBITDA portion, subject to further plan-wide adjustments. However, each named executive officer’s actual annual cash incentive was also determined based on the achievement of individual performance goals for which there was no specified threshold achievement level. See “Compensation Discussion and Analysis—Elements of Compensation—Short-term incentive plan.”

(3)	Under the Quintiles Annual Plan for Messrs. McDonnell, Staub, and Erlinger, amounts shown in the “Maximum” column represent 200% of the named executive officers’ target award amount. See “Compensation Discussion and Analysis—Elements of Compensation—Short-term incentive plan.” Under the Novella Bonus Plan for Mr. Staub, the amount shown in the “Maximum” column represent 132% of Mr. Staub’s target award amount. See “Compensation Discussion and Analysis—Elements of Compensation—Short-term incentive plan.” Under the IMS Health Annual Plan for Messrs. Bousbib and Knightly, assuming a sufficient funding level of the IMS Health Annual Plan based on actual Revenue and Adjusted EBITDA and Cash Flow Percentage, and subject to LDCC discretion, to fund maximum payouts of a named executive officer’s annual incentive award, the officer’s actual annual cash incentive would then be determined based on his achievement of individual performance goals. Achievement of those goals at a maximum level would have resulted in an annual cash incentive equal to 200% of the named executive officer’s target incentive award under the IMS Health Annual Incentive Plan. See “Compensation Discussion and Analysis—Elements of Compensation—Short-term incentive plan.”

(4)	Represents Quintiles performance units granted to Messrs. McDonnell, Erlinger, Pike and Gordon. Pursuant to the Merger Agreement, these performance units were converted into time-based restricted stock units of the Company, with the number of time-based restricted stock units determined based on actual performance (determined to be 100%) through the Merger. The time-based restricted stock units will be fully vested on December 31, 2018, based on continued employment. See “Compensation Discussion and Analysis—Elements of Compensation—Long-term incentive awards.” Mr. Pike’s awards fully vested upon his termination of employment on December 2, 2016. Mr. Gordon’s awards fully vested upon his termination of employment in connection with the Merger.

(5)	Consists of time-based restricted stock units granted to Mr. Staub on March 3, 2016 and September 30, 2016 and time-based restricted stock granted to Mr. Pike on September 30, 2016. See “Compensation Discussion and Analysis—Elements of Compensation—Long-term incentive awards.”

(6)	Represents Quintiles stock option awards granted to Messrs. McDonnell, Staub, Erlinger and Gordon, which vest over four years, in four equal installments beginning on the first anniversary of the grant date and stock options granted to Mr. Pike, which vest in two equal installments on the third and fourth anniversaries of the grant date. See “Compensation Discussion and Analysis—Elements of Compensation—Long-term incentive awards.” Mr. Pike’s unvested options fully vested upon the closing of the Merger, and Mr. Gordon’s unvested options fully vested upon his termination of employment in connection with the Merger.

(7)	The exercise price is equal to the closing price per share of our common stock on the grant date, as reported on the NYSE.

(8)	Reflects the grant date fair value of equity awards granted in 2016 determined in accordance with FASB ASC Topic 718. See footnotes (3) and (4) to the “Summary Compensation Table.”

Narrative disclosure to summary compensation table and 2016 grants of plan-based awards table.

We have entered into agreements with each of Messrs. Bousbib, McDonnell, Staub and Erlinger governing the terms of employment, and we also entered into separation agreements with Messrs. Pike and Gordon in connection with their terminations of employment. We have not entered into any employment agreement with Mr. Knightly. The material terms of each of the agreements with our named executive officers are described below.

Employment Agreement with our Chief Executive Officer

In February 2014, the IMS Health Compensation Committee amended and restated the employment agreement with our Chief Executive Officer and his agreement was assumed by the Company in the Merger. The agreement has an initial three-year term, which automatically renews for an additional year each February, beginning in 2017, unless either party gives a notice of non-renewal at least 60 days in advance. Either party to the employment agreement may terminate the employment relationship without cause at any time upon giving the other party with 30 days’ advance written notice of its intention to terminate. The employment agreement generally provides terms and conditions of employment, including annual base salary, annual bonus opportunity, eligibility for health and welfare benefits, and for certain restrictive covenants in favor of the Company, including a covenant not to compete with us or to solicit our clients or employees during and for two years following his employment with us. Under his employment agreement, our Chief Executive Officer’s annual base salary is $1.6 million and his target annual cash incentive is 200% of his annual base salary. Pursuant to the employment agreement, he is also entitled to participate in our savings, retirement and welfare plans in accordance with their terms.

Letter Agreements with Mr. McDonnell

In October 2015, Quintiles entered into a letter agreement with Mr. McDonnell in connection with his appointment as Chief Financial Officer. The term of the letter agreement with Mr. McDonnell will continue until it is terminated pursuant to its terms. Either party to the letter agreement may terminate the employment relationship without cause at any time upon giving the other party with 90 days’ advance written notice of its intention to terminate. Under the letter agreement, Mr. McDonnell’s annual base salary is $650,000 and his target annual cash incentive is 85% of his annual base salary. Pursuant to the letter agreement, Mr. McDonnell is entitled to participate in our savings, retirement and welfare plans in accordance with their terms. The letter agreement also provides for (i) a one-time signing bonus in the amount of $1,000,000, 50% of which was paid within 30 days following his start date and 50% of which was subject to his continued employment through March 15, 2016 and was paid in March 2016; and (ii) a one-time equity award in the form of time-based restricted stock units with an aggregate grant date dollar value equal to $2,500,000 (the “Sign-On RSUs”) that will vest in equal 25% installments over four years subject to acceleration in the event of certain terminations of employment.

The letter agreement was conditional upon Mr. McDonnell’s execution of Quintiles’ Non-Competition, Non-Solicitation, Confidentiality and Intellectual Property Agreement (the “Non-Competition Agreement”). The Non-Competition Agreement includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 12 months following his termination of employment for any reason.

Effective upon completion of the Merger and the approval of the LDCC, we and Mr. McDonnell entered into a second letter agreement (the “Second Letter Agreement”), which included amendments to, and the waiver of, certain provisions of Mr. McDonnell’s existing employment arrangements. The Second Letter Agreement provided that Mr. McDonnell’s principal place of employment changed from Raleigh-Durham, North Carolina to our offices in Parsippany, New Jersey, and required that Mr. McDonnell relocate to the New York/New Jersey metropolitan area within 12 months of the closing of the Merger. If the office location change is completed, on that date: (1) any equity awards held by Mr. McDonnell that were outstanding as of the closing of the Merger will fully vest and (2) Mr. McDonnell will receive a one-time equity award in the form of time-based restricted stock units, which will vest in equal one-third installments over three years, with an aggregate grant date dollar value equal to $1,500,000, subject to the terms and conditions of our equity plan then in effect.

Letter Agreement with Mr. Staub

In November 2016, we entered into a letter agreement with Mr. Staub in connection with his appointment as President, Research & Development Solutions. The letter agreement does not specify a term of employment and either we or Mr. Staub may terminate the employment relationship at any time for any reason. Under his letter agreement, Mr. Staub’s annual base salary is $540,000, his target annual bonus is 85% of his annual base salary, and he is entitled to participate in our savings, retirement and welfare plans in accordance with their terms.

The letter agreement was conditioned upon Mr. Staub’s execution of a Non-Competition Agreement. The Non-Competition Agreement includes, among other things, provisions regarding non-competition and non-solicitation of customers and employees for 24 months following his termination of employment for any reason.

Employment Agreement and Letter Agreement with Mr. Erlinger

In November 2012, Quintiles entered into an employment agreement with Mr. Erlinger to serve as Executive Vice President, General Counsel. The term of the employment agreement with Mr. Erlinger will continue until it is terminated pursuant to its terms. Either party may terminate the employment relationship without cause at any time upon giving the other party with 60 days’ prior written notice. Under his employment agreement, Mr. Erlinger’s annual base salary is $400,000, which has since been increased to $475,000, and it has been agreed that his target annual cash incentive is 75% of his annual base salary. Pursuant to the employment agreement, he is also entitled to participate in our savings, retirement and welfare plans in accordance with their terms.

Effective upon completion of the Merger and the approval of the LDCC, we and Mr. Erlinger entered into a letter agreement, which provides for amendments to, and the waiver of, certain provisions of Mr. Erlinger’s existing employment agreement. Pursuant to the letter agreement, if Mr. Erlinger elects to terminate his employment by retirement at age 60, his unvested equity awards that have been outstanding for at least one year will vest, subject to certain limitations.

Employment Agreement with Mr. Pike and Retirement Arrangements

Mr. Pike’s employment with the Company terminated on December 2, 2016 upon his retirement. On November 29, 2016, Mr. Pike entered into a Second Amendment (the “Second Amendment”) to his employment agreement dated April 12, 2012 and amended by a first amendment dated as of May 3, 2016. Pursuant to the Second Amendment, in connection with Mr. Pike’s retirement, he received the following amounts: (a) $5,633,334, which was equal to two times the sum of (i) his base salary in effect on December 2, 2016, plus (ii) his 2016 target annual cash bonus; and (b) an additional $1,000,000 cash payment which amounts were paid in January 2017. In addition, Mr. Pike’s 60,524 unvested restricted stock units vested upon his retirement; however, the 86,356 unvested shares of restricted stock that was awarded to Mr. Pike on September 30, 2016 in connection with the closing of the Merger were forfeited upon Mr. Pike’s retirement.

Under the terms of the Mr. Pike’s employment agreement, he is subject to noncompetition and nonsolicitation covenants for a period of 36 months following the termination of his employment.

Separation, Consulting and General Release Agreement with Mr. Gordon

Mr. Gordon’s employment terminated on October 3, 2016 in connection with the Merger. At the time of termination, Mr. Gordon and Quintiles entered into a Separation, Consulting and General Release Agreement (the “Separation Agreement”), which provided for the terms of his separation. Under the Separation Agreement, Mr. Gordon agreed to the following: (i) a cash payment of $2,152,500 pursuant to his employment agreement, to be paid in equal monthly installments over 24 months, (ii) a cash payment of $93,600, which was the projected cost of the continuation of group health insurance coverage for Mr. Gordon and his eligible dependents pursuant to COBRA, (iii) a cash payment of $547,500 pursuant to the Quintiles CIC Plan, payable in a lump sum on the 61st day following the termination of his employment, and (iv) $112,500 in consulting fees in connection with his performance of consulting services for two months from the termination date as well as a cash payment of $7,200 in lieu of the Company’s provision of medical and other benefits during the two-month consulting period. In addition, pursuant to the terms of the Quintiles CIC Plan, Mr. Gordon’s 165,000 unvested options vested, his 17,899 unvested restricted stock units vested, and his 29,863 unvested performance units vested, which included his 2015 performance units vesting at 187% of target and his 2016 performance units which were deemed earned at target in connection with the Merger and vested upon his termination of employment.

Under the terms of Mr. Gordon’s employment agreement, he is subject to noncompetition and nonsolicitation covenants for a period of 24 months following the two month period following the termination of his employment.

For a summary of the payments and benefits our continuing named executive officers may be entitled to receive in connection with a termination of employment or upon a change in control, see “—Potential payments upon termination or change in control.”

Outstanding Equity Awards at Fiscal Year-End for 2016

The following table sets forth information regarding long-term incentive awards held by our named executive officers as of December 31, 2016.

Name	Grant Date		Number of Securities Underlying Unexercised Options (exercisable) (#)	Number of Securities Underlying Unexercised Options (unexercisable) (#)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Ari Bousbib (*)	12/1/2010		192,000	—	—	28.13	12/1/2020	—	—
	12/1/2010		192,000	—	—	21.36	12/1/2020	—	—
	12/1/2010		460,800	—	—	26.05	12/1/2020	—	—
	12/1/2010		230,400	—	—	15.11	12/1/2020	—	—
	12/1/2010		460,800	—	—	8.34	12/1/2020	—	—
	2/10/2015	(2)	20,711	62,136	—	65.16	2/10/2025	—	—
	2/2/2016	(2)	—	127,592	—	59.90	2/2/2026	—	—
	2/12/2014	(3)	—	—	—	—	—	192,000	14,601,600
	2/10/2015	(4)	—	—	—	—	—	36,750	2,794,838
	12/31/2015	(5)	—	—	—	—	—	354,801	26,982,616
	2/2/2016	(6)	—	—	—	—	—	57,324	4,359,490
Michael R. McDonnell	3/3/2016	(7)	—	23,400	—	64.67	3/3/2026	—	—
	12/16/2015	(10)	—	—	—	—	—	27,280	2,074,644
	3/3/2016	(6)	—	—	—	—	—	7,732	588,019
W. Richard Staub, III	9/16/2013	(8)	7,500	2,500	—	44.45	9/16/2023	—	—
	2/25/2014	(7)	8,600	8,600	—	53.26	2/25/2024	—	—
	3/4/2015	(7)	2,475	7,425	—	64.93	3/4/2025	—	—
	3/3/2016	(7)	—	7,000	—	64.67	3/3/2026	—	—
	3/4/2015	(10)	—	—	—	—	—	866	65,859
	3/3/2016	(10)	—	—	—	—	—	2,319	176,360
	9/30/2016	(9)	—	—	—	—	—	9,252	703,615
James H. Erlinger III	2/7/2013	(11)	56,250	18,750	—	30.07	2/7/2023	—	—
	5/8/2013	(12)	4,950	10,050	—	40.00	5/8/2023	—	—
	5/12/2014	(7)	11,200	11,200	—	47.87	5/12/2024	—	—
	3/4/2015	(7)	6,600	19,800	—	64.93	3/4/2025	—	—
	3/3/2016	(7)	—	18,700	—	64.67	3/3/2026	—	—
	11/24/2013	(13)	—	—	—	—	—	2,331	177,273
	5/12/2014	(14)	—	—	—	—	—	2,600	197,730
	3/4/2015	(4)	—	—	—	—	—	5,759	437,972
	3/3/2016	(6)	—	—	—	—	—	6,185	470,369
Kevin C. Knightly(*)	3/15/2010		46,080	—	—	26.05	3/15/2020	—	—
	3/15/2010		23,040	—	—	15.11	3/15/2020	—	—
	3/15/2010		23,040	—	—	8.34	3/15/2020	—	—
	2/10/2015	(2)	2,071	6,213	—	65.16	2/10/2025	—	—
	2/2/2016	(2)	—	10,207	—	59.90	2/2/2026	—	—
	2/12/2014	(3)	—	—	—	—	—	3,840	292,032
	2/10/2015	(4)	—	—	—	—	—	3,674	279,408
	2/2/2016	(6)	—	—	—	—	—	4,585	348,689
	9/30/2016	(15)	—	—	—	—	—	12,252	931,765
Thomas H. Pike	3/4/2015		82,500	—	—	64.93	3/4/2025	—	—
	3/3/2016		128,900	—	—	64.67	3/3/2026	—	—
Kevin K. Gordon	3/4/2015		66,000	—	—	64.93	3/4/2025	—	—
	3/3/2016		46,900	—	—	64.67	3/3/2026	—	—

(1)	The values shown equal the number of shares or units multiplied by $76.05, the closing price of a share of our common stock on December 30, 2016, as reported on the NYSE.

(2)	This SAR vests in four annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(3)	This restricted stock unit vests on February 12, 2018 if the named executive officer remains in service with us through the applicable vesting date.

(4)	This restricted stock unit vests on December 31, 2017 if the named executive officer remains in service with us through the applicable vesting date.

(5)	This restricted stock award vests 50% on the second anniversary of the grant date, and 50% on the fourth anniversary of the date if the named executive officer remains in service with us through the applicable vesting date, subject to accelerated vesting in certain cases (discussed below in “Potential payments upon termination or change in control”).

(6)	This restricted stock unit vests on December 31, 2018 if the named executive officer remains in service with us through the applicable vesting date.

(7)	This stock option vests in four annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(8)	This stock option vests on September 16, 2017 and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(9)	This restricted stock unit vests in three annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(10)	This restricted stock unit vests in four annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(11)	This stock option vests on February 7, 2017 and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(12)	This stock option vests on May 8, 2017 and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(13)	This restricted stock unit vests on November 24, 2017 and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(14)	This restricted stock unit vests 33% on May 12, 2017 and 67% on May 12, 2018 and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(15)	This restricted stock award vests in three annual installments beginning on the first anniversary of the date of grant and is generally subject to the named executive officer’s continued service through the applicable vesting date.

(*)	Prior to the Merger, the IMS Compensation Committee had granted stock options, restricted stock units, stock appreciation rights, time-based restricted stock, and performance shares. Upon completion of the Merger, outstanding IMS Health stock options, restricted stock units, stock appreciation rights, and time-based restricted stock were converted into the similar types of equity with respect to the Company’s common stock, on substantially the same terms and conditions as were applicable immediately prior to the Merger. The number of shares of the Company common stock subject to each converted stock option, restricted stock unit, stock appreciation right, or time-based restricted stock was determined by multiplying the number of shares of IMS Health common stock subject to such equity instrument, as applicable, by the exchange ratio used in the Merger and the exercise price, if applicable, of each converted equity instrument was determined by dividing the exercise price of such equity instrument by the exchange ratio. Upon completion of the Merger, outstanding IMS Health performance shares were converted into time-based restricted stock units of the Company on substantially the same terms and conditions (other than performance conditions) as were applicable immediately prior to the Merger, with the number of time-based restricted stock units received determined based on the actual performance achieved through the date of the Merger pursuant to the Merger Agreement as maintaining the original performance conditions after the Merger was impracticable given the consolidation of the legacy companies’ operations and businesses after closing. On February 2, 2016, prior to the Merger, Messrs. Bousbib and Knightly each received grants of performance-based restricted stock units in the amount of 108,412 and 8,673 target shares of IMS Health common stock, respectively, at a price of $23.06, as disclosed in each named executive officer’s Form 4 dated October 3, 2016, which comprised 50% of the equity award made to them at that time.

Option Exercises and Stock Vested

The following table sets forth information regarding options and/or SARs exercised and vesting of restricted stock units and/or performance units by our named executive officers during 2016. For officers who became our executive officers upon completion of the Merger on October 3, 2016 (Messrs. Bousbib and Knightly), the table sets forth information regarding options and/or SARs exercised and vesting of restricted stock units after the Merger.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)(1)	Number of Shares Acquired on Vesting ($)		Value Realized On Vesting ($)(2)
Ari Bousbib	—	—	—		—
Michael R. McDonnell	—	—	9,094	(3)	708,241
W. Richard Staub, III	—	—	289	(4)	18,912
James H. Erlinger III	—	—	1,149	(5)	91,771
Kevin C. Knightly	—	—	—		—
Thomas H. Pike	1,038,580	55,486,810	60,524	(6)	4,480,592
Kevin K. Gordon	428,700	18,206,886	47,762	(7)	3,811,885

(1)	Calculated by multiplying the number of shares of our common stock acquired upon exercise by the difference between the exercise price and the market price of our common stock on the exercise date.
(2)	Calculated using the closing price of our common stock as quoted on the NYSE, on the date such restricted stock units and/or performance units became vested.
(3)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units, Mr. McDonnell retained a total of 4,755 net shares.
(4)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units, Mr. Staub retained a total of 177 net shares.
(5)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units, Mr. Erlinger retained a total of 747 net shares.
(6)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units, Mr. Pike retained a total of 31,594 net shares.
(7)	After withholding shares sufficient to cover applicable taxes and fees due upon the vesting of restricted stock units and performance units, Mr. Gordon retained a total of 24,867 net shares.

Pension Benefits

The following table sets forth information regarding the present value of the accumulated benefits of our named executive officers who are eligible to participate under our pension arrangements as of December 31, 2016 (Messrs. Bousbib and Knightly). As Quintiles has not maintained any defined benefit plans, the table only covers plans established by IMS Health that were assumed in the Merger, which plans are described below. No amounts were paid to our named executive officers under our pension arrangements during our 2016 fiscal year.

Name	Plan Name	Number of Years of Credited Service(1)	Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year	Present Value of Lump Sum Payable if Terminated on 12/31/16 ($)		Lump Sum Payable Immediately if Terminated on 12/31/16 Following a CIC ($)
Ari Bousbib	IMS Health Retirement Plan	5.33	78,296	(2)	—	—		—
	IMS Health Retirement Excess Plan	5.33	1,276,788	(2)	—	1,601,000	(3)	1,601,000	(3)
Kevin C. Knightly	IMS Health Retirement Plan	32.33	383,124	(2)	—	—		—
	IMS Health Retirement Excess Plan	32.33	399,478	(2)	—	500,000	(3)	500,000	(3)

(1)	Years are credited based on service from the date the individual became a participant in each plan. Individuals become participants in the Retirement Plan and the Retirement Excess Plan on the first day of the month coincident with or next following the attainment of age 21 and completion of one year of service.

(2)	These amounts represent the actuarial present value, as of December 31, 2016, of the total retirement benefit that would be payable to each of our named executive officers in accordance with the terms of the Retirement Plan and Retirement Excess Plan, as applicable, assuming no future service or compensation increases, and no pre-retirement mortality or termination (i.e., each named executive officer is assumed to retire at age 65 and to receive the benefit of annual interest credits at 3.00% under the Retirement Plan and 3.00% under the Retirement Excess Plan on his account balance until such point). The key actuarial assumptions and methodologies used to calculate the present value of accumulated benefits under both the Retirement Plan and Retirement Excess Plan were (i) a discount rate of 4.23% and 3.80%, respectively, and (ii) the RP-2016 mortality table with scale MP-2016. Under the Retirement Excess Plan, if either of Messrs. Bousbib or Knightly had experienced a separation from service from us for any reason on December 31, 2016, then he would have been entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan on the later of December 31, 2016 or upon attainment of age 55. As both NEOs attained age 55 prior to December 31, 2016, the present value is determined as of, and the lump sum is payable December 31, 2016, is shown above. The following key actuarial assumptions and methodologies were used to calculate the present value at December 31, 2016: the Retirement Excess Plan account balance as of December 31, 2016 was converted into an annuity payable on December 31, 2016 using a 3.00% interest rate and the PPA Mortality Table. The resulting annuity was converted to a lump sum payable on December 31, 2016 using an interest rate of 2.04% and the GAM 83 Mortality Table.

(3)	Under the Retirement Excess Plan, if a change in control occurs (which would include the Merger), and a participant’s employment with us is involuntarily terminated for a reason other than cause or the participant voluntarily terminates employment with us for good reason within two years thereafter, his accumulated benefit would be payable in a single lump sum on the date of such termination, even if that date precedes attainment of age 55. Accordingly, if either of Messrs. Bousbib or Knightly had been involuntarily terminated for a reason other than cause or had voluntarily terminated employment with us for good reason on December 31, 2016 following a change in control, then each executive officer would be entitled to receive a single lump sum payment of his accumulated benefit under the Retirement Excess Plan upon such termination, the present value of which, as of December 31, 2016 is shown above. As Messrs. Bousbib and Knightly have each attained age 55 prior to December 31, 2016, they receive no enhancement in value (as compared with what each named executive officer would have received had he terminated employment on December 31, 2016 not in connection with a change in control). See footnote (2) above for the key actuarial assumptions and methodologies used to calculate the lump sum payable at December 31, 2016 if the executive’s employment was terminated in connection with a change in control.

IMS Health Defined Benefit Retirement Plans

This section describes the defined benefit pension plans in which Messrs. Bousbib and Knightly are eligible to participate.

IMS Health Retirement Plan

Eligibility and Vesting. The IMS Health Retirement Plan is a funded, tax-qualified retirement program that generally covers all U.S.-based employees, including certain of our named executive officers. This plan was closed to new participants effective December 31, 2016. Employees vest in the plan after three years of service.

Benefit Formula. Benefits under the IMS Health Retirement Plan’s cash balance formula are expressed in the form of a notional account balance. Each month a participant’s cash balance book-keeping account is increased by (i) pay credits of 6% of the participant’s compensation (i.e., base salary, plus annual incentive, commissions, overtime and shift pay) for that month and (ii) interest credits based on the participant’s hypothetical account balance at the end of the prior month. Monthly interest credits are based on 1/12th of the 30-year Treasury bond yields in effect during the applicable month.

Time and Form of Payment. Participants may retire early at age 55 with three years of service. Normal retirement is at age 65. Pension benefits are payable as an actuarially equivalent annuity. Lump-sum distributions are only available for benefits valued at $5,000 or less. IMS Health Retirement Plan benefits are provided on a noncontributory basis to employees.

Internal Revenue Code Limitations. Section 401(a)(17) of the Internal Revenue Code limits the annual compensation that may be taken into account in the calculation of benefits under a tax-qualified defined contribution or defined benefit pension plan, including the IMS Health Retirement Plan, to $265,000 in 2016. Section 415 of the Internal Revenue Code limits the annual benefit payable under a tax-qualified defined benefit plan including the IMS Health Retirement Plan, to $210,000 for 2016.

IMS Health Retirement Excess Plan

Eligibility. The IMS Health Retirement Excess Plan is an unfunded, non-qualified retirement plan utilizing the same benefit formula, compensation recognition, retirement eligibility and vesting provisions as the tax-qualified Retirement Plan and is offered to certain eligible U.S.-based employees, including certain of our named executive officers. It provides pension benefits not provided by the IMS Health Retirement Plan due to limitations set forth under Section 401(a)(17) or Section 415 of the Internal Revenue Code.

Benefit Formula. Under the IMS Health Retirement Excess Plan, the Company provides, out of its general assets, amounts equal to the difference between the amount that would have been paid in the absence of the aforementioned Internal Revenue Code limits and the amount that may be paid under the IMS Health Retirement Plan.

Time and Form of Payment. Benefits for the named executives are automatically payable upon termination of employment (subject to a six-month delay, in certain cases, under tax rules applicable to non-qualified deferred compensation) in the form of an actuarially equivalent lump sum.

Non-qualified Deferred Compensation

The following table sets forth information regarding the non-qualified deferred compensation of each of our named executive officers for our 2016 fiscal year under the IMS Health Defined Contribution Executive Retirement Plan (the “IMS Health DCERP”) or the Quintiles Elective Deferred Compensation Plan, as applicable. There were no contributions to, or, with respect to our named executive officers, distributions from, either of such plans during our 2016 fiscal year.

Name	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Balance at End of Fiscal Year 2016 ($)(2)
Ari Bousbib	—	—
Michael R. McDonnell	—	—
W. Richard Staub, III	—	—
James H. Erlinger III	—	—
Kevin C. Knightly	(69,138)	2,378,191
Thomas H. Pike(3)	—	—
Kevin K. Gordon(4)	—	—

(1)	Earnings for Mr. Knightly represent (i) interest credited to the respective named executive officer’s Designated Account, and (ii) the increase/decrease between October 3, 2016 and December 31, 2016 in the fair market value of shares of our common stock notionally held in the particular Designated Account (as described below).

(2)	The aggregate balance at the end of the year consists of the value of Mr. Knightly’s account under the IMS Health DCERP as of December 31, 2016. The Stock Account has been valued using the closing price of our common stock on December 30, 2016 ($76.05). Earnings on deferred amounts in a named executive officer’s Designated Account, to the extent such earnings were deemed to be “above-market” under applicable SEC rules, have been reflected in the “Summary Compensation Table” in the column labeled “—Change in Pension Value and Non-Qualified Deferred Compensation Earnings.”

(3)	Mr. Pike retired as an officer and Board member on November 29, 2016 and his employment with the Company ended on December 2, 2016.

(4)	Mr. Gordon resigned and his employment with the Company ended on October 3, 2016.

IMS Health DCERP

Eligibility. The IMS Health DCERP is a non-qualified, unfunded defined contribution plan that was frozen to new participants and accruals as of June 30, 2012. Previously accrued benefits continue to be eligible to be credited with an interest credit and notional investment returns. Mr. Knightly is fully vested in his account under the IMS Health DCERP.

Benefit Formula. A participant in the IMS Health DCERP was able to elect to have his or her account under this plan notionally credited with investment credits (the portion that is so credited is referred to as a “Designated Account”) or, with respect to a designated portion of his or her account, notionally invested in shares of IMS Health common stock, which then became notionally invested in our common stock in connection with the Merger (the portion that is so notionally invested is referred to as a “Stock Account”). Annual investment credits to a Designated Account are calculated based on the average annual corporate bond yields from the AA to AAA Rated/10+ Years Component of the Merrill Lynch U.S. Corporate Master Index.

Time and Form of Payment. A participant’s account under the IMS Health DCERP is paid as a lump sum on or shortly after the date a participant terminates employment with us.

Quintiles Elective Deferred Compensation Plan

Eligibility. The Quintiles Elective Deferred Compensation Plan is a non-qualified, deferred compensation plan that certain legacy Quintiles employees, including certain of our named executive officers are eligible to participate in. The Quintiles Elective Deferred Compensation Plan allows eligible employees to defer up to 90% of their base salaries as of the first day of the calendar year or partial year and up to 100% of any cash bonus payable to the participant with respect to that year. Contributions consist solely of participants’ elective deferral contributions with no matching or other employer contributions.

Time and Form of Payment. Participants can elect to receive date based in-service distributions as long as they are active employees in the Plan in either a lump sum or in annual installments up to 15 years. Upon separation from service, employees will receive either a lump sum distribution from the Quintiles Elective Deferred Compensation Plan or their distribution in annual installments up to 15 years.

Potential payments upon termination or change in control

Each of our named executive officers is entitled to receive certain benefits upon a qualifying termination of employment and upon certain change in control transactions. Below we describe payments and benefits that are payable upon certain types of termination of employment or a change in control, or that are enhanced based on the circumstances of a termination or change in control.

Employment Agreement and Equity Awards of the Chief Executive Officer. Under the terms of his employment agreement, if we terminate our Chief Executive Officer’s employment without cause (as defined in the employment agreement)

or we do not renew his agreement, or if he resigns for good reason (as defined in the employment agreement), our Chief Executive Officer will be entitled to severance in an amount equal to two times the sum of his annual base salary and annual target bonus, payable in equal installments over the 24-month period following the termination of his employment. If any such termination or resignation for good reason occurs within the 24-month period following a change in control (as defined in the employment agreement, which would include the Merger), our Chief Executive Officer will be entitled to the cash severance described above, except that payment will be made in a single lump sum immediately upon such termination. Under the agreement, if the Company elects not to extend the term of the agreement, the termination event will be treated as a termination by us without cause.

Upon a termination for cause, a resignation without good reason, or a termination of employment due to his death or disability, our Chief Executive Officer will be entitled to salary and other compensation that accrued before termination, but no severance will be payable.

As a condition to our Chief Executive Officer’s receipt of the severance payments described below, he must timely execute (without revoking) a release of claims in favor of us and comply with certain restrictive covenants set forth in the employment agreement.

Pursuant to the provisions of our Chief Executive Officer’s outstanding equity award agreements, his SARs, restricted stock and restricted stock units would become fully vested if his employment were terminated without cause, his employment agreement was not renewed, or if he resigned for good reason (each as defined in our Chief Executive Officer’s employment agreement) within two years of a change in control (which included the Merger).

Employment and Letter Agreements with Messrs. McDonnell, Staub, and Erlinger. In the event of a termination of employment by us without cause (or, with respect to Messrs. McDonnell and Erlinger only, a resignation by the named executive officer for good reason (in the case of Mr. McDonnell), or as a result of the Company’s material breach (in the case of Mr. Erlinger)), each of Messrs. McDonnell, Staub and Erlinger will be entitled to the severance benefits under each of their respective agreements with us.

Under Mr. McDonnell’s letter agreement, if his employment is terminated without cause or Mr. McDonnell resigns for good reason (each, as defined in the letter agreement), he would be entitled to receive severance in the amount of one times his annual base salary plus his target annual bonus in effect for the year of termination payable in installments, plus accelerated vesting of a portion of the Sign-On RSUs (such portion being dependent on the timing of the termination). The letter agreement does not provide for any specific benefits in the event of a change in control. However, in the event of a qualifying termination in connection with a change of control (including the Merger), Mr. McDonnell would be entitled to the benefits provided under the Quintiles CIC Plan (defined above; described below).

Under Mr. Staub’s letter agreement, if Mr. Staub’s employment is terminated other than for cause (as defined in the letter agreement), he will receive cash severance, payable in equal monthly installments on the Company’s regular payroll schedule during the 24-month non-competition period following termination, equal to (i) 24 months of Mr. Staub’s base salary as of the termination date; (ii) Mr. Staub’s target annual bonus in effect for the year of termination; and (iii) the projected cost of the continuation of group health insurance coverage for Mr. Staub and his eligible dependents pursuant to COBRA for the 18 months following the date of termination. Mr. Staub is not a participant in the Quintiles CIC Plan.

Under Mr. Erlinger’s employment agreement, if his employment is terminated without cause (as defined in the agreement) or if Mr. Erlinger resigns as a result of the Company’s material breach of the Agreement, he would be entitled to receive cash severance, payable in equal monthly installments on the Company’s regular payroll schedule during the 12-month non-competition period following termination, equal to (i) his base salary for the 12-month period, (ii) reimbursement for the actual additional costs incurred by him, including any additional tax costs associated with such reimbursements, for continued coverage for the 12 months under our Company’s group health, medical and dental benefit plans under COBRA (if available), at the same level as he participated as of his termination date and (iii) an amount equal to his annual bonus for the year of termination as determined by the Company in its discretion based on actual performance. The employment agreement with Mr. Erlinger does not provide for any specific benefits in the event of a change in control. However, in the event of a qualifying termination in connection with a change of control (including the Merger), Mr. Erlinger would be entitled to the benefits provided under the Quintiles CIC Plan (described below). Also, pursuant to an agreement entered into at the time of the Merger, if Mr. Erlinger elects to terminate his employment by retirement at age 60, his unvested equity awards that have been outstanding for at least one year will vest, subject to certain limitations.

Quintiles Change in Control Severance Plan

The Quintiles CIC Plan was adopted by Quintiles effective November 5, 2015. The Quintiles CIC Plan provides certain benefits if a participant experiences a separation from service as a result of a termination of employment without cause or resignation for good reason (each, as defined in the Quintiles CIC Plan), in either case, occurring within three months prior to or 24 months following a Sale of the Company (as defined under the Quintiles CIC Plan, which included the Merger). Each of Messrs. McDonnell and Erlinger are participants in this plan and Messrs. Pike and Gordon were participants in this plan prior to their respective terminations of employment.

If a participant experiences such a qualifying termination, and has signed a general release of claims in favor of the Company, then such participant would receive the following benefits under the Quintiles CIC Plan: (i) a lump sum payment on termination equal to two times the sum of the participant’s (x) base salary in effect on the date of termination (or if greater, base salary in effect on the date of the Sale of the Company) and (y) target annual cash bonus for the year in which the termination occurs; (ii) an additional lump sum payment on termination equal to the projected cost of the continuation of any group health insurance coverage in which the participant is enrolled for the participant and the participant’s eligible dependents; (iii) acceleration of all outstanding unvested time-based equity awards and, in the case of stock appreciation rights and stock options, extended exercisability for the remainder of their full term; and (iv) deemed achievement at target levels of any performance goals or other vesting criteria applicable to any performance-based equity awards, payable in a lump sum on the 61st day following termination. Benefits provided under the Quintiles CIC Plan will be reduced by any other severance benefits to which a participant is entitled, whether pursuant to a Company plan or by operation of a statute or government regulations (unless such severance benefits are provided under a policy, plan or agreement of the Company that expressly provides for them to be provided in addition to those provided under the Quintiles CIC Plan).

Employee Protection Plan

Mr. Knightly participated in the IMS Health Employee Protection Plan (the “Employee Protection Plan”), which provides for certain payments and benefits if the participant’s employment is terminated without cause (as defined in the Employee Protection Plan). The Employee Protection Plan was assumed by the Company in the Merger and amended and restated as of January 1, 2017. This summary describes the terms in effect as of December 31, 2016, the last day of our fiscal year.

Under the Employee Protection Plan, upon a termination of employment without cause (but not within 12 months following a change in control (as defined in the Employee Protection Plan), a participant would be entitled to receive continued base salary payments for a period of time equal to 16 weeks or, if greater, one-and-a-half weeks for each $10,000 of base salary plus two weeks for each year of service (up to a maximum of 78 weeks). Upon a termination without cause within 12 months following a change in control, the participant would be entitled to an amount equal to 130% of the amount described in the prior sentence, payable during the same time period as described in the prior sentence.

Upon a termination of employment without cause, in addition to the salary continuation described above, the participant would also be entitled to continued health and life insurance coverage throughout the salary continuation period described above, a pro-rated annual incentive for the year of termination based on actual performance (but only if the named executive officer worked for at least six months in that year), and outplacement services.

The Employee Protection Plan was amended and restated effective January 1, 2017 as the Quintiles IMS Incorporated Employee Protection Plan. Under the amended and restated plan, upon the termination of a participant’s employment without cause (as defined in the plan), he or she would be entitled to continued base salary payments for a period of time of at least two weeks and a maximum of 52 weeks depending on the participant’s salary grade level and years of eligible service (two weeks for each year of service), continued medical, dental and vision benefits throughout the salary continuation period (but not in excess of six months), and certain outplacement services. Mr. Knightly would be entitled to a maximum of 52 weeks of severance benefits under the amended and restated plan.

A participant will not be entitled to severance benefits under the Employee Protection Plan following a change in control if he unilaterally resigns, is offered comparable employment with us or an acquiring company, or transfers to a customer or client in connection with a transfer or outsourcing plan. Benefits under the Employee Protection Plan cease when the participant begins to earn compensation from a new employer, and are offset by the amounts of any other severance payments that are made to the participant or by the amount of any sign-on incentive or similar amounts paid upon commencement of the participant’s employment, if such payments occurred within 12 months of the termination. Any salary continuation or benefits payable under the Employee Protection Plan are conditioned upon the participant’s timely execution (without revoking) of a release of claims in favor of us that may include certain restrictive covenants, including covenants relating to non-competition and non-solicitation of clients or employees that would apply, in each case, during the one-year period following the participant’s termination of employment or, if longer, the participant’s salary continuation period.

Summary of potential payments. The following table estimates the dollar value of the additional payments and benefits our named executive officers would have been entitled to receive under applicable plans and/or arrangements, assuming the applicable triggering event occurred on December 30, 2016, the last business day of fiscal 2016, and sets forth the dollar value of the payments and benefits Messrs. Pike and Gordon received in connection with their termination of employment prior to the end of the fiscal year. For a description of their agreements, see “Narrative disclosure to summary compensation table and 2016 grants of plan-based awards table” above.

Name	Type of Payment or Benefit	Involuntary Termination ($)	Change in Control Without Termination ($)	Involuntary Termination Following a Change in Control ($)
Ari Bousbib	Severance Pay(1)	9,600,000	—	9,600,000
	Acceleration of equity awards(2)	48,680,978	—	48,680,978

	Total	58,280,978	—	58,280,978
Michael R. McDonnell	Severance Pay(3)	1,202,500	—	2,405,000
	Acceleration of equity awards(2)	—	—	2,928,955
	Health & Welfare Benefits(4)	—	—	51,905

	Total	1,202,500	—	5,385,860
W. Richard Staub, III	Severance Pay(5)	1,539,000	—	1,539,000
	Health & Welfare Benefits(4)	18,047	—	18,047

	Total	1,557,047	—	1,557,047
James H. Erlinger III	Severance Pay(6)	831,250	—	1,662,500
	Acceleration of equity awards(2)	—	—	3,256,369
	Health & Welfare Benefits(4)	36,027	—	54,041

	Total	867,277	—	4,972,910
Kevin C. Knightly	Severance Pay(7)	712,500	—	926,260
	Health & Welfare Benefits(4)	23,401	—	23,401
	Outplacement(8)	3,945	—	3,945

	Total	739,846	—	953,606
Thomas H. Pike	Severance Pay(9)			6,633,334
	Acceleration of equity awards(10)			4,480,592

	Total			11,113,926
Kevin K. Gordon	Severance Pay(11)			2,700,000
	Acceleration of equity awards(12)			7,778,168
	Health & Welfare Benefits(4)			93,600

	Total			10,571,768

(1)	Represents two times the sum of Mr. Bousbib’s base salary and his target annual incentive, which is the amount payable to Mr. Bousbib under the terms of his employment agreement in connection with a termination of his employment by us without cause or by him for good reason.

(2)	The value of the acceleration of unvested time-based SARs and stock options are determined based on the difference between the exercise price of the SARs/stock option and the closing price of a share of our common stock on December 30, 2016 ($76.05). The value of the acceleration of unvested time-based restricted stock units and restricted stock is determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on December 30, 2016. For purposes of this table, we have assumed that all time-based SARs, restricted stock, stock options, and restricted stock units would be assumed, continued or substituted in connection with a change in control and that, as a result, all time-based SARs, restricted stock and restricted stock units would not become fully vested in connection with such change in control but rather upon a qualifying involuntary termination following a change in control. The actual treatment of time-based SARs, restricted stock and restricted stock units in connection with a change in control transaction may be different.

(3)	Represents two times the sum of Mr. McDonnell’s base salary and his target annual incentive, which would be payable to Mr. McDonnell under the terms of the Quintiles CIC Plan in connection with a termination of his employment by us without cause or by him for good reason.

(4)	For Mr. Knightly, represents the cost to us of paying our portion of premiums for medical, dental and prescription drug coverage for Mr. Knightly and his eligible dependents during the period during which salary continuation payments under the provisions of the Employee Protection Plan (as in effect on December 31, 2016) are being made. The cost to us of paying the same benefits under the provisions of the Employee Protection Plan as in effect on December 30, 2016 would be $7,800 in the event of both involuntary termination and involuntary termination following a change in control. For Messrs. McDonnell and Erlinger, represents the additional lump sum payment equal to the projected cost of the continuation of any group health insurance coverage for the named executive officer and his eligible dependents, to which they would be entitled under the Quintiles CIC Plan. For Mr. Staub, represents the projected cost of group health care continuation for 18 months for Mr. Staub and his eligible dependents, to which he would be entitled under his employment agreement. Finally, for Mr. Gordon, represents a cash payment that was made to him in lieu of the projected costs of the Company’s provision of medical and other benefits for him and his eligible dependents during the 24 month severance period.

(5)	Represents an amount equal to (i) 24 months of Mr. Staub’s base salary and (ii) Mr. Staub’s target annual bonus in effect for the year of termination.

(6)	Represents two times the sum of Mr. Erlinger’s base salary and his target annual incentive, which would be payable to Mr. Erlinger under the terms of the Quintiles CIC Plan in connection with a termination of his employment by us without cause or by him for good reason.

(7)	Represents the sum of base salary continuation payable to Mr. Knightly under the provisions of the Employee Protection Plan as in effect on December 30, 2016. The base salary continuation payable to Mr. Knightly under the provisions of the Employee Protection Plan as in effect on December 30, 2016 would be $486,745 for both involuntary termination and involuntary termination following a change in control. Amounts would be payable in accordance with our customary payroll practices.

(8)	Represents the value of outplacement services that would be available to Mr. Knightly under the Employee Protection Plan.

(9)	Represents the separation payment of $5,633,334 and an additional payment of $1,000,000 which were payable to Mr. Pike under the terms of his employment agreement in connection with his retirement. These amounts were paid to Mr. Pike in January 2017.

(10)	Mr. Pike’s unvested restricted stock units vested upon his retirement. The value of the acceleration of unvested restricted stock units was determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on his termination date ($74.03).

(11)	Represents the cash severance payments made to Mr. Gordon in connection with his termination of his employment at the close of the Merger under his separation agreement consistent with his entitlements under his employment agreement and the Quintiles CIC Plan. Mr. Gordon also received certain consulting fees for services performed following his employment termination, as described in the section entitled “Narrative disclosure to summary compensation table and 2016 grants of plan-based awards table.”

(12)	Mr. Gordon’s awards fully vested upon his termination of employment in connection with the Merger. The value of the acceleration of unvested stock options was determined based on the difference between the exercise price of the stock options and the closing price of a share of our Common Stock on the date of acceleration ($79.81). The value of the acceleration of unvested performance units and restricted stock units was determined by multiplying the number of shares underlying the award by the closing price of a share of our common stock on the date of acceleration.

PROPOSAL NO. 2: ADVISORY (NONBINDING) VOTE ON EXECUTIVE COMPENSATION

As discussed in the Compensation Discussion and Analysis section of this proxy statement, our compensation strategy focuses on providing a total compensation package that is designed to attract and retain high-caliber executives by incentivizing them to achieve company and individual performance goals and closely aligning these goals with stockholder interests. Our philosophy reflects our emphasis on pay for performance and on long-term value creation for our shareholders.

Pursuant to the requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Action (the “Dodd-Frank Act”) and Section 14A of the Exchange Act, the Board is providing shareholders with the opportunity to cast an advisory, non-binding vote on executive compensation (“say-on-pay”) through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2016 annual meeting of shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action. However, the Board and the LDCC intend to take into account the outcome of the say-on-pay vote when considering future executive compensation decisions for named executive officers.

The LDCC believes that the Company’s compensation programs and policies and the compensation decisions for 2016 described in this Proxy Statement, including the Compensation Discussion and Analysis, appropriately reward our named executive officers for their and the Company’s performance and will assist the Company in retaining our senior leadership team. You are strongly encouraged to read the full details of our executive compensation programs and policies under the sections titled “Compensation Discussion and Analysis” and “Compensation of Named Executive Officers” above.

THE BOARD RECOMMENDS THAT EACH STOCKHOLDER VOTE FOR THE APPROVAL OF OUR

EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

PROPOSAL NO. 3: ADVISORY (NONBINDING) VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDER ADVISORY (NONBINDING) VOTES ON EXECUTIVE COMPENSATION

Pursuant to the requirements under the Dodd-Frank Act and Section 14A of the Exchange Act, the Board is required to submit an advisory, nonbinding resolution to stockholders at least once every six years to determine whether advisory, nonbinding votes on executive compensation (“say-on-pay” votes) should be held every one, two or three years. At the Quintiles annual meeting of shareholders in 2014, the Quintiles shareholders voted, in an advisory (nonbinding) vote, that future shareholder say-on-pay votes should be held on an annual basis. At IMS Health’s annual meeting of stockholders in 2015, the IMS Health stockholders voted, in an advisory (nonbinding) vote, that future say-on-pay votes should be held every three years. In order to provide the stockholders of the Company an opportunity for them to advise the Board in an advisory (nonbinding) vote on this matter, we are asking stockholders to vote on whether future say-on-pay votes should occur every one, two or three years. If you have no preference, you may abstain.

Because your vote is advisory, it will not be binding on the Board and will not overrule any decision by the Board or require the Board to take any action.

THE BOARD RECOMMENDS THAT EACH STOCKHOLDER VOTE FOR THE

SAY-ON-PAY VOTE TO BE TAKEN EVERY THREE YEARS.

PROPOSAL NO. 4: APPROVE THE ADOPTION OF THE

QUINTILES IMS HOLDINGS, INC. 2017 INCENTIVE AND STOCK AWARD PLAN

At the Annual Meeting, stockholders are being asked to approve the adoption of the Quintiles IMS Holdings, Inc. 2017 Incentive and Stock Award Plan (the “2017 Plan”), including the material terms of performance goals for performance awards that may be granted under the 2017 Plan. The 2017 Plan was adopted by the Board on February 21, 2017 and will become effective upon receiving stockholder approval at the Annual Meeting. Opportunities for our executive officers (other than our Chief Financial Officer) to earn annual cash incentive awards for our 2017 fiscal year have been granted under the 2017 Plan prior to the Annual Meeting, but payout of such cash award is subject to stockholder approval of the 2017 Plan and will not occur if stockholder approval is not obtained. Because it would merely consolidate the remaining share pools under certain existing plans, the 2017 Plan, if approved, will not increase the aggregate stated number of shares available for grant under our equity incentive program.

The 2017 Plan provides for cash and equity-based awards for key employees (including our executive officers), non-employee directors, key consultants or other key persons providing (or in certain cases, expected to provide) substantial services to the Company or its subsidiaries or affiliates.

Information Regarding Equity Awards Outstanding and Shares Available as of February 15, 2017

Number of shares
Restricted stock/RSU awards outstanding under all Company stock plans*	2,829,531
Stock options/stock appreciation rights outstanding under all Company stock plans	10,677,563
-Weighted average remaining contractual term—6.76
-Weighted average exercise price—$46.65
Shares Available to Be Granted under all Company stock plans	12,648,243
*	Includes awards that were granted as performance shares (e.g. 50% of 2016 IMS Health annual equity grants, including to our Chief Executive Officer) or performance units but converted into time-based restricted stock units of the Company in connection with the Merger.

The Board believes that cash and equity-based awards are an important tool to provide for compensation opportunities that help us attract and retain highly qualified executives, employees, directors and other service providers to incentivize company performance, to help achieve our corporate objectives and to promote long-term value creation for stockholders by closely aligning the interests of participants with those of stockholders. Based upon its review and consideration of the:

•	remaining shares available for awards under the Quintiles IMS Holdings, Inc. 2014 Incentive and Stock Award Plan (the “2014 Plan”) and the Quintiles IMS Holdings, Inc. 2013 Stock Incentive Plan (the “2013 Plan”) and the Quintiles IMS Holdings Inc. 2008 Stock Incentive Plan (the “2008 Plan”);

•	Company’s historic rates of equity award issuances;

•	restrictions on making grants to legacy Quintiles employees under the 2014 Plan due to New York Stock Exchange listing rules;

•	the desirability of creating uniform administrative procedures related to our incentive and stock plans, including share counting rules related to our prior equity incentive plans;

•	the deductibility of cash and equity-based awards due to the application of Section 162(m) of the Internal Revenue Code (“Section 162(m)”);

•	equity plan guidelines established by certain institutional investors and proxy advisory firms; and

•	advice provided by Steven Hall & Partners, LLC, the LDCC’s external compensation consultant, the Board approved the 2017 Plan and the share pool authorized for issuance under it, as described below.

The Board believes that the 2017 Plan will promote the interests of stockholders and is consistent with principles of effective corporate governance, among other reasons, because:

•	No Additional Shares Reserved. The 2017 Plan provides for no increase in the number of shares available for equity awards. The 2017 Plan merely consolidates the unused share pools under the 2008 Plan, the 2013 Plan and the 2014 Plan under one plan, applies a consistent share counting methodology and makes shares underlying outstanding awards granted under (but not ultimately delivered) our prior equity incentive plans eligible for use in connection with new awards under the 2017 Plan.

•	Independent Committee. The 2017 Plan will be administered by the LDCC, which is currently composed entirely of independent directors who meet the NYSE standards for independence and who meet the definitions of “outside directors” for purposes of the performance-based compensation exemption under Section 162(m) and “non-employee directors” as defined in Rule 16b-3(b)(3) under the Securities Exchange Act.

•	Limits on Awards. The 2017 Plan limits the number of awards that may be granted to any person in any calendar year. It also limits the amount that may be payable to any person in any calendar year under cash awards made pursuant to the plan and contains a separate limit that applies to awards and other compensation granted to our non-employee directors.

•	No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SARs”) awards under the 2017 Plan must have an exercise or base price that is not less than the fair market value of an underlying share of our common stock on the date of grant.

•	No Repricing. The 2017 Plan prohibits any repricing of stock options or SARs without stockholder approval, other than adjustments to the awards in connection with a corporate transaction affecting the Company.

•	Performance Awards. Under the 2017 Plan, the LDCC may grant performance awards that are intended to qualify as performance-based compensation that will be tax deductible by us without limitation under Section 162(m), as well as other performance-based awards.

•	Restrictions on Dividends and Dividend Equivalents. The 2017 Plan prohibits participants from receiving current dividends that are paid before the underlying award vests.

•	No “Single-Trigger” Vesting. The 2017 Plan does not provide for automatic vesting of awards in connection with a change in control.

•	No Loans to executive officers. Award terms may not provide for a personal loan to an executive officer as a means to pay an option exercise price or the withholding taxes relating to a share-based award.

•	No “Reloads.” The 2017 Plan prohibits automatic “reload” grants of additional awards upon exercise of an option or SAR or otherwise as a term of an award.

•	Clawback Policy. Awards under the 2017 Plan would be subject to our clawback policy.

•	No Tax Gross-Ups. The 2017 Plan does not provide for tax gross-ups with respect to awards.

Existing Equity Plan Information

For a summary of the number of shares available under our existing equity incentive plans, please see the table under the heading “Securities Authorized for Issuance Under Equity Compensation Plans” below. As noted above, the 2017 Plan will merely consolidate the unused share pools under the 2008 Plan, the 2013 Plan and the 2014 Plan under one plan, applies a consistent share counting methodology and makes shares underlying outstanding awards granted (but not ultimately delivered) under our prior equity incentive plans eligible for re-grant under the 2017 Plan.

Reasons for Seeking Stockholder Approval

The Board believes that cash and equity-based awards are a critical part of the Company’s compensation program. Stockholder approval of the 2017 Plan would help the Company attract and retain key employees (including executive officers), non-employee directors, consultants or other persons providing substantial services to the Company with cash, equity, and equity-based incentives.

The primary purpose for seeking stockholder approval of the 2017 Plan is that it would preserve our ability to grant a range of tax-efficient cash and equity-based incentive awards. Section 162(m) generally provides that compensation provided to a publicly held corporation’s CEO or any of its three other most highly paid named executive officers (other than its CFO) is not deductible by the corporation for U.S. income tax purposes for any taxable year to the extent it exceeds $1 million. However, this limitation does not cover compensation that qualifies as exempt performance-based compensation by meeting certain requirements under Section 162(m), including the requirement that the material terms of the related performance goals be disclosed to and approved by stockholders at least every five years. The Section 162(m) material terms are described in more detail below under “Eligibility,” “Per-Person Award Limitations” and “Performance Criteria.” Stockholders are being asked to approve, among other material terms, a set of business criteria on which performance goals may be based for performance awards granted under the 2017 Plan. Although stockholder approval is one of the requirements for exemption under Section 162(m), even with stockholder approval there can be no guarantee that compensation will be treated as exempt performance-based compensation under Section 162(m). Furthermore, the LDCC will continue to have authority to provide compensation that is not exempt from the limits on deductibility under Section 162(m).

Additionally, stockholder approval will allow us more flexibility in how we use the remaining shares under the 2014 Plan. In connection with the Merger, we assumed the 2014 Plan, which had previously been sponsored by IMS Health. Under New York Stock Exchange listing rules, without stockholder approval, we can continue to grant awards using shares originally reserved under that plan (after adjusting for the Merger) but those shares cannot be used for awards to individuals who were employed or serving as a director, immediately before the Merger, by Quintiles and its subsidiaries. By making those shares available under the 2017 Plan and obtaining stockholder approval of the 2017 Plan, we will no longer be subject to that restriction on award recipients.

If stockholders do not approve this Proposal No. 3, the 2014 Plan and the 2013 Plan will continue in accordance with their terms.

Description of the 2017 Plan

A copy of the 2017 Plan is attached as Appendix B. The following description of certain features of the 2017 Plan is qualified in its entirety by reference to the full text of the plan.

Purpose. The purpose of the 2017 Plan is to aid the Company in attracting, retaining, motivating and rewarding employees, non-employee directors and other persons who provide services to the Company or its subsidiaries or affiliates, to provide for compensation opportunities, to incentivize Company performance and to promote the creation of long-term value for stockholders by closely aligning the interests of participants with those of stockholders.

Authorized Shares. Subject to adjustment as described below, the total number of shares reserved and available for delivery in connection with awards under the plan shall be 12,648,243 shares of our common stock (which represents the total number of unused shares under the 2008 Plan, 2013 Plan and 2014 Plan as of February 15, 2017) plus up to 13,507,094 shares of our common stock subject to outstanding equity awards under the 2008 Plan, the Company’s 2010 Equity Incentive Plan (the “2010 Plan”), the 2013 Plan or the 2014 Plan (together with the 2008 Plan, the 2010 Plan and the 2013 Plan, the “Prior Plans”) (as applicable on an adjusted basis), which shares are not delivered under any Prior Plan and therefore become available again for issuance under the 2017 Plan. Up to the total number of shares available for awards may be issued in satisfaction of incentive stock options intended to be qualified under Section 422 of the Internal Revenue Code (“ISOs”). The reserve will consist of authorized and unissued shares or treasury shares. On February 15, 2017, the closing price per share of the Company’s common stock (in consolidated trading of NYSE-listed securities) was $77.85 per share.

To the extent that an award under the 2017 Plan or an award under any Prior Plan, is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number underlying the award or otherwise terminated without delivery of the shares to a participant, the shares of our common stock retained by or returned to the Company will not be deemed to have been delivered under the 2017 Plan or the applicable Prior Plan, and will be deemed to remain or to become available under the 2017 Plan. Shares of our common stock that are withheld from an award under the 2017 Plan or any of the Prior Plans or separately surrendered by the participant in payment of the exercise price or taxes relating to such an award or an award under a Prior Plan shall be deemed to constitute shares not delivered under the Plan or the applicable Prior Plan and will be deemed to remain or to become available under the Plan.

Per-Person Award Limitations. In each fiscal year, a participant’s annual limit equals 1,200,000 shares of our common stock (subject to adjustment). For awards denominated in cash and not in shares of our common stock, a participant may not be granted an award authorizing the earning of an amount that exceeds $12 million (this limitation is separate and not affected by the number of awards granted during such calendar year subject to the preceding limitation).

Limitations on Awards to Non-Employee Directors. The aggregate amount of (i) all cash paid by the Company and its subsidiaries, plus (ii) the grant-date fair value of stock-denominated awards granted, in each case, provided to a non-employee director in any fiscal year during any part of which a non-employee director is then eligible under the 2017 Plan or otherwise is $900,000. Payments to a non-employee director of compensation earned while the director previously was employed by the Company or a subsidiary are not counted for purposes of this limitation.

Adjustments. In the event of certain corporate transactions (including a stock dividend, stock split or combination of shares, special and non-recurring dividend, recapitalization or other change in the Company’s capital structure), the LDCC will make appropriate adjustments to the maximum number of shares that may be delivered under the 2017 Plan and the share-denominated per-person limitation, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. In addition, the LDCC is authorized to make adjustments in the terms and conditions of, and the criteria included in, awards (including performance awards and performance goals) in recognition of unusual or nonrecurring events, in response to changes in applicable laws or accounting principles, or for certain other reasons.

Administration. The 2017 Plan is administered by the LDCC, which has the authority to, among other things, interpret the 2017 Plan and determine eligibility for, grant and determine the terms of awards under the 2017 Plan. Subject to applicable Delaware corporate law and certain other restrictions, the LDCC may delegate to officers or managers of the Company or of any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the LDCC may determine, to perform such functions, including administrative functions, as the LDCC may determine. References to the LDCC in this “Description of the 2017 Plan” should be read to also refer to any delegate of the LDCC. The LDCC’s determinations under the 2017 Plan will be final, conclusive and binding.

Eligibility. The LDCC may grant awards under the 2017 Plan to our key employees (including our executive officers), non-employee directors, consultants or other persons providing substantial services to the Company or to a subsidiary or affiliate as well as to certain prospective employees. As of February 15, 2017, if the 2017 Plan were then in effect, approximately 1,300 employees and all of our non-employee directors (four in number) would be eligible to participate in the 2017 Plan.

No Repricing. Without the prior approval of the Company’s stockholders, the LDCC will not amend or replace previously granted stock options or SARs in a transaction that constitutes a “repricing”, which includes amending the terms of a stock option or SAR after it is granted to reduce its exercise price or canceling a stock option or SAR at a time when its exercise price is equal to or is greater than the fair market value of our common stock in exchange for another award or cash (other than as an authorized adjustment in connection with certain corporate transactions).

Types of Awards. The 2017 Plan provides for grants of options (including both stock options that are intended to qualify as incentive stock options (“ISOs”) and non-qualified options), SARs, restricted and deferred stock (including restricted stock units), dividend equivalents, other stock-based awards and performance awards, including annual incentive awards.

Stock Options. Stock options granted under the 2017 Plan may be issued as either ISOs or as nonqualified stock options. The exercise price of an option may not be less than the fair market value (or, in the case of an ISO granted to a ten-percent stockholder, 110% of the fair market value) of a share of our common stock on the date of the grant of the option. The LDCC determines the term of exercise of each option, the methods by which such exercise price may be paid or deemed to be paid and the form of such payment. The maximum term of an option will be ten years from the date of grant (five years from the date of grant in the case of an ISO granted to a ten-percent stockholder).

SARs. A SAR may be granted either in tandem with an award or without a related award. A SAR entitles the participant, upon settlement or exercise, to receive a payment based on the excess of the fair market value of a share of our common stock on the date of settlement or exercise over the base price of the right, multiplied by the number of shares of our common stock as to which the right is being settled or exercised. The base price of a stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant. The LDCC determines the term of exercise of SARs, which cannot be longer than ten years from the date of grant.

Restricted Stock Awards. A restricted stock award represents shares of our common stock that are issued subject to a risk of forfeiture or restrictions on transfer and other restrictions, if any, as the LDCC may impose, which restrictions may lapse separately or in combination upon circumstances as the LDCC may determine at the date of grant or thereafter. Subject to restrictions imposed by the terms of the 2017 Plan and the award, the participant will have the rights of a Company stockholder, including all voting and dividend rights (subject to the restriction described below), during the restriction period.

Deferred Stock (Including Restricted Stock Units). A deferred stock award provides the right to receive Stock, other awards, or a combination thereof at the end of a specified period of time, subject to a risk of forfeiture or restrictions on transferability and other restrictions, if any, as the LDCC may impose, which restrictions may lapse separately or in combination upon circumstances as the LDCC may determine at the date of grant or thereafter. Upon termination of employment or service during the applicable period or portion thereof to which forfeiture conditions apply, all deferred stock that is at that time subject to such forfeiture conditions shall be immediately forfeited. The LDCC may provide or determine in any individual case that restrictions or forfeiture conditions relating to deferred stock will lapse in whole or in part, including in the event of terminations from specified causes.

Bonus Stock and Awards in Lieu of Obligations. The LDCC is authorized to grant our common stock as a bonus, or to grant our common stock or other awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the 2017 Plan or other plans or compensatory arrangements, subject to such terms as determined by the LDCC.

Dividends and Dividend Equivalents. A dividend equivalent entitles the participant to receive cash, our common stock, other awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of our common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another award. The LDCC may determine that dividend equivalents be paid or distributed when accrued or be deemed to be reinvested in additional shares of common stock, awards, or other investment vehicles, subject to restrictions on transferability, risks of forfeiture and such other terms as specified by the LDCC. Dividend equivalents relating to a performance award are earnable only upon achievement of the applicable performance goals.

In no event will a participant be entitled to receive any dividends or dividend equivalents payable with respect to unvested awards, if any, prior to the time that the underlying awards vest.

Other Stock-Based Awards. Participants may receive other awards denominated or payable in, referencing, or otherwise based on, or related to, our common stock or factors that may influence the value of our common stock, including convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for our common stock, awards with value and payment contingent on performance of the Company or business units thereof or other factors designated by the LDCC.

Performance Awards (including Annual Incentive Awards). Performance awards may be denominated as a cash amount, a number of shares of our common stock or a specified number of other awards (or a combination thereof) and may be earned or payable based on the attainment of specified levels of attainment of performance goals established by the LDCC. The LDCC may grant performance awards that are intended to qualify as performance-based compensation under Section 162(m) and awards that are not intended to so qualify. The LDCC may determine that performance awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement. Performance goals may differ among participants. An annual incentive award is a type of performance award, which may (but is not required to) have a 12-month performance period.

Vesting. The LDCC has the authority to determine the vesting schedule applicable to each award, and to accelerate the vesting or exercisability of any award, and may specify that an award will become automatically earned, vested and/or payable in whole or in part upon a change in control of the Company.

Termination of Employment or Service. The LDCC may determine the effect of termination of employment or service on an award. Unless otherwise provided by the LDCC, upon a termination of employment or service all unvested stock options, stock appreciation rights, restricted shares and deferred stock awards will be forfeited. Further, unless otherwise determined by the LDCC, in the event of a participant’s termination of employment or service, stock options and SARs will remain exercisable for the shorter of a period of 90 days or the period ending on the latest date on which an award could otherwise have been exercised, and all stock options and SARs will be immediately forfeited upon a participant’s termination of employment or service for cause.

Performance Goals. Performance awards may be made subject to the achievement of “performance conditions” specified by the LDCC. Performance conditions for awards intended to qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code shall be contingent on the achievement of certain business criteria, which will consist of determinable measures of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or the performance of one or more companies and determined either on a consolidated basis and/or for specified subsidiaries or affiliates or other business units of the Company): (1) net sales or revenues or net sales or revenue growth; (2) earnings measures (including on a per share basis), including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) pre-tax income, net income or net income per common share (basic or diluted), net operating profit (including, without limitation, operating income and operating surplus), or economic value created (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (4) return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity; (5) cash flow (including, without limitation, operating cash flow), free cash flow, cash flow return on equity, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (6) interest expense after taxes; (7) net economic profit (operating earnings minus a charge for capital) or economic value created; (8) gross, contribution, operating or profit margin; (9) stockholder value creation measures, including stock price or total stockholder return; (10) dividend payout levels, including as a percentage of net income; (11) expense targets, working capital targets and change in working capital, or operating efficiency (including, without limitation, productivity measures); and (12) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, net new business, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of information technology, litigation-related milestones, goals related to capital structure and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. Provided that the LDCC has specified at least one performance goal qualifying the award as performance-based under Section 162(m), the LDCC may specify other performance goals or criteria (whether or not listed above) as a basis for its exercise of negative discretion with respect to the award. Achievement of performance goals in respect of performance awards will be measured over a performance period specified by the LDCC. Performance goals will be established not later than the earlier of 90 days after the beginning of any performance period or the time 25% of such performance period has elapsed.

Adjustments to Measurement of Performance Goals. The LDCC may provide for adjustment of any performance award or annual incentive award to include or exclude any event that occurs during a performance period, including without limitation: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) items that are unusual in nature or occur infrequently as determined under U.S. Generally Accepted Accounting Principles; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; and (h) changes in material liability estimates.

Effect of a Covered Transaction. In the event of a “Covered Transaction” (which includes a consolidation, merger, or similar transaction or series of related transaction, including a sale or other disposition of our common stock or other voting securities, or acquisition of all or substantially all of the Company’s then outstanding voting securities, sale or transfer of all or substantially all the Company’s assets, or dissolution or liquidation of the Company or similar transaction), the LDCC has the authority, but not the obligation, to:

•	if the Covered Transaction is one in which there is an acquiring or surviving entity, provide for the assumption or continuation of some or all outstanding awards or for the grant of new awards in substitution therefor by the acquirer or survivor or an affiliate of the acquirer or survivor, which new awards may be payable in securities, cash or other property;

•	if the Covered Transaction is one in which holders of our common stock will receive a payment (whether cash, non-cash or a combination of the foregoing), provide for payment with respect to some or all awards or any portion thereof, equal to the fair market value of one share of stock times the number of shares of stock subject to the award or such portion over the aggregate exercise or purchase price, if any, under the award or such portion, subject to additional terms as set forth by the LDCC.

•	if the Covered Transaction does not provide for assumption, continuation, substitution or cash-out, require that each award requiring exercise will become exercisable, and the delivery of any shares of our common stock remaining deliverable under each outstanding award of deferred stock (including restricted stock units and performance awards to the extent consisting of deferred stock) will be accelerated and such shares delivered on a basis that gives the holder of the award a reasonable opportunity following exercise of the award or delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.

In connection with a Covered Transaction, except as otherwise set forth in an award agreement, with respect to Performance Awards, the LDCC may deem performance met at the level implied by the trend line through the date of the Covered Transaction, at target levels or on such other basis as the LDCC may deem appropriate.

Forfeiture. Awards under the 2017 Plan will be subject to forfeiture, termination and rescission, and a participant who receives a payment pursuant to the 2017 Plan will be obligated to return such payment to us as required by law or applicable stock exchange listing standards or otherwise in accordance with any applicable Company clawback or similar policy. In addition, the LDCC may condition a participant’s right to receive an award or to retain shares of our common stock, cash or other property acquired in connection with an award or any gains in respect of an award upon compliance with, among other things, applicable non-competition, non-solicitation and other similar covenants.

Transferability of Awards. Awards under the 2017 Plan may not be transferred except by to a beneficiary at death, unless (for awards other than ISOs and SARs issued in tandem with ISOs) otherwise provided by the LDCC.

Amendment and Termination. Our Board may amend, suspend or terminate the 2017 Plan or the LDCC’s authority to grant awards under the 2017 Plan, subject to a requirement that any amendment will be approved by the Company’s stockholders if required by law (including to meet requirements under Section 162(m)) or applicable stock exchange listing standards. The LDCC may amend the 2017 Plan and may amend awards granted under the 2017 Plan, provided that such actions and the terms of the amended awards comply with the 2017 Plan. Our Board or the LDCC may not, however, amend outstanding awards without the consent of an affected participant if such amendment would materially and adversely affect the legal rights of such participant under any outstanding award.

Certain Material U.S. Federal Income Tax Consequences Relating to the Incentive Plan

The following discussion summarizes certain material U.S. federal income tax consequences associated with the grant, vesting and exercise of awards under the 2017 Plan. The summary does not address tax rates or non-U.S., state or local tax consequences, nor does it address employment tax or other U.S. federal tax consequences, except as noted.

Restricted Stock. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture and a restriction on transferability generally does not have income until either the substantial risk of forfeiture or the transferability restriction lapses. When that occurs, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture or the transferability restriction lapses. An 83(b) election must be made not later than thirty (30) days after the transfer of the shares to the participant and must satisfy certain other requirements. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. Fair market value for this purpose is determined without regard to the forfeiture restrictions. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the 2017 Plan, the holding period in the shares begins when the participant realizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. With some exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

Nonqualified Stock Options. In general, a participant has no taxable income upon the grant of a nonqualified stock option but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction. An ISO that is exercised more than three months after termination of employment (other than termination by reason of death) is generally treated as a nonqualified stock option. ISOs are also treated as nonqualified stock options to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a stock appreciation right becomes exercisable. In general, a participant who exercises a stock appreciation right for shares of stock or receives payment upon exercise of a stock appreciation right will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Deferred Stock and Restricted Stock Units. The grant of deferred stock (including a restricted stock unit) does not itself generally result in taxable income. Instead, the participant is generally taxed upon the actual or constructive receipt of the underlying stock (and a corresponding deduction is generally available to the Company). If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

Section 162(m). As discussed above, compensation that qualifies as “performance-based” compensation is excluded from the $1 million deductibility cap of Internal Revenue Code Section 162(m), and therefore remains fully deductible by the company that pays it. Stock options, SARs and certain performance awards under the 2017 Plan are generally intended to be exempt or eligible for exemption from the deductibility limits of Section 162(m). However, as discussed above, a number of requirements must be met in order for particular compensation to qualify for full deductibility under Section 162(m), so there can be no assurance that such compensation under the 2017 Plan will be fully deductible under all circumstances. In addition, other awards under the 2017 Plan, such as non-performance-based restricted stock and restricted stock units, generally will not qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, not be deductible by the Company as a result of Section 162(m).

Certain Change of Control Payments. Under Section 280G of the Code, the vesting or accelerated exercisability of options or SARs or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax on the participant and may be non-deductible to the Company.

New Plan Benefits

Opportunities for our executive officers (other than our Chief Financial Officer) to receive annual cash incentive awards for our 2017 fiscal year were made under the 2017 Plan prior to the Annual Meeting, subject to stockholder approval of the 2017 Plan. Those award opportunities are set forth in the table below. Opportunities for other employees (including our Chief Financial Officer) to receive an annual cash incentive award for our 2017 fiscal year were not granted under the 2017 Plan, are not subject to stockholder approval of the 2017 Plan and are not reflected in the table below.

Name and Position	Dollar value at target ($)(1)
Ari Bousbib, Chairman, Chief Executive Officer & President	$3,200,000
Michael R. McDonnell, Executive Vice President, Chief Financial Officer	$—
W. Richard Staub, III, President, Research & Development Solutions	$459,000
James H. Erlinger III, Executive Vice President, General Counsel	$356,250
Kevin C. Knightly, President, Information & Technology Solutions	$403,750
Executive Group	$4,419,000
Non-Executive Director Group	$—
Non-Executive Officer Employee Group	$—

(1)	Amounts shown reflect the target payout of each participant’s 2017 annual cash incentive award under the 2017 Plan, assuming that the 2017 Plan is approved by our stockholders. The award opportunities provide for above-target payouts if the pre-set target levels of performance goals are exceeded. The maximum annual cash incentive awards payable under the 2017 Plan for 2017 performance are: (i) for Mr. Bousbib, $6,400,000, (ii) for Mr. Staub, $918,000, (iii) for Mr. Erlinger, $712,500, (iv) for Mr. Knightly, $807,500 and (v) for this executive group as a whole, $8,838,000.

Prior to the approval of the 2017 Plan by our stockholders, no stock-based awards have been or will be granted out of the 2017 Plan. The LDCC has full discretion to determine the number and amount of awards to be granted to participants under the 2017 Plan, subject to the limits described above and the other terms of the 2017 Plan. Therefore, except as reflected in the table above, the future benefits to, and the amounts that would have been received in the last completed fiscal year by, any person or group under the 2017 Plan, are not determinable.

THE BOARD RECOMMENDS THAT EACH STOCKHOLDER VOTE FOR THE APPROVAL OF THE

QUINTILES IMS HOLDINGS, INC. 2017 INCENTIVE AND STOCK AWARD PLAN.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2016:

Equity Compensation Plan Information

Plan Category	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants and Rights, (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Related in Column (a)) (c)
Equity compensation plans approved by security holders	10,285,478	(1)	$39.02	(4)	15,237,755	(2)
Equity compensation plans not approved by security holders	26,727	(3)	—		—

Total	10,312,205		$39.02	(4)	15,237,755

(1)	Consists of: (i) 8,564,661 shares of common stock issuable upon the exercise of outstanding time-based stock options and underlying outstanding time-based SARs and (ii) 1,720,817 shares of common stock issuable in settlement of outstanding restricted stock units awarded. Excludes 367,053 shares of common stock subject to outstanding awards of restricted stock.

(2)	Consists of all securities remaining available under our equity compensation plans. All of these shares are available for delivery under stock options, SARs, restricted stock, restricted stock units or other forms of equity award authorized by the plans. Does not include 2,251,704 shares that would have remained available under our Employee Stock Purchase Plan had it not been discontinued as of December 31, 2016.

(3)	Consists of outstanding awards issued to certain executives with supplemental pension benefits in accordance with their individual employment arrangements under the IMS Health DCERP.

(4)	The weighted-average exercise price includes all outstanding stock options and SARs but does not include restricted stock units, restricted stock or IMS Health DCERP awards, all of which do not have an exercise price. If restricted stock units and other awards that constitute “rights” were included in this calculation, treating such awards as having an exercise price of $0, the weighted average exercise price of outstanding options, warrants and rights would be $ 32.41.

PROPOSAL NO. 5: RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) as our independent registered public accounting firm for the year ended December  31, 2017. The Board will ask the Company stockholders to ratify this selection at the Annual Meeting.

Audit Committee Report

PricewaterhouseCoopers served as the Company’s independent registered public accounting firm for the year ended December 31, 2016. Prior to the Merger, PricewaterhouseCoopers had been independent auditor of Quintiles continuously since 2002.

Among its functions, the Audit Committee reviews the financial reporting process of the Company on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to accounting principles generally accepted in the United States of America.

The Audit Committee has reviewed and discussed the annual audited financial statements with management and the independent registered public accounting firm, PricewaterhouseCoopers. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board AS 1301, and reviewed the results of the independent registered public accounting firm’s audit of the consolidated financial statements.

PricewaterhouseCoopers has also confirmed to the Company that it is in compliance with the rules, standards and policies of the Independence Standards Board and the SEC governing auditor independence. The Audit Committee received and discussed with PricewaterhouseCoopers its written disclosures and the letter as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee has considered whether the provision of non-audit services by our independent registered public accounting firm is compatible with the auditor’s independence.

Based on the reviews and discussions referred to above, and the guidelines specified by the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2016 Annual Report for filing with the SEC.

The Audit Committee

James A. Fasano, Chairman*

Michael J. Evanisko**

John M. Leonard**

Ronald A. Rittenmeyer*

*	Indicates a current member of the Audit Committee and a former member of the IMS Health Audit Committee.

**	Indicates a current member of the Audit Committee and a former member of the Quintiles Audit Committee.

Fees Paid to Independent Registered Public Accounting Firm

The accounting firm of PricewaterhouseCoopers served as independent auditors of the Company (and, prior to the Merger, Quintiles) for the years ended December 31, 2016 and 2015. In addition to rendering audit services during those two years, PricewaterhouseCoopers performed various non-audit services for the Company (and, prior to the Merger, Quintiles) worldwide.

Audit and Other Fees for Past Two Fiscal Years

The following table sets forth the aggregate fees billed to the Company (and, prior to the Merger, Quintiles) for services rendered by PricewaterhouseCoopers for the 2016 and 2015 fiscal years:

	2016	2015
	(in thousands)
Audit fees(1)	$8,795	$4,860
Audit-related fees(2)	508	—
Tax fees(3)	840	356
All other fees(4)	8	27

Total	$10,151	$5,243

(1)	Audit fees principally include services related to the annual audit of the consolidated financial statements, quarterly review of our interim consolidated financial statements, statutory audits of foreign subsidiaries, SEC registration statements and other filings, and consultation on accounting matters. The increase in 2016 is primarily due to the audit scope change for acquired businesses, and filing requirements in connection with Merger, debt, and equity offerings.

(2)	Audit-related fees consisted principally of due diligence services and financial accounting and reporting consultations for related services not already reported in audit fees.

(3)	Tax fees relate primarily to professional services for tax compliance, advice and planning services. These services included U.S. and non-U.S. tax services.

(4)	All other fees consisted of non-audit and accounting research services.

All audit and non-audit services to be performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by SEC rules, the Audit Committee also has delegated each of its members, acting singly, with the authority to pre-approve any audit or non-audit services if the need for pre-approval arises between regularly scheduled meetings. Such interim approvals, together with full documentation, are presented to the Audit Committee at its next scheduled meeting.

As early as practicable in each fiscal year, the independent registered public accounting firm provides to the Audit Committee a schedule of the audit and other services that the independent registered public accountants expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by the independent registered public accountants, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as audit-related and tax, none were billed pursuant to these provisions in fiscal 2016 without pre-approval.

The Audit Committee has considered the compatibility of non-audit services performed by PricewaterhouseCoopers with its independence. Our Committee has concluded that the provision of non-audit services by PricewaterhouseCoopers is compatible with that firm maintaining its independence from the Company and its management.

The Audit Committee has appointed PricewaterhouseCoopers as independent registered public accountants for the Company for the year ending December 31, 2017. Ratification of the appointment of PricewaterhouseCoopers requires the vote of a majority of the shares of our common stock cast affirmatively or negatively on the matter. A representative of PricewaterhouseCoopers is expected to be available to answer appropriate questions at the Annual Meeting and is free to make statements during the Annual Meeting.

The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit Committee may investigate the reasons for stockholder rejection and may consider whether to retain PricewaterhouseCoopers or to appoint another independent registered public accounting firm.

Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our stockholders or our company.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE

APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information relating to the beneficial ownership of our common stock as of February 15, 2017, by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all executive officers and directors as a group.

Beneficial ownership is determined in accordance with SEC rules. In general, under these rules a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power or investment power with respect to such security. A person is also deemed to be a beneficial owner of a security if that person has the right to acquire beneficial ownership of such security within 60 days. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 235,924,745 shares of our common stock outstanding as of February 15, 2017. Shares of our common stock that a person has the right to acquire within 60 days of February 15, 2017 are deemed outstanding for purposes of computing the percentage ownership of such person’s holdings, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. Unless otherwise indicated below, the address for each beneficial owner listed is c/o Quintiles IMS Holdings, Inc., 83 Wooster Heights Road, Danbury, Connecticut 06810.

	Shares Beneficially Owned
Name of Beneficial Owners	Number	Percent
5% stockholders:
Parties to the existing Shareholders Agreement(1)	99,142,827	42.0%
TPG Funds(2)	49,651,557	21.0%
CPPIB-PHI(3)	19,408,881	8.2%
Dr. Dennis B. Gillings, CBE, and affiliates(4)	12,807,163	5.4%
The Vanguard Group(5)	12,395,217	5.3%
Bain Capital and related funds(6)	9,944,017	4.2%
Leonard Green & Partners, L.P.(7)	7,331,209	3.1%
Directors and named executive officers:
Ari Bousbib(8)	2,933,682	1.2%
Michael R. McDonnell(9)	10,605	*
W. Richard Staub, III(10)	28,146	*
Kevin C. Knightly(11)	132,146	*
James H. Erlinger III(12)	109,772	*
John P. Connaughton(13)	—	—
Jonathan J. Coslet(14)	—	—
John G. Danhakl(15)	—	—
Michael J. Evanisko(16)	97,946	*
James A. Fasano	—	—
Jack M. Greenberg(17)	117,822	*
John M. Leonard(18)	22,516	*
Ronald A. Rittenmeyer(19)	74,049	*
Todd B. Sisitsky(20)	—	—
All executive officers and directors as a group (16 persons)(21)	15,354,143	6.4%

*	Represents beneficial ownership of less than one percent of the outstanding shares of our common stock.

(1)	Includes shares of common stock outstanding as of December 31, 2016 directly held by the following persons who are parties to the existing Shareholders Agreement: Dr. Gillings, Dr. Gillings’ daughter, the GFEF Limited Partnership, the Dennis and Mireille Gillings Foundation, GF Investment Associates LP, the Bain Capital Entities, CPP Investment Board Private Holdings Inc., Leonard Green & Partners, L.P. and the TPG-Q Funds (each as defined below). Also includes 1,569,600 shares held by Canada Pension Plan Investment Board, which itself is not a party to the Shareholders Agreement.

(2)

The information relating to the TPG-I Funds is based solely on a Schedule 13G filed with the SEC on October 13, 2016, reporting beneficial ownership on October 3, 2016. Shares shown as beneficially owned by the TPG-I Funds include the following: (a) 17,755,378 shares of QuintilesIMS common stock held by TPG Partners V, L.P., a Delaware limited partnership; (b) 46,448 shares of QuintilesIMS common stock held by TPG FOF V-A, L.P. a Delaware limited partnership; (c) 37,454 shares of QuintilesIMS common stock held by TPG FOF V-B, L.P., a Delaware limited partnership; (d) 17,769,038 shares of QuintilesIMS common stock held by TPG Partners VI, L.P., a Delaware limited partnership; (e) 70,241 shares of common stock held by TPG FOF VI SPV, L.P., a Delaware limited partnership; (f) 733,121 shares of QuintilesIMS common stock held by TPG

Biotechnology Partners III, L.P., a Delaware limited partnership; and (g) 6,109,343 shares of QuintilesIMS common stock held by TPG Iceberg Co-Invest LLC, a Delaware limited liability company (together with TPG Partners V, L.P., TPG FOF V-A, L.P, TPG FOF V-B, L.P., TPG Partners VI, L.P., TPG FOF VI SPV, L.P. and TPG Biotechnology Partners III, L.P., the “TPG-I Funds”). The general partner of each of TPG Partners V, L.P., TPG FOF V-A, L.P. and TPG FOF V-B, L.P. is TPG GenPar V, L.P., a Delaware limited partnership, whose general partner is TPG GenPar V Advisors, LLC, a Delaware limited liability company. The general partner of TPG Partners VI, L.P. is TPG GenPar VI, L.P., a Delaware limited partnership, whose general partner is TPG GenPar VI Advisors, LLC. The general partner of TPG Biotechnology Partners III, L.P. is TPG Biotechnology GenPar III, L.P., a Delaware limited partnership, whose general partner is TPG Biotechnology GenPar III Advisors, LLC, a Delaware limited liability company. The sole member of each of TPG GenPar V Advisors, LLC, TPG GenPar VI Advisors, LLC and TPG Biotechnology GenPar III Advisors, LLC is TPG Holdings I, L.P., a Delaware limited partnership, whose general partner is TPG Holdings I-A, LLC, a Delaware limited liability company, whose sole member is TPG Group Holdings (SBS), L.P., a Delaware limited partnership, whose general partner is TPG Group Holdings (SBS) Advisors, Inc., a Delaware corporation. The general partner of TPG FOF VI SPV, L.P. and the managing member of TPG Iceberg Co-Invest LLC is TPG Advisors VI, Inc., a Delaware corporation. David Bonderman and James G. Coulter are officers and sole stockholders of each of TPG Advisors VI, Inc. and TPG Group Holdings (SBS) Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG-I Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG-I Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors VI, Inc., TPG Group Holdings (SBS) Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102. The TPG-Q Funds beneficially own 7,130,534 shares, consisting of (a) 6,775,964 shares held by TPG Quintiles Holdco II, L.P., a Delaware limited partnership, or Holdco II, whose general partner is TPG Advisors V, Inc., a Delaware corporation and (b) 354,570 shares held by TPG Quintiles Holdco III, L.P. a Delaware limited partnership, or Holdco III, whose general partner is TPG Biotech Advisors, Inc., a Delaware corporation. Holdco II and Holdco III are collectively referred to as the TPG-Q Funds. David Bonderman and James G. Coulter are officers and sole shareholders of each of TPG Advisors V, Inc. and TPG Biotech Advisors, Inc. and may therefore be deemed to be the beneficial owners of the shares held by the TPG-Q Funds. Messrs. Bonderman and Coulter disclaim beneficial ownership of the shares held by the TPG-Q Funds except to the extent of their pecuniary interest therein. The address of each of TPG Advisors V, Inc., TPG Biotech Advisors, Inc. and Messrs. Bonderman and Coulter is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(3)	The information relating to CPPIB-PHI is based solely on a Schedule 13G filed with the SEC on October 13, 2016, reporting beneficial ownership as of October 3, 2016. CPPIB-PHI is a wholly owned subsidiary of the Canada Pension Plan Investment Board, which therefore beneficially owns the shares held by CPPIB-PHI. CPPIB-PHI directly owns 17,839,281 Common Shares and the Canada Pension Plan Investment Board is an indirect beneficial owner of such Common Shares owned by CPPIB-PHI. CPPIB-PHI and the Canada Pension Plan Investment Board have shared voting power and shared dispositive power with respect to such 17,839,281 Common Shares. In addition, the Canada Pension Plan Investment Board directly owns 1,569,600 Common Shares, with respect to which it has sole voting power and sole dispositive power. All shares of the Canada Pension Plan Investment Board were issued to Canada’s Federal Minister of Finance to be held on behalf of Her Majesty Queen Elizabeth II in right of Canada. Andrea Jeffery and Karen Rowe as authorized directors of CPPIB-PHI have authority to vote or dispose of the shares held by CPPIB-PHI. The address of each of CPPIB-PHI and Andrea Jeffery and Karen Rowe is c/o Canada Pension Plan Investment Board, One Queen Street East, Suite 2500, P.O. Box 101, Toronto, Ontario M5C 2W5 Canada.

(4)	Includes 11,542,230 shares held directly by Dr. Gillings and the following shares over which Dr. Gillings may be deemed to exercise shared voting and investment control: (a) 121,699 shares held by the GFEF Limited Partnership, of which Dr. Gillings is the general partner and (b) 103,556 shares held by the Dennis and Mireille Gillings Foundation, of which Dr. Gillings is the president and director. Dr. Gillings disclaims beneficial ownership of all shares held by the Dennis and Mireille Gillings Foundation and the GFEF Limited Partnership, except to the extent of his pecuniary interest therein. Certain shares held directly by Dr. Gillings have been pledged as security for a personal loan. The table also includes the following shares over which Susan Gillings Gross (Dr. Gillings’ daughter) may be deemed to have beneficial ownership: (a) 39,678 shares held directly by Ms. Gross and (b) 1,000,000 shares held by GF Investment Associates LP, which is managed by Ms. Gross. Ms. Gross disclaims beneficial ownership of the shares held by GF Investment Associates LP, except to the extent of her pecuniary interest therein.

(5)	As reported by The Vanguard Group in a Schedule 13G filed with the SEC on February 13, 2017, which reported holdings as of December 31, 2016. The Schedule 13G states that The Vanguard Group has sole voting power with respect to 68,352 shares, shared voting power with respect to 8,900 shares, sole dispositive power with respect to 4,023,312 shares, and shared dispositive power with respect to 74,652 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(6)	The information relating to Bain Capital and related entities is based solely on a Schedule 13G/A filed with the SEC on February 14, 2017, reporting beneficial ownership at December 31, 2016. Bain Capital and related funds beneficially own 9,944,017 shares, consisting of (a) 9,918,232 shares of common stock held by Bain Capital Integral Investors 2008, L.P., or Integral Investors, (b) 24,395 shares of common stock held by BCIP TCV, LLC, and (c) 1,390 shares of common stock held by BCIP Associates—G, or BCIP—G. The governance, investment strategy and decision-making process with respect to investments held by each of Integral Investors, BCIP TCV and BCIP-G, which we refer to collectively as the Bain Capital Entities is directed by the Global Private Equity Board of Bain Capital Investors, LLC, or BCI. By virtue of the relationships described in this footnote, BCI may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the Bain Capital Entities has an address c/o Bain Capital Private Equity, LP, 200 Clarendon Street, Boston, MA 02116.

(7)	The information relating to Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) and related entities is based solely on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership at December 31, 2015. Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) is the direct owner of 5,598,516 shares of QuintilesIMS common stock (the “GEI V Shares”). Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”), is the direct owner of 1,679,420 shares of QuintilesIMS common stock (the “GEI Side V Shares”). LGP Iceberg Coinvest, LLC, a Delaware limited liability company (“Iceberg” and, collectively with GEI V and GEI Side V, the “LGP Funds”), is the direct owner of 53,273 shares of QuintilesIMS common stock (the “Iceberg Shares” and, collectively with the GEI V Shares and the GEI Side V Shares, the “LGP Shares”). GEI Capital V, LLC, a Delaware limited liability company (“GEIC”), is the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”), is a limited partner of GEI V and GEI Side V. LGP, is the manager of GEI V, GEI Side V, and Peridot Coinvest Manager LLC, a Delaware limited liability company (“Peridot”), and an affiliate of GEIC and Holdings. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. Mr. John G. Danhakl is a Director, Executive Vice President, and Managing Partner of LGPM, and a member of the Issuer’s board of directors. Peridot is the manager of LGP Associates V LLC, a Delaware limited liability company (“Associates V”). Associates V is the manager of Iceberg. GEIC, as the general partner of GEI V and GEI Side V, Holdings, as a limited partner of GEI V and GEI Side V, LGP, as the manager of GEI V, GEI Side V, and Peridot, LGPM, as the general partner of LGP, Mr. Danhakl, as a Director, Executive Vice President, and Managing Partner of LGPM, Peridot, as the manager of Associates V, and Associates V, as the manager of Iceberg, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the LGP Shares. As such, GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V may be deemed to be the indirect beneficial owners of the LGP Shares. Each of GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V disclaims beneficial ownership of the LGP Shares, except to the extent of its and, with respect to Mr. Danhakl, his pecuniary interest therein. Each of Messrs. Danhakl, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, W. Christian McCollum, Usama N. Cortas, J. Kristofer Galashan, and Ms. Alyse M. Wagner either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP. As such, Messrs. Danhakl, Sokoloff, Seiffer, Baumer, Flynn, Halper, Purdy, Solomon, McCollum, Cortas and Galashan, and Ms. Wagner may be deemed to have shared voting and investment power with respect to all shares beneficially owned by the LGP Funds. These individuals each disclaim beneficial ownership of the securities held by the LGP Funds except to the extent of his pecuniary interest therein. The address of each of the LGP Funds, and each of the foregoing individuals is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(8)	Includes 1,536,000 shares underlying stock options and 73,321 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 15, 2017. Also includes 685,757 shares of restricted stock that are not vested as of February 15, 2017. Of the shares beneficially owned, 543,302 shares of common stock are held in trust for the benefit of members of Mr. Bousbib’s family.

(9)	Includes 5,850 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days.

(10)	Includes 27,100 shares underlying stock options and 869 shares underlying restricted stock units that are currently exercisable or scheduled to vest within 60 days.

(11)	Includes 92,160 shares underlying stock options and 6,693 shares underlying stock appreciation rights that are currently exercisable or scheduled to vest within 60 days of February 15, 2017, and 18,566 notional shares held under the IMS Health DC ERP. Also includes 12,252 shares of restricted stock that are not vested as of February 15, 2017.

(12)	Consists of 109,025 shares of common stock underlying stock options exercisable within 60 days.

(13)	Bain Capital and related funds beneficially own 9,944,017 shares, consisting of (a) 9,918,232 shares of common stock held by Bain Capital Integral Investors 2008, L.P., or Integral Investors, whose general partner is Bain Capital Investors, LLC, or BCI, (b) 24,395 shares of common stock held by BCIP TCV, LLC, or BCIP TCV, whose administrative member is BCI and (c) 1,390 shares of common stock held by BCIP Associates—G, or BCIP—G, whose managing partner is BCI. As a result of the relationships described above, BCI may be deemed to share beneficial ownership of the shares held by each of Integral Investors, BCIP TCV and BCIP—G (collectively, the “Bain Capital Entities”). The governance, investment strategy and decision-making process with respect to investments held by the Bain Capital Entities is directed by BCI’s Global Private Equity Board, or GPEB, which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, David Gross Loh, Stephen Pagliuca, Michel Plantevin, Dwight Poler and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by the Bain Capital Entities. Each of the members of GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of the Bain Capital Entities has an address c/o Bain Capital Partners, LP, 200 Clarendon Street, Boston, MA 02116.Does not include shares of common stock held by the Bain Capital Entities. Mr. Connaughton, who is one of Quintiles’ directors, is a Managing Director of BCI and a member of GPEB and as a result, and by virtue of the relationships described in footnote 3 above, may be deemed to share beneficial ownership of the shares held by the Bain Capital Entities. The address for Mr. Connaughton is c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, MA 02116.

(14)	Mr. Coslet, who is one of our directors, is a TPG Partner. Mr. Coslet has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Coslet is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, TX 76102.

(15)	The information relating to Green Equity Investors, V, L.P., a Delaware limited partnership (“GEI V”) and related entities is based solely on a Schedule 13G filed with the SEC on February 12, 2016, reporting beneficial ownership at December 31, 2015. Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”) is the direct owner of 14,579,471 shares of QuintilesIMS common stock (the “GEI V Shares”). Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEI Side V”), is the direct owner of 4,373,491 shares of QuintilesIMS common stock (the “GEI Side V Shares”). LGP Iceberg Coinvest, LLC, a Delaware limited liability company (“Iceberg” and, collectively with GEI V and GEI Side V, the “LGP Funds”), is the direct owner of 138,733 shares of QuintilesIMS common stock (the “Iceberg Shares” and, collectively with the GEI V Shares and the GEI Side V Shares, the “LGP Shares”). GEI Capital V, LLC, a Delaware limited liability company (“GEIC”), is the general partner of GEI V and GEI Side V. Green V Holdings, LLC, a Delaware limited liability company (“Holdings”), is a limited partner of GEI V and GEI Side V. LGP, is the manager of GEI V, GEI Side V, and Peridot Coinvest Manager LLC, a Delaware limited liability company (“Peridot”), and an affiliate of GEIC and Holdings. LGP Management, Inc., a Delaware corporation (“LGPM”) is the general partner of LGP. Mr. John G. Danhakl is a Director, Executive Vice President, and Managing Partner of LGPM, and a member of the Issuer’s board of directors. Peridot is the manager of LGP Associates V LLC, a Delaware limited liability company (“Associates V”). Associates V is the manager of Iceberg. GEIC, as the general partner of GEI V and GEI Side V, Holdings, as a limited partner of GEI V and GEI Side V, LGP, as the manager of GEI V, GEI Side V, and Peridot, LGPM, as the general partner of LGP, Mr. Danhakl, as a Director, Executive Vice President, and Managing Partner of LGPM, Peridot, as the manager of Associates V, and Associates V, as the manager of Iceberg, directly (whether through ownership or position) or indirectly through one or more intermediaries, may be deemed to share voting and investment power with respect to the LGP Shares. As such, GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V may be deemed to be the indirect beneficial owners of the LGP Shares. Each of GEIC, Holdings, LGP, Peridot, LGPM, Mr. Danhakl, and Associates V disclaims beneficial ownership of the LGP Shares, except to the extent of its and, with respect to Mr. Danhakl, his pecuniary interest therein. Each of Messrs. Danhakl, Jonathan D. Sokoloff, Jonathan A. Seiffer, John M. Baumer, Timothy J. Flynn, James D. Halper, Todd M. Purdy, Michael S. Solomon, W. Christian McCollum, Usama N. Cortas, J. Kristofer Galashan, and Ms. Alyse M. Wagner either directly (whether through ownership interest or position) or through one or more intermediaries, may be deemed to control LGP. As such, Messrs. Danhakl, Sokoloff, Seiffer, Baumer, Flynn, Halper, Purdy, Solomon, McCollum, Cortas and Galashan, and Ms. Wagner may be deemed to have shared voting and investment power with respect to all shares beneficially owned by the LGP Funds. These individuals each disclaim beneficial ownership of the securities held by the LGP Funds except to the extent of his pecuniary interest therein. The address of each of the LGP Funds, and each of the foregoing individuals is c/o Leonard Green & Partners, L.P., 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(16)	Consists of 2,316 shares of common stock issued pursuant to Company stock incentive plans and 92,600 shares of common stock underlying stock options exercisable within 60 days.

(17)	Consists of 27,930 shares of common stock issued pursuant to Company stock incentive plans and 89,892 shares of common stock underlying stock options exercisable within 60 days of February 15, 2017. Of these shares, 25,000 shares of common stock and 24,492 shares of common stock underlying stock options are held for the benefit of members of Mr. Greenberg’s family.

(18)	Consists of 2,316 shares of common stock issued pursuant to Company stock incentive plan and 20,200 shares of common stock underlying stock options exercisable within 60 days.

(19)	Includes 19,200 shares underlying stock options that are currently exercisable or scheduled to vest within 60 days.

(20)	Todd B. Sisitsky, who is one of our directors, is a TPG Partner. Mr. Sisitsky has no voting or investment power over and disclaims beneficial ownership of the shares held by the TPG Funds. The address of Mr. Sisitsky is c/o TPG Global, LLC, 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(21)	Includes 2,130,916 shares underlying stock options and stock appreciation rights that are currently exercisable or scheduled to vest within 60 days, 1,594 shares underlying restricted stock units scheduled to vest within 60 days and 18,566 notional shares held under the IMS Health DCERP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10 percent of our common stock, to file reports of ownership and changes in ownership with the SEC. These reports are commonly referred to as Form 3, Form 4 and Form 5 reports. Filing persons must furnish us with copies of the Section 16(a) reports they file. Based solely on our review of the Section 16(a) reports we have received or that were filed with the SEC and written representations from certain filers that no other reports were required, we believe that all filing requirements applicable to our executive officers, directors and greater-than-ten-percent stockholders were complied with for the year ended December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transactions Policy

We have adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Audit Committee is responsible for reviewing and approving related person transactions. For purposes of this policy, a related person transaction includes any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K adopted by the SEC. In the course of its review and approval of related person transactions, our Audit Committee will consider the relevant facts and circumstances to decide whether to approve such transactions. Related person transactions must be approved or ratified by the Audit Committee based on full information concerning the proposed transaction, including the related persons involved, their relationship to the Company, their interest and role in the transaction, the proposed terms of the transaction, including aggregate value and value to be derived by the related person, the benefits to the Company and the related person, the availability to the Company of alternative means or transactions by which to obtain like benefits, terms that would prevail in a similar transaction with an unaffiliated third party, and such other information as our Audit Committee deems appropriate. Our policy provides that we generally should not engage in related person transactions, unless:

•	the transaction offers clear advantages to us, and its purpose is not to confer an advantage on the related person;

•	we are acquiring goods or services, and comparable goods or services are not available from unrelated third parties on equally advantageous terms;

•	we are selling goods or services, and the terms of the transaction are comparable to terms we provide to unrelated third parties;

•	the transaction will be approved for us by independent decision-makers in good faith and without influence of the person who has a conflicting interest; or

•	the transaction is in our best interests.

Shareholders Agreement

In connection with the Merger, we entered into the Shareholders Agreement with certain of the largest post-Merger shareholders. For additional information regarding certain director designation and board composition provisions of the Shareholders Agreement, see the Company’s Corporate Governance—Board Composition and Director Independence.

The parties to the Shareholders Agreement, other than the DG Shareholders, have agreed that after January 1, 2017, no such party or its affiliates will, except for certain pledges, transfers to permitted transferees and certain transfers in connection with underwritten public offerings, (x) transfer more than 1% of our outstanding common stock in any calendar quarter or (y) transfer any shares of the outstanding common stock of the Company to a third party that, to such shareholder’s knowledge, as a result of such transfer would own 10% or more of our outstanding common stock.

Our Sponsors have certain customary registration rights with respect to their shares of the Company’s common stock. Pursuant to the registration rights provisions of the Shareholders Agreement, our Sponsors have demand registration rights, including shelf registration rights, in respect of any shares of our common stock held by them, subject to certain conditions. In addition, in the event that we register shares of our common stock for sale to the public, we are required to give notice of such registration to the Sponsors, and, subject to certain limitations, include shares of our common stock held by them in such registration. The Shareholders Agreement includes customary indemnification provisions in favor of the Sponsors, any person who is or might be deemed a control person (within the meaning of the Securities Act of 1933, as amended, and the Exchange Act) and related parties against certain losses and liabilities (including reasonable costs of investigation and legal expenses) arising out of or based upon any filing or other disclosure made by us under the securities laws relating to any such registration.

The Shareholders Agreement will terminate with respect to any party thereto (i) with respect to provisions regarding the Company’s Board, at such time as the party is no longer entitled to designate a nominee, (ii) with respect to the DG Shareholders, when (a) the Company has fully performed its obligations thereunder or (b) upon the earlier of (1) the day after the 2021 annual meeting of shareholders of the Company, (2) the date that the DG Shareholders, together with their affiliates, cease to own at least 2.5% of our outstanding common stock or (3) the date on which the DG Shareholders have withdrawn from the Shareholder Agreement in accordance with its terms, (iii) with respect to provisions regarding registration rights, until such time as the party has sold all of its shares of our outstanding common stock or has the ability to sell such shares pursuant to Rule 144 of the Securities Act without volume limitations (provided that the shareholder group to which such party belongs then holds less than 3% of our outstanding common stock) and (iv) with respect to the remainder of the Shareholders Agreement, at such time as the party no longer holds any shares of common stock of the Company.

Corporate Opportunities

The Company’s certificate of incorporation was approved by stockholders in connection with the Merger and provides that TPG, Bain Capital, CPPIB and LGP, each of whom have rights to designate nominees to the board of directors pursuant to the Shareholders Agreement, and certain of their affiliates, will not have any fiduciary or other duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its subsidiaries. The certificate of incorporation further provide that the Company, on behalf of itself and its subsidiaries, renounces any interest or expectancy in being offered an opportunity to participate in business opportunities that are presented to TPG, Bain Capital, CPPIB, LGP, or their affiliates. This provision applies to these stockholders (and associated parties) only for so long as such stockholder continues to have the right under the Shareholders Agreement to designate one nominee and a nominee designated by such stockholder continues to serve on the board.

PharmaBio Development Inc.

Dr. Gillings is the sole director and the beneficial owner of 100% of PharmaBio Development Inc., or PharmaBio, a company that was spun off from Quintiles in December 2009. In connection with the spin-off, Quintiles Transnational and PharmaBio entered into a letter agreement (and in some cases, separate services agreements) providing for the continuation of certain development and commercialization services to third parties by Quintiles Transnational on behalf of PharmaBio. PharmaBio paid Quintiles $5.3 million for these services in the year ended December 31, 2016. In addition, in 2010, PharmaBio entered into a consulting services agreement with Quintiles Transnational pursuant to which Quintiles Transnational provides consulting services with respect to PharmaBio’s investments. PharmaBio paid $23,520 for amounts invoice in December 2016 under the consulting services agreement to us for the year ended December 31, 2016.

NovaQuest Pharma Opportunities Funds

NovaQuest Pharma Opportunities Fund III, L.P.

In November 2010, Quintiles and PharmaBio, as well as a third party investor, each committed to invest $60 million as investors in the NovaQuest Pharma Opportunities Fund III, L.P., or Fund III. In November 2013, Quintiles sold $10 million of our commitment to a third party, leaving us a $50 million commitment. As of December 31, 2016, we have funded approximately $42.7 million (net of distributions subject to recall) of this commitment and have approximately $7.3 million of remaining funding commitments. Our commitment to invest approximated 10.9% of Fund III’s total commitments of $459.2 million. PharmaBio reduced its commitment to Fund III to $20 million following a sale of $40 million of its original $60 million commitment to certain investors for an undisclosed amount.

Dr. Gillings is a 6.94% limited partner of NQ HCIF General Partner, LP, which is the general partner of Fund III, or the Fund III GP, and a 9.99% owner of NQ HCIF GP, Ltd, which is the general partner of the Fund III GP, or the Fund III GPLTD. PharmaBio is a 54.71% limited partner of the Fund III GP and a 55.01% owner of Fund III GPLTD. Dr. Gillings has an indirect interest in the Fund III GP and in the Fund III GPLTD as a result of his ownership of PharmaBio, as discussed above. Limited partners in the Fund III GP are entitled to receive distributions with respect to the Fund III GP’s carried interest in the Fund III. The Fund III GP’s carried interest represents the right to receive a portion of the profit distributions from Fund III after Fund III’s investors have been repaid their capital contributions and a preferred return on those contributions. We and PharmaBio are not charged carried interest with respect to our limited partnership interests in Fund III.

NovaQuest Pharma Opportunities Fund IV, L.P.

In June 2015, Quintiles and PharmaBio committed to invest up to $20 million and $30.5 million, respectively, as limited partners in a new private equity fund, NovaQuest Pharma Opportunities Fund IV, L.P., or Fund IV. As of December 31, 2016, we have funded approximately $8.2 million and have approximately $11.8 million of remaining funding commitments. Our commitment to invest approximated 2.3% of the Fund IV’s total commitments of $865.5 million.

PharmaBio is a 23.98% limited partner of NQ POF IV GP, LP, which is the general partner of Fund IV, or the Fund IV GP, and a 65% owner of NQ POF IV GP, Ltd, which is the general partner of the Fund IV GP, or the Fund IV GPLTD. Dr. Gillings has an indirect interest in the Fund IV GP and in the Fund IV GPLTD as a result of his ownership of PharmaBio, as discussed above. Limited partners in the Fund IV GP are entitled to receive distributions with respect to the Fund IV GP’s carried interest in the Fund IV. The Fund IV GP’s carried interest represents the right to receive a portion of the profit distributions from the Fund IV after the Fund IV’s investors have been repaid their capital contributions and a preferred return on those contributions. We and PharmaBio are not charged carried interest with respect to our limited partnership interests in Fund IV.

Fund III and Fund IV (collectively, the Funds) are managed by NovaQuest Capital Management, L.L.C., or the Management Company, of which PharmaBio owns 35% and Dr. Gillings owns 20%. The boards of directors of the Fund III

GPLTD and the Fund IV GPLTD make all non-investment decisions for the respective fund’s general partners and the respective fund, as applicable; the investment committees of Fund III GPLTD and Fund IV GPLTD approve all of the respective fund’s investments and dispositions. PharmaBio is entitled to appoint one member of the management committee of the Management Company, which makes most decisions of the Management Company, and is entitled to appoint one director of each of the Fund III GPLTD and the Fund IV GPLTD, which in each case serve as PharmaBio’s representatives. Dr. Gillings has an indirect interest in the Management Company as a result of his ownership in PharmaBio, as discussed above. The Management Company also advises PharmaBio.

We and PharmaBio have the right to invest in similar successor funds managed by the Management Company on substantially similar terms as we and PharmaBio, respectively, have in the Funds.

We have entered into non-exclusive preferred provider agreements with the Funds, pursuant to which the Funds will first allow us the opportunity to provide any outsourcing services to the Funds, provided the pricing terms are consistent with those we charge to third party customers buying comparable services on comparable terms and conditions. We do not make or receive any payments in connection with the preferred provider agreement. As of the date of this proxy statement, we have not entered into any transactions with the Funds, or in connection with any of the Funds’ investments, involving outsourcing services, pursuant to the preferred provider agreement or otherwise, but we anticipate that we may do so in the future.

We also have entered into non-exclusive services agreements with the Funds, pursuant to which we may provide a variety of services to the Funds on an arm’s length basis, including due diligence support and strategic and planning expertise. Prices charged to the Funds equal, as near as reasonably practicable, the prices we charge to third-party customers buying comparable services on comparable terms and conditions. We did not receive any payments from the Funds in 2016.

We also entered into agreements with the Management Company in connection with the formation of the Funds. Under a service marks assignment agreement, we assigned the Management Company the service mark registrations for the NovaQuest name until the dissolution or cessation of the business of the Management Company or such date that the Management Company is no longer managing a private equity fund with at least $100 million in capital commitments or capital contributions. The Management Company has in turn licensed the service mark to the Funds.

Dr. Gillings Non-Compete Payments

Dr. Gillings employment terminated on December 31, 2015 due to his planned retirement from the Company. Our employment agreement with Dr. Gillings provides for certain post-termination payments and other benefits. The employment agreement includes restrictive covenants requiring Dr. Gillings to disclose and assign to us any developments conceived, made or suggested by him during his employment or the non-competition period (described below) and generally prohibiting Dr. Gillings from:

•	competing with us in any geographic area in which we do business;

•	soliciting or interfering with our relationship with anyone with whom we do business;

•	offering employment to or procuring employment for any of our employees; or

•	disclosing any of our confidential information

until the latest of (i) three years following the date he ceases to own any equity interest in us or any of our subsidiaries, or (ii) three years from the date of his termination of employment, which period we refer to as the non-competition period. For so long as we require Dr. Gillings to comply with these restrictive covenants, we are required to pay him during the non-competition period monthly amounts equal to $150,000, which is the sum of his annual base salary in effect on his termination date ($800,000) plus his annual bonus paid in 2015 ($1,000,000) divided by 12. These restrictions automatically lapse if we release Dr. Gillings from the non-compete obligation under his employment agreement.

Other Transactions

Dr. Gillings is married to our former director, Dr. Mireille Gillings, who is the president, chief executive officer, executive chair and a director of HUYA. Dr. Mireille Gillings, Dr. Gillings and PharmaBio own 27%, 34%, and 5% interests, respectively, in HUYA on a fully diluted basis. In January 2010, Quintiles entered into a collaboration agreement with HUYA to fund up to $2.3 million of HUYA’s research and development activity for a specific compound. Under the agreement, we had the potential to receive additional consideration that contractually would not have exceeded $16.5 million excluding interest if certain events had occurred. In February 2015, we and HUYA agreed to terminate the collaboration agreement. In connection with the termination, HUYA paid us $5.0 million during 2015 to satisfy all of HUYA’s various payment obligations under the agreement.

In addition, we have entered into a number of agreements with HUYA, mostly in Asia, under which we will provide services on a fee for services basis at arm’s length and at market rates. During the year ended December 31, 2016, we had net cancellations of such agreements totaling approximately $8.3 million of such services and recognized $5.7 million of revenues under our agreements with HUYA. As of December 31, 2016, we had approximately $22.9 million of remaining commitments to provide services under these agreements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Through October 3, 2016, the Quintiles Compensation and Talent Development Committee of the Board consisted of Messrs. Evanisko (Chair), Connaughton, Coslet, Greenberg and Schaeffer. In connection with the Merger, the Compensation and Talent Development Committee was renamed the Leadership Development & Compensation Committee, Messrs. Evanisko, Coslet and Schaeffer resigned from our LDCC and Messrs. Rittenmeyer (Chair) and Sisitsky joined. Since October 3, 2016, the LDCC of the Board has consisted of Messrs. Connaughton, Greenberg, Rittenmeyer (Chair) and Sisitsky. None of the members of the committee have at any time been an officer or employee of our Company or any of our subsidiaries. During 2016, none of our executive officers served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Board or the LDCC.

Messrs. Connaughton and Sisitsky were each elected to the Board pursuant to the Shareholders Agreement, which as discussed above requires that all parties to the Shareholders Agreement vote in favor of the election of certain nominees designated in accordance with the Shareholders Agreement. Messrs. Connaughton and Sisitsky are associated with Bain Capital and TPG, respectively, each of which is a party to the Shareholders Agreement. Information regarding our relationships with each of these entities and their affiliates is described above under “Certain Relationships and Related Person Transactions.”

OTHER MATTERS

We know of no matters, other than those referred to in this Proxy Statement, that will be presented at the Annual Meeting. If, however, any other appropriate business is properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote on those matters for you.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING OF STOCKHOLDERS

Under SEC rules, for a stockholder proposal to be included in our proxy statement (and form of proxy) for presentation at our 2018 annual meeting of stockholders, the proposal must be received by us, marked to the attention of James H. Erlinger III, Corporate Secretary, at our principal executive offices by October 25, 2017. As the rules of the SEC make clear, merely submitting a proposal does not guarantee its inclusion.

Under our Bylaws, and as permitted by SEC rules, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to the Corporate Secretary of the Company at 83 Wooster Heights Road, Danbury, Connecticut 06810. We must receive the notice of your intention to introduce a nomination or proposed item of business at our 2018 annual meeting of stockholders no earlier than December 7, 2017, and no later than January 6, 2018.

If, however, the date of our 2018 annual meeting of stockholders is more than 30 days before or after the anniversary date of the Annual Meeting, we must receive notice on or before ten days after the day on which the date of our 2018 annual meeting of stockholders is first disclosed in a public announcement.

The nomination must contain the information specified in our Bylaws.

INCORPORATION BY REFERENCE

In our filings with the SEC, information is sometimes “incorporated by reference.” This means that we are referring you to information that has previously been filed with the SEC and the information should be considered as part of the particular filing. As provided under SEC regulations, the “Audit Committee Report” and the “Compensation Committee Report” contained in this Proxy Statement specifically are not incorporated by reference into any other filings with the SEC. In addition, this Proxy Statement includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

SOLICITATION OF PROXIES

Proxies will be solicited on behalf of the Board by mail, telephone, other electronic means or in person, and we will pay the solicitation costs. Copies of proxy materials and of the 2016 Annual Report will be supplied to brokers, banks or nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse such record holders for their reasonable expenses. Certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, e-mail or personally.

REDUCE MAILINGS

If more than one copy of our 2016 Annual Report has been mailed to your address and you wish to reduce the number of reports you receive and save us the cost of producing and mailing these reports or if you wish to receive your reports via the Internet, please let us know. We will discontinue the mailing of reports on the accounts you select if you mark the designated box on the appropriate proxy card(s). At least one account must continue to receive an annual report and proxy statement either via mail or via Internet delivery.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Proxy Statement, as well as other written reports and oral statements that we make from time to time, includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The words “ongoing,” “believes,” “expects,” “may,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied will be achieved. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including regulatory, competitive and other factors, which may cause actual financial or operating results or the timing of events to be materially different than those expressed or implied by forward-looking statements. Important factors that could cause or contribute to such differences include, but are not limited to: the potential loss or delay of our large contracts or of multiple contracts could adversely affect our results; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; failure to perform our services in accordance with contractual requirements, regulatory standards and ethical considerations; security breaches and unauthorized use of our IT systems and information, or the IT systems or information in the possession of our vendors; failure to meet our productivity objectives; failure to successfully invest in growth opportunities; imposition of restrictions on our current and future activities under data protection and privacy laws; current and proposed laws and regulations regarding the protection of personal data could result in increased risks of liability or increased cost to us or could limit our service offerings; our ability to protect our intellectual property rights; claims by others that we are infringing on their intellectual property rights; underpricing our contracts, overrun our cost estimates or fail to receive approval for or experience delays in documenting change orders; challenges with the acquisition, development, enhancement or deployment of technology necessary for our business; consolidation in the industries in which our clients operate may reduce the volume of services purchased by consolidated clients following an acquisition or merger; adversely affected by client or therapeutic concentration; liabilities under the United States Foreign Corrupt Practices Act and various non-United States anti-corruption laws; insurance may not cover all of our indemnification obligations and other liabilities associated with our operations; the risks associated with operating on a global basis, including fluctuations in the value of foreign currencies relative to the U.S. Dollar, and the ability to successfully hedge such risks; ability to successfully integrate our acquisition targets or for other reasons may not achieve expected benefits of our acquisition transactions; and the other factors set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016 and in other public filings with the SEC. Given these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update any forward-looking statements or to publicly announce the results of any revisions to any of those statements to reflect future events or developments.

By Order of the Board of Directors,

/ S / JAMES H. ERLINGER III
JAMES H. ERLINGER III
Executive Vice President, General Counsel
and Secretary

Dated:    February 22, 2017

Danbury, Connecticut

APPENDIX A—FINANCIAL RECONCILIATION

Use of Financial Measures

This proxy statement includes financial measures not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). We believe that these non-GAAP financial measures provide useful supplemental information to management and stockholders regarding the underlying performance of our business operations and are more indicative of core operating results as they exclude certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of our business. Additionally, we use these financial measures to report to the Board and evaluate management’s performance. These financial measures are performance measures only and should not be used to measure our cash flows or liquidity. They are not an alternative for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Stockholders are encouraged to review the reconciliation below of these financial measures.

COMBINED COMPANY NET INCOME TO ADJUSTED EBITDA RECONCILIATION (in millions)
Twelve Months End
December 31, 2016
Net Income	$236
Provision for income taxes	385
Depreciation and Amortization	551
Interest Expense, net	281
Loss in unconsolidated affiliates	4
Loss in non-controlling interests	15
Deferred revenue purch. acctg. Adjustment	60
Stock-based compensation	82
Other income (expense), net	33
Impairment charges	28
Restructuring and Related Charges	147
Acquisition Related Charges	38
Merger Related Charges	96

Adjusted EBITDA	$1,956

A-1

COMBINED COMPANY NET INCOME TO ADJUSTED NET INCOME
(in millions, except per share data)

Three Months End
December 31, 2016
Net Loss	$(178)
Provision for income taxes	227
Purchase Accounting Amortization	131
Loss from Unconsolidated Affiliates	3
Loss from Minority Interest	3
Deferred revenue purch. acctg. Adjustment	55
Stock-based compensation	24
Other Income (Loss), net	20
Royalty Hedge Loss	(3)
Restructuring and Related Charges	43
Acquisition Related Charges	9
Merger Related Charges	75

Adjusted Pre Tax Income	$409

Provision for Income Taxes	(227)
Income from Minority Interest	(3)
Other Income Tax Adjustments	209
Minority Interest effect in Non-GAAP adjustments (1)	(1)
Tax effect of Non-GAAP adjustments	(121)

Adjusted Net Income	$266

Adjusted Earnings per Share Attributable to Common Shareholders:
Basic	$1.11
Diluted	$1.09

Weighted-Average Common Shares Outstanding:
Basic	238.8
Diluted	243.9

(1)	Reflects the portion of Q2 Solutions’ after-tax non-GAAP adjustments attributable to the minority interest partner.

A-2

APPENDIX B—QUINTILES IMS HOLDINGS, INC. 2017 INCENTIVE AND STOCK AWARD PLAN

1. Purpose of the Plan.

The purpose of this 2017 Incentive and Stock Award (the “Plan”) is to aid Quintiles IMS Holdings, Inc., a Delaware corporation (the “Company”), in attracting, retaining, motivating and rewarding employees, non-employee directors and other persons who provide services to the Company or its subsidiaries or affiliates, to provide for compensation opportunities, to incentivize company performance and to promote the creation of long-term value for stockholders by closely aligning the interests of Participants with those of stockholders. The Plan authorizes stock-based and cash-based incentives for Participants.

2. Definitions.

In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Annual Incentive Award” means a Performance Award granted under Section 7(c).

(b) “Annual Limit” has the meaning as defined in Section 5(b).

(c) “Award” means any Option, SAR, Restricted Stock, Deferred Stock, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award or Performance Award, together with any related right or interest, granted to a Participant under the Plan.

(d) “Beneficiary” means any person (including, without limitation, a trust or other entity used for estate planning purposes) who has been designated by a Participant in his or her most recent written beneficiary designation (in a form prescribed by the Company and that is filed with the Company or its designee) to receive the benefits specified under this Plan upon such Participant’s death or, if there is no surviving designated Beneficiary, then any person (including, without limitation, a trust or other entity used for estate planning purposes) entitled by will or the laws of descent and distribution to receive such benefits in the event of a Participant’s death.

(e) “Board” means the Company’s Board of Directors.

(f) “Cause” means, in the case of any Participant who is party to an employment, severance-benefit or change in control agreement that contains a definition of “Cause,” the definition set forth in such agreement shall apply with respect to such Participant under the Plan for so long as such agreement is in effect. In the case of any other Participant, “Cause” means (i) a material breach by the Participant of his or her employment agreement with the Company or an affiliate, any equity grant agreement, or any policy of the Company or its affiliates; (ii) the failure by the Participant to reasonably and substantially perform his or her duties to the Company or any of its affiliates, which failure is materially damaging to the financial condition or reputation of the Company or its affiliates; (iii) the Participant’s willful misconduct or gross negligence which is injurious to the Company or an affiliate; or (iv) the commission by the Participant of a felony or other serious crime involving moral turpitude. In the case of clauses (i) and (ii) above, the Company shall permit the Participant up to fifteen days to cure such breach or failure if reasonably susceptible to cure. If, subsequent to the Participant’s termination of employment hereunder for other than Cause, it is determined in good faith by the Company that the Participant’s employment could have been terminated for Cause, the Participant’s employment shall be deemed to have been terminated for Cause retroactively to the date the events giving rise to such Cause occurred for all purposes of the Plan and each Award granted to a Participant thereunder.

(g) “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation (including a proposed regulation) thereunder shall include any successor provision or regulation.

(h) “Committee” means the Leadership Development and Compensation Committee of the Board. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee’s charter or the Plan. The full Board may perform any function of the Committee hereunder, in which case the term “Committee” shall be deemed to refer to the Board.

(i) “Covered Employee” means an Eligible Person who is a Covered Employee as specified in Section 10(j).

(j) “Covered Transaction” means any of (i) a consolidation, merger, or similar transaction or series of related transactions, including a sale or other disposition of Stock or other voting securities, in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding voting securities by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. If a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Committee), the Covered Transaction shall be deemed to have occurred upon consummation of the tender offer. Notwithstanding the foregoing, in any case where the occurrence of a Covered Transaction could affect the vesting of or payment under an Award subject to the requirements of Code 409A, to the extent required to comply with Code Section 409A, the term “Covered Transaction” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Code Section 409A. If all or a portion of any Award constitutes deferred compensation under Code Section 409A and such Award (or portion thereof) is to be settled, distributed or paid on an accelerated basis due to a Covered Transaction that is not a “change in control event” under Code Section 409A, if such settlement, distribution or payment would result in additional tax under Code Section 409A, such Award (or portion thereof) shall vest at the time of the Covered Transaction (provided such accelerated vesting will not result in additional tax under Code Section 409A), but settlement, distribution or payment, as the case may be, shall only be accelerated to the maximum extent possible without resulting in a violation of Code Section 409A.

(k) “Deferred Stock” means a right, granted to a Participant under Section 6(e), to receive Stock or other Awards or a combination thereof at the end of a specified deferral period. Deferred Stock may be denominated as “stock units,” “restricted stock units,” “phantom shares,” “performance shares” or other appellations.

(l) “Dividend Equivalent” means a right, granted to a Participant under Section 6(g), to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock.

(m) “Effective Date” means the effective date specified in Section 10(p).

(n) “Eligible Person” has the meaning as defined in Section 5.

(o) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provision or rule.

(p) “Fair Market Value” means the fair market value of Stock, Awards or other property as determined by the Committee or under the following procedure or a substitute procedure as may be approved from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of a share of Stock as of any given date means the closing sale price of a share of Stock reported on the principal trading market for Stock (or, if shares of Stock are then principally traded on a national securities exchange, in the reported “composite transactions” for such exchange) for such date, or, if no shares of Stock were traded on that date, on the next preceding day on which there was such a trade.

(q) “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 or any successor provision thereto and qualifying thereunder.

(r) “Option” means a right, granted to a Participant under Section 6(b), to purchase Stock at a specified price during specified time periods.

(s) “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

(t) “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person.

(u) “Performance Award” means a conditional right, granted to a Participant under Sections 6(i) and 7, to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon performance criteria specified by the Committee.

(v) “Restricted Stock” means Stock granted to a Participant under Section 6(d) which is subject to certain restrictions and to a risk of forfeiture.

(w) “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act, and any successor rule.

(x) “Stock” means the Company’s Common Stock, par value $.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 10(c).

(y) “Stock Appreciation Rights” or “SAR” means a right granted to a Participant under Section 6(c).

3. Administration.

(a) Authority of the Committee. The Plan shall be administered by the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be granted or exercised and on which the risk of forfeiture or deferral period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock (including Stock deliverable in connection with the Award), other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards (including authority to specify terms of Awards applicable in the event of a change in control); to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 10(b) and other persons claiming rights from or through a Participant, and stockholders.

(b) Manner of Exercise of Committee Authority. The Committee may act through a subcommittee or with members of the Committee abstaining or recusing themselves for such purposes as are determined by the Committee or the Board in its sole discretion. Such action, authorized by such a subcommittee or by the Committee upon the abstention or recusal of any Member(s), shall be the action of the Committee for purposes of the Plan. The express grant of any specific power to the Committee, or the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee. To the fullest extent authorized under applicable provisions of the Delaware General Corporation Law and other applicable laws and regulations, the Committee may delegate to officers or managers of the Company or any subsidiary or affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine.

(c) Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished to him or her by any officer or other employee of the Company or any subsidiary, the Company’s independent certified public accountants or any executive compensation consultant, legal counsel or other professional retained by the Company or the Committee to assist in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or a subsidiary or affiliate acting at the direction or on behalf of the Committee or a delegee shall not be personally liable for any action, determination or interpretation taken or made in good faith with respect to the Plan, and any such person shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action, determination or interpretation. Without limiting the generality of the foregoing, neither the Company, nor any subsidiary or affiliate of the Company, nor the Committee or any of its members, nor any person acting on behalf of the Company, any subsidiary or affiliate of the Company or the Committee, will be liable to any Participant or to the estate or beneficiary of any Participant or to any other holder of an Award by reason of any acceleration of income, or any additional tax (including any interest and penalties), in either case, asserted by reason of the failure of an Award to satisfy the requirements of Code Section 422 or Code Section 409A or by reason of Code Section 4999, or with respect to any delay in the delivery of shares of Stock in connection with an Award or changes in the fair market value of shares of Stock during any such delay.

4. Stock subject to Plan and Related Limitations

(a) Overall Number of Shares Available for Delivery. Subject to adjustment as provided in Section 10(c), the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be 12,648,243 shares of Stock plus up to 13,507,094 shares of Stock subject to outstanding equity awards under the Company’s 2008 Stock Incentive Plan (the “2008 Plan”), the Company’s 2010 Equity Incentive Plan (the “2010 Plan”), the Company’s 2013 Stock Incentive Plan or the Company’s 2014 Incentive and Stock Award Plan (the “2014 Plan”, and together with the 2008 Plan, the 2010 Plan and the 2013 Plan, the “Prior Plans”) (which numbers include shares of Stock previously issued pursuant to Awards granted under the Plan or awards granted under any of the Prior Plans, as applicable, on an adjusted basis), which shares are not delivered under any Prior Plan, as determined under Section 4(b), and therefore become available under Section 4(b). Up to the total number of shares available for Awards may be issued in satisfaction of ISOs, but nothing in this Section 4(a) will be construed as requiring that any, or any fixed number of, ISOs be awarded under the Plan. Any shares of Stock delivered under the Plan shall consist of authorized and unissued shares or treasury shares.

(b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute Awards) and make adjustments in accordance with this Section 4(b). Shares shall be counted against those reserved to the extent such shares have been delivered and are no longer subject to a substantial risk of forfeiture. Notwithstanding anything to the contrary herein, (i) to the extent that an Award under the Plan or an award under any Prior Plan, in whole or in part, is canceled, expired, forfeited, settled in cash, settled by delivery of fewer shares than the number of shares underlying the Award, or otherwise terminated without delivery of shares to the Participant, the shares retained by or returned to the Company will not be deemed to have been delivered under the Plan or the applicable Prior Plan and will be deemed to remain or to become available under this Plan; and (ii) shares that are withheld from an Award or award under any of the Prior Plans or separately surrendered by the Participant in payment of the exercise price or taxes relating to an Award or an award under a Prior Plan shall be deemed to constitute shares not delivered under the Plan or the applicable Prior Plan and will be deemed to remain or to become available under the Plan. The Committee may determine that Awards may be outstanding that relate to more shares than the aggregate number that remain available under the Plan and not subject to outstanding Awards so long as Awards will not in fact result in delivery and vesting of shares in excess of the number then available under the Plan. In addition, in the case of any Award granted in assumption of or substitution for an award of a company or business acquired by the Company or a subsidiary or affiliate, shares delivered or deliverable in connection with such assumed or substituted Award shall not be counted against the number of shares reserved under the Plan (such assumed or substituted Awards may be administered under the Plan, however). This Section 4(b) shall apply to the share limit imposed to conform to the Treasury regulations governing ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code.

5. Eligibility and Certain Award Limitations.

(a) Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means a key employee (including any executive officer) of the Company or any subsidiary or affiliate, non-employee director of the Company, or key consultant or other key person who provides services to the Company or a subsidiary or affiliate or, to the extent consistent with Code Section 409A and other applicable law and stock exchange listing requirements, a prospective employee. An employee on leave of absence may be considered as still in the employ of the Company or a subsidiary or affiliate for purposes of eligibility for participation in the Plan. For purposes of the Plan, a joint venture in which the Company or a subsidiary has a substantial direct or indirect equity investment shall be deemed an affiliate, if so determined by the Committee. Holders of awards granted by a company or business acquired by the Company or a subsidiary or affiliate (including a business combination) are eligible for Awards granted in assumption of or in substitution for such outstanding awards. Eligibility for ISOs is limited to individuals described in this Section 5 who are employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Code Section 424 and the regulations thereunder. Eligibility for Options other than ISOs is limited to individuals described this Section 5 who are providing direct services on the date of grant of the Option (or it is reasonably anticipated that the individuals will begin to provide direct services) to the Company or to a subsidiary of the Company that would be described in the first sentence of Treasury Regulation § 1.409A-1(b)(5)(iii)(E).

(b) Per-Person Award Limitations. In each fiscal year of the Company during any part of which the Plan is in effect, an Eligible Person may be granted Awards in the aggregate relating to up to his or her Annual Limit. A Participant’s Annual Limit, in any fiscal year during any part of which the Participant is then eligible under the Plan, shall equal 1,200,000 shares of Stock, subject to adjustment as provided in Section 10(c). In the case of an Award denominated in cash and not in shares of Stock (for example, an Annual Incentive Award under Section 7), an Eligible Person may not be granted Awards authorizing the earning during any fiscal year of an amount that exceeds the Participant’s Annual Limit, which for this purpose shall equal $12 million (this limitation is separate and not affected by the number of Awards granted during such calendar year subject to the limitation in the preceding sentence). For this purpose, (i) “earning” means satisfying performance conditions so that an amount becomes payable, without regard to whether it is to be paid currently or on a deferred basis or continues to be subject to any service requirement or other non-performance condition, (ii) a Participant’s Annual Limit is used to the extent a number of shares or cash amount may be potentially earned or paid under an Award, regardless of whether such shares or amount in fact are earned or paid, and (iii) the Annual Limit applies to Dividend Equivalents under Section 6(g) only if such Dividend Equivalents are granted separately from and not as a feature of another Award.

(c) Non-Employee Director Limits. In the case of a non-employee director of the Company, additional limits shall apply such that (i) the maximum amount of all cash paid by the Company and its subsidiaries to such director (whether under the Plan or otherwise) plus (ii) the maximum grant-date fair value (computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification 718 or any successor provision (“FASB ASC Topic 718”)) of all Stock-denominated Awards granted under the Plan or otherwise to such director, in each case, in any fiscal year of the Company during any part of which the director is then eligible to receive compensation under the Plan or otherwise shall be $900,000 in the aggregate.

6. Specific Terms of Awards.

(a) General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 10(e)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including, without limitation, terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee may require payment of consideration for an Award except as limited by the Plan.

(b) Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i) Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-qualified Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value (or in the case of an ISO granted to a ten-percent shareholder within the meaning of subsection (b)(6) of Code Section 422, 110% of the Fair Market Value) of a share of Stock on the date of grant of such Option. Notwithstanding the foregoing, any Award resulting from an assumption or granted in substitution for an outstanding award granted by a company or business acquired by the Company or a subsidiary or affiliate (including a business combination) shall satisfy this Section 6(b)(i) if the assumption or substitution does not enlarge the in-the-money value of the original award at the date of the acquisition. No adjustment will be made for a dividend or other right for which the record date is prior to the date on which the stock is issued, except as provided in Section 10(c) of the Plan.

(ii) Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years (five years from the date of grant in the case of an ISO granted to a ten-percent shareholder described in subsection (b)(6) of Code Section 422) from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Stock (including through withholding of Stock deliverable upon exercise, except that any such withholding transaction that will result in additional accounting expense to the Company must be expressly authorized by the Committee), other Awards or awards granted under other plans of the Company or any subsidiary or affiliate, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or service each Option held by the Participant (or his or her permitted transferee) that is unvested shall be immediately forfeited and each vested Option held by the Participant (or his or her permitted transferee) shall remain exercisable for the shorter of (i) a period of 90 days, or (ii) the period ending on the latest date on which such Option could otherwise have been exercised; provided, however, that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to an Option will lapse in whole or in part, including in the event of terminations resulting from specified causes, or may provide for different post-termination exercise periods. Notwithstanding the foregoing, except as otherwise determined by the Committee, all Options, whether vested or unvested, held by a Participant (or his or her permitted transferee) will be forfeited immediately in the event the Participant’s employment or service is terminated for Cause.

(c) Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

(i) Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR.

(ii) Other Terms. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and the maximum term of an SAR, which in no event shall exceed a period of ten years from the date of grant. Except as otherwise determined by the Committee, upon a Participant’s termination of employment or service, each SAR held by the Participant (or his or her permitted transferee) that is unvested shall be immediately forfeited and each vested SAR held by the Participant (or his or her permitted transferee) shall remain exercisable for the shorter of (i) a period of 90 days, or (ii) the period ending on the latest date on which such SAR could otherwise have been exercised; provided, however, that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to a SAR will lapse in whole or in part, including in the event of terminations resulting from specified causes, or may provide for different post-termination exercise periods. Notwithstanding the foregoing, except as otherwise determined by the Committee, all SARs, whether vested or unvested, held by a Participant (or his or her permitted transferee) will be forfeited immediately in the event the Participant’s employment or service is terminated for Cause.

(d) Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i) Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan or any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to Section 6(d)(iv) below).

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be immediately forfeited and reacquired by the Company; provided, however, that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(iii) Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(iv) Dividends and Splits. As a condition to the grant of an Award of Restricted Stock, the Committee shall require that, if the Participant is to receive dividends paid on a share of Restricted Stock, any dividends paid on a share of Restricted Stock shall be either (A) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms (including any restrictions and risk of forfeiture) as applied to the Restricted Stock to which it relates, or (B) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in shares of Deferred Stock, other Awards or other investment vehicles, which shall be subject to the same terms (including any restrictions and risk of forfeiture) as applied to the Restricted Stock to which the deferred payment relates. Stock distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(e) Deferred Stock (Including Restricted Stock Units). The Committee is authorized to grant Deferred Stock to Participants, which are rights to receive Stock, other Awards, or a combination thereof at the end of a specified period of time, subject to the following terms and conditions:

(i) Award and Restrictions. Issuance of Stock will occur upon expiration of the period of time specified for an Award of Deferred Stock by the Committee (or, if permitted by the Committee, as elected by the Participant). In addition, Deferred Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the deferral period or at earlier specified times (including based on achievement of performance goals and/or future service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. Forfeitable Deferred Stock may be designated as “Restricted Stock Units” or otherwise designated by the Committee. Deferred Stock may be settled by delivery of cash, Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter. The Committee may grant Dividend Equivalents in respect of Deferred Stock, in accordance with Section 6(g).

(ii) Forfeiture. Except as otherwise determined by the Committee, upon termination of employment or service during the applicable period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing the Deferred Stock), all Deferred Stock that is at that time subject to such forfeiture conditions shall be immediately forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Deferred Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(f) Bonus Stock and Awards in Lieu of Obligations. The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or a subsidiary or affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

(g) Dividend Equivalents. The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify; provided, however, that dividend equivalents relating to an Award that, at the dividend payment date, remains subject to a risk of forfeiture (whether service-based or performed-based) shall be subject to the same risk of forfeiture as applies to the underlying Award.

(h) Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

(i) Performance Awards. Performance Awards, denominated in cash or in Stock or other Awards, may be granted by the Committee in accordance with Section 7.

7. Performance Awards.

(a) Performance Awards Generally. The Committee is authorized to grant Performance Awards on the terms and conditions specified in this Section 7. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee. The Committee may grant Performance Awards that are intended to qualify as “performance-based compensation” for purposes of Code Section 162(m) and Performance Awards that are not intended to so qualify. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and/or the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such individual or business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

(b) Performance Awards Granted to Covered Employees. If the Committee determines that a Performance Award is intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of a pre-established performance goal or goals and other terms set forth in this Section 7(b).

(i) Performance Goal Generally. The performance goal for such Performance Awards shall consist of one or more business criteria (as described in clause (ii) below) and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 7(b). The performance goal shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder (including Treasury Regulation § 1.162-27 and successor regulations thereto), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain” at the time such goals are established. The Committee may determine that such Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of such Performance Awards. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii) Business Criteria. One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries or affiliates or other business units of the Company, shall he used by the Committee in establishing performance goals for such Performance Awards: (1) net sales or revenues or net sales or revenue growth; (2) earnings measures (including on a per share basis), including earnings from operations, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items; (3) pre-tax income, net income or net income per common share (basic or diluted), net operating profit (including, without limitation, operating income and operating surplus), or economic value created (net operating profit after tax minus the sum of capital multiplied by the cost of capital); (4) return measures, including return on assets (gross or net), return on investment, return on capital, or return on equity; (5) cash flow (including, without limitation, operating cash flow, free cash flow, cash flow return on equity, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital); (6) interest expense after taxes; (7) net economic profit (operating earnings minus a charge for capital) or economic value created; (8) gross, contribution, operating or profit margin; (9) stockholder value creation measures, including stock price or total stockholder return; (10) dividend payout levels, including as a percentage of net income; (11) expense targets, working capital targets and change in working capital, or operating efficiency (including, without limitation, productivity measures); and (12) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or market share, geographic business expansion goals, cost targets, total market capitalization, agency ratings of financial strength, completion of capital and borrowing transactions, net new business, business retention, new product development, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of information technology, litigation-related milestones, goals related to capital structure and goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods or as a goal compared to the performance of one or more comparable companies or an index or indices covering multiple companies or industries. The Committee may specify that performance will be determined before payment of bonuses, capital charges, non-recurring or extraordinary income or expense or other financial and general and administrative expenses for the performance period. Provided that the Committee has specified at least one performance goal under this Section 7(b)(ii) qualifying the Award as performance-based under Section 162(m), the Committee may specify other performance goals or criteria (whether or not listed in this Section 7(b)(ii)) as a basis for its exercise of negative discretion with respect to the Award.

(iii) Performance Period; Timing for Establishing Performance Goals. Achievement of performance goals in respect of such Performance Awards shall be measured over a performance period specified by the Committee. A performance goal under Section 7(b)(ii) shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed.

(iv) Performance Award Pool. The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) during the given performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount or as another amount which need not bear a strictly mathematical relationship to such business criteria.

(v) Settlement of Performance Awards; Other Terms. Settlement of such Performance Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards, including Performance Awards that are intended to qualify as “performance-based compensation” for purposes of Section 162(m). The Committee shall specify the circumstances (if any) in which such Performance Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a change in control) prior to the end of a performance period or settlement of such Performance Awards.

(c) Annual Incentive Awards Granted to Covered Employees. The Committee may grant an Annual Incentive Award to an Eligible Person who is designated by the Committee as likely to be a Covered Employee. Unless otherwise determined by the Committee, such Annual Incentive Award will be intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), and therefore its grant, exercise and/or settlement shall be contingent upon achievement of a pre-established performance goal or goals and other terms set forth in Section 7(b) and this Section 7(c). Not later than the applicable deadline specified in Section 7(b)(iii), the Committee shall determine the Covered Employees who will potentially receive Annual Incentive Awards, the amount(s) potentially payable thereunder, and the performance period in which such amount(s) may be earned. The amount(s) potentially payable as Annual Incentive Awards shall be based upon the achievement of a performance goal or goals based on one or more of the business criteria set forth in Section 7(b)(ii) in the given performance period, as specified by the Committee. The Committee may designate an Annual Incentive Award pool as the means by which Annual Incentive Awards will be measured, which pool shall conform to the provisions of Section 7(b)(iv). In such case, the portion of the Annual Incentive Award pool potentially payable to each Covered Employee shall be pre-established by the Committee. The foregoing notwithstanding, if any portion of the Annual Incentive pool for a given fiscal year is not allocated and paid out for that year, the Committee, at any time after such fiscal year, may allocate and pay out from such then-unallocated amounts of hypothetical funding remaining an Award to any Eligible Person other than a Covered Employee, but such allocations may not affect the allocations or payouts to any Covered Employee. In all cases, the maximum

Annual Incentive Award of any Participant shall be subject to the limitation set forth in Section 5(b). After the end of the performance period, the Committee shall determine the amount, if any, of the Annual Incentive Award for that performance period payable to each Participant. The performance period with respect to an Annual Incentive Award may be 12 months or any other length determined by the Committee. Other provisions of Section 7(b) shall apply to an Annual Incentive Award under this Section 7(c).

(d) Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards, the level of actual achievement of the specified performance goals relating to Performance Awards, and the amount of any final Performance Award shall be recorded in writing in the case of Performance Awards intended to qualify as performance-based compensation under Section 162(m). Specifically, the Committee shall certify in writing, in a manner conforming to applicable regulations under Section 162(m), prior to settlement of each such Award granted to a Covered Employee, that the performance objective relating to the Performance Award and other material terms of the Award upon which settlement of the Award was conditioned have been satisfied.

(e) Adjustments to Measurements of Performance Goals. The Committee may provide for adjustment of any Performance Award or Annual Incentive Award that any evaluation of achievement of performance goals may include or exclude any event that occurs during a performance period, including without limitation: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results; (d) any reorganization and restructuring programs; (e) items that are unusual in nature or occur infrequently as determined under U.S. Generally Accepted Accounting Principles; (f) acquisitions or divestitures; (g) foreign exchange gains and losses; and (h) changes in material liability estimates. To the extent such inclusions or exclusions affect Awards to Covered Employees that are intended to qualify as exempt performance-based compensation for purposes of Code Section 162(m), they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

8. Certain Provisions Applicable to Awards.

(a) Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any subsidiary or affiliate, or any business entity to be acquired by the Company or a subsidiary or affiliate, or any other right of a Participant to receive payment from the Company or any subsidiary or affiliate. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

(b) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Section 6(b)(ii) and 6(c)(ii) (limits on Option and SAR terms, which limit will apply to any other Award in the nature of a stock right that provides the Participant with a right to exercise over a period of more than one year).

(c) Form and Timing of Payment under Awards; Deferrals. Subject to the terms of the Plan and any applicable Award document, payments to be made by the Company or a subsidiary or affiliate upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property and may be made in it single payment or transfer, in installments or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events. Installment or deferred payments may be required by the Committee (subject to Section 10(e)) or permitted at the election of the Participant on terms and conditions established by the Committee. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

(d) No Personal Loans to Executive Officers or Reloads. No term of an Award shall provide for a personal loan to a Participant who is an “executive officer” within the meaning of Rule 3b-7 under the Exchange Act for payment of the exercise price of an Option or withholding taxes relating to any Award providing for delivery of shares to the Participant. No term of an Award shall provide for automatic “reload” grants of additional Awards upon exercise of an Option or SAR or otherwise as a term of an Award.

(e) Change in Control. The Committee may specify that an Award will become automatically earned, vested and/or payable, in whole or part, upon a Change in Control, in its discretion, by so specifying in an Award Agreement or other governing document (in the absence of such a specification, the Plan does not confer the right to such acceleration). For purposes of the Plan, unless otherwise specified by the Committee in an Award Agreement or other governing document, a “Change in Control” shall be deemed to have occurred if, after the grant date of an Award, there shall have occurred any of the following:

(i) Any “person,” as such term is used in Section 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires voting securities of the Company and immediately thereafter is the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then-outstanding voting securities;

(ii) Individuals who on the grant date of the Award constitute the Board of Directors, and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two- thirds (2/3) of the directors then still in office who either were directors on the Grant Date or whose election or nomination for election was previously so approved or recommended, cease for any reason to constitute at least a majority thereof;

(iii) There is consummated a merger, consolidation, recapitalization, or reorganization of the Company, or a reverse stock split of any class of voting securities of the Company, if, immediately following consummation of any of the foregoing, either (A) individuals who, immediately prior to such consummation, constitute the Board do not constitute at least a majority of the members of the board of directors of the Company or the surviving or parent entity, as the case may be, or (B) the voting securities of the Company outstanding immediately prior to such event do not represent (either by remaining outstanding or by being converted into voting securities of a surviving or parent entity) at least 50% or more of the combined voting power of the outstanding voting securities of the Company or such surviving or parent entity; or

(iv) The stockholders of the Company have approved a plan of complete liquidation of the Company and there occurs a distribution pursuant to such plan of complete liquidation, and all material contingencies to the completion of the transaction have been satisfied or waived or there is consummated a the sale or disposition by the Company of all or substantially all of the Company’s assets (or any transaction have a similar effect).

Notwithstanding the foregoing, in any case where the occurrence of a Change in Control could affect the time of settlement or payment under an Award that constitutes a deferral of compensation under Code Section 409A then, to the extent required to avoid additional tax under Code Section 409A, the term “Change of Control” shall mean an occurrence that both (i) satisfies the requirements set forth above in this definition and (ii) is a “change in control event” as that term is defined in the regulations under Code Section 409A. If all (or a portion) of any Award constitutes deferred compensation under Code Section 409A and such Award (or portion thereof) is to both vest and be settled or paid on an accelerated basis due to a Change in Control that is not a “change in control event” under Code Section 409A, if such settlement or payment would result in additional tax under Code Section 409A, such Award (or portion thereof) shall vest at the time of the Change of Control, but settlement or payment shall only be accelerated to the maximum extent permissible without resulting in additional tax under Code Section 409A.

(f) Covered Transactions. Except as otherwise provided in an Award Agreement, the following provisions shall apply in the event of a Covered Transaction:

(i) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Committee may (but, for the avoidance of doubt, need not) provide for the assumption or continuation of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor, which new awards may be payable in securities, cash or other property.

(ii) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), then, subject to Section 8(g)(v) below, the Committee may (but, for the avoidance of doubt, need not) provide for payment (a “cash-out”), with respect to some or all Awards or any portion thereof, equal in the case of each affected Award or portion thereof to the excess, if any, of (A) the Fair Market Value of one share of Stock times the number of shares of Stock subject to the Award or such portion, over (B) the aggregate exercise or purchase price, if any, under the Award or such portion (in the case of an SAR, the aggregate base price), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock or other holders of Awards) and other terms, and subject to such conditions, as the Committee determines. For the avoidance of doubt, if the exercise, purchase or base price of any Award is equal to or exceeds the Fair Market Value of a share of Stock at the time a Covered Transaction is consummated, such Award may be terminated hereunder without payment due thereon.

(iii) Acceleration of Certain Awards. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, continuation, substitution or cash-out, then subject to Section 8(g)(v) below, the Committee may (but, for the avoidance of doubt, need not) provide that each Award requiring exercise will become exercisable, and the delivery of any shares of Stock remaining deliverable under each outstanding Award of Deferred Stock (including Restricted Stock Units and Performance Awards to the extent consisting of Deferred Stock) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Committee, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction; provided, however, that to the extent acceleration of the settlement or payment under this Section 8(g)(iii) of an Award that constitutes a deferral of compensation under Code Section 409A would result in additional tax to the Participant under Code Section 409A, the Award shall not be settled or paid on an accelerated basis and the ultimate settlement and payment of the Award shall be made in a medium other than Stock and on terms that as nearly as possible (as determined by the Committee in its sole discretion), but taking into account adjustments required or permitted under the Plan and the Award Agreement, replicate the prior terms of the Award.

(iv) Termination of Awards Upon Consummation of Covered Transaction. Each Award will terminate upon consummation of the Covered Transaction, other than the following: (1) Awards assumed pursuant to Section 8(g)(i) above; and (2) Awards converted pursuant to the proviso in Section 8(g)(iii) above into an ongoing right to receive payment other than Stock; and (3) outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 8(g)(v) below).

(v) Additional Limitations. Any share of Stock and any cash or other property delivered pursuant to Section 8(g)(ii) or Section 8(g)(iii) above with respect to an Award may, in the discretion of the Committee, contain such restrictions, if any, consistent with Code Section 409A, as the Committee deems appropriate to reflect any performance or other vesting conditions to which the Award was subject and that did not lapse (and were not satisfied) in connection with the Covered Transaction. For purposes of the immediately preceding sentence, a cash-out under Section 8(g)(ii) above or the acceleration of exercisability of an Award under Section 8(g)(iii) above shall not, in and of itself, be treated as the lapsing (or satisfaction) of a performance or other vesting condition. In the case of Restricted Stock that does not vest in connection with the Covered Transaction, the Committee may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Committee deems appropriate to carry out the intent of the Plan.

(vi) Performance Awards. In connection with a Covered Transaction, except as otherwise set forth in an Award agreement, with respect to one or more Performance Awards the Committee may deem performance met at the level implied by the trend line through the date the Covered Transaction (or, for convenience, a date reasonably in advance of the date of the Covered Transaction), at target levels or on such other basis as the Committee determines to be appropriate in its sole discretion.

(vii) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 8.

9. Additional Award Forfeiture Provisions.

The Committee may condition a Participant’s right to receive a grant of an Award, to exercise the Award, to retain cash, Stock, other Awards or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash or other proceeds received upon sale of Stock acquired in connection with an Award, upon (i) compliance by the Participant with specified conditions relating to adherence to standards of conduct in the preparation of financial statements and reports filed with the Securities and Exchange Commission, non-competition, confidentiality of information relating to or possessed by the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, directors and affiliates and other restrictions upon or covenants of the Participant, including during specified periods following termination of employment or service to the Company; ((ii) in the case of any Award granted to a prospective employee or other service provider, such person commencing employment or other service with the Company or its subsidiaries within a specified period of time following the grant date of such Award), and (iii), in the case of performance-based compensation, the absence of material inaccuracies in the financial or other information upon which achievement of performance goals was assessed. Without limiting the generality of the foregoing, Awards held by a Participant are subject to forfeiture, termination and rescission, and a Participant will be obligated to return to the Company payments received with respect to Awards as required by law, regulation or applicable stock exchange listing standards, including, without limitation, Section 10D of the Securities Exchange Act of 1934, as amended, or in accordance with any clawback or similar policy maintained by the Company, as in effect from time to time.

10. General Provisions.

(a) Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

(b) Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or a subsidiary or affiliate thereof), or assigned or transferred by such Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that (i) Awards and related rights shall be transferred to a Participant’s Beneficiary or Beneficiaries upon the death of the Participant, and (ii) Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee and the Committee has determined that there will be no transfer of the Award to a third party for value, and subject to any terms and conditions which the Committee may impose thereon (including limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission). A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

(c) Adjustments. In the event that any special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution, sale of all or substantially all the Company’s assets or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate under the Plan, then the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and kind of shares of Stock which may be delivered in connection with Awards granted thereafter, including the aggregate share limitation then applicable under the Plan, (ii) the number and kind of shares of Stock by which annual per-person Award limitations are measured under Section 5(b), (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards and (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Award. The Committee shall provide for such equitable adjustments of outstanding awards in order to preserve the positive intrinsic value of such awards, unless in the circumstances the Participant would be able to continue to realize such intrinsic value in the absence of an adjustment. In furtherance of the foregoing, a Participant shall have a legal right to an adjustment to an outstanding Award which constitutes a “share-based payment arrangement” in the event of an “equity restructuring,” as such terms are defined under FASB ASC Topic 718, which adjustment shall be made as determined by the Committee to preserve without enlarging the value of the Award to the Participant as determined by the Committee, except to the extent that the Committee determines that the number of shares of Stock available under Awards should be rounded down to avoid fractional shares in connection with such an adjustment. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including Performance Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any subsidiary or affiliate or other business unit, or the financial statements of the Company or any subsidiary or affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any subsidiary or affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant. All determinations hereunder shall be made by the Committee in its sole discretion and shall be final and binding on all persons.

(d) Tax Provisions.

(i) Withholding. The Company and any subsidiary or affiliate is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. Other provisions of the Plan notwithstanding, withholding of shares of Stock will only be permitted to the extent the amount of Stock deliverable in connection with an Award will not result in additional accounting expense to the Company, unless expressly authorized by the Committee.

(e) Changes to the Plan and Awards. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or trading system on which the Stock may then be listed or quoted, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval. The Committee is authorized to amend the Plan if its actions are within the scope of the Committee’s authority under its charter, and subject to all other requirements that would apply if the amendment were approved by the Board. The Committee is authorized to amend outstanding Awards. The Board and Committee may not, however, amend outstanding Awards (including by means of an amendment to the Plan) without the consent of an affected Participant if such amendment would materially and adversely affect the legal rights of such Participant under any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty materially adverse to the Participant, and any discretion reserved by the Board or Committee with respect to an Award is not limited by this provision). Without the approval of stockholders, the Committee will not amend or replace previously granted Options or SARs in a transaction that constitutes a “repricing.” For this purpose, a “repricing” means: (1) amending the terms of an Option or SAR after it is granted to lower its exercise price or base price; (2) any other action that is treated as a repricing under generally accepted accounting principles; and (3) canceling an Option or SAR at a time when its exercise price is equal to or greater than the fair market value of the underlying Stock, in exchange or substitution for another Option, SAR, Restricted Stock, other equity, or cash or other property, unless the cancellation and exchange or substitution occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction. Adjustments to awards under Sections 8(g) or 10(c) will not be deemed “repricings,” however. The Committee shall have no authority to waive or modify any Award term after the Award has been granted to the extent that the waived or modified term would be then mandatory for a new Award of the same type under the Plan.

(f) Right of Setoff. The Company or any subsidiary or affiliate may, to the extent permitted by applicable law (and in compliance with applicable requirements under Code Section 409A), deduct from and set off against any amounts the Company or it subsidiary or affiliate may owe to the Participant from time to time (including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant) such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 10(f).

(g) Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation (excluding awards of Restricted Stock). With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided, however, that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines.

(h) Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify as performance-based under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

(i) Fractional Shares. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether and when cash, other Awards or other property shall be issued or paid in lieu of such fractional shares, or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

(j) Compliance with Code Section 162(m). It is the intent of the Company that Options and SARs granted to Covered Employees and other Awards designated as Awards to Covered Employees subject to Section 7 shall constitute qualified “performance-based compensation” within the meaning of Code Section 162(m) and regulations thereunder, unless otherwise determined by the Committee or to the extent that such Awards, in the reasonable judgment of the Company, would not be subject to a limitation on tax deductibility by the Company under other applicable provisions of Code Section 162(m). Accordingly, the terms of Sections 7(b), (c) and (d), including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m) and regulations thereunder. The foregoing notwithstanding, the term Covered Employee as used herein shall mean only a person designated by the Committee as a Covered Employee with respect to a specified fiscal year.

(k) Code Section 409A. The Plan as well as payments and benefits under the Plan are intended either to be exempt from or, to the extent subject thereto, to comply with, the requirements under Code Section 409A, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted in accordance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, the Participant shall not be considered to have terminated employment or service with the Company or any affiliate for purposes of the Plan until the Participant would be considered to have incurred a “separation from service” from the Company and its affiliates within the meaning of Code Section 409A (after giving effect to the presumptions contained therein). Notwithstanding anything to the contrary in the Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its affiliates) are payable upon a separation from service and such payment would result in the imposition of accelerated taxation and/or tax penalties under Code Section 409A, the settlement and payment of such Awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under the Plan shall be construed as a separate identified payment for purposes of Code Section 409A and the right to a series of installment payments under the Plan is to be treated as a right to a series of separate payments. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Code Section 409A or any corresponding state or local law.

(l) Governing Law. The validity, construction, and effect of the Plan, any rules and regulations under the Plan, and any agreement under the Plan shall be determined in accordance with the Delaware General Corporation Law, to the extent applicable, other laws (including those governing contracts) of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

(m) Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States or is subject to taxation by a non-U.S. jurisdiction in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, sound business practices and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 10(m) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation.

(n) Limitation on Rights Conferred under Plan. No Participant shall have any of the rights or privileges of a stockholder of the Company under the Plan, including as a result of the grant of an Award or the creation of any trust and deposit of shares therein, except at such time as an Option or SAR may have been duly exercised or shares may be actually delivered in settlement of an Award; provided, however, that a Participant granted Restricted Stock shall have rights of a stockholder except to the extent that those rights are limited by the terms of the Plan and the agreement relating to the Restricted Stock. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or a subsidiary or affiliate or in any particular office or position, (ii) interfering in any way with the right of the Company or a subsidiary or affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, or (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. An Award shall not be deemed compensation for purposes of computing benefits under any retirement plan of the Company or any subsidiary or affiliate and shall not affect any benefits under any other benefit plan at any time in effect under which the availability or amount of benefits is related to the level of compensation (unless required by such other plan or arrangement with specific reference to Awards under this Plan; provided, however, that cash Annual Incentive Awards will generally be deemed to be annual bonuses or annual incentives under such other plans or arrangements).

(o) Severability. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, however, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(p) Effective Date and Termination. The Plan will only be effective if and when the Plan is approved by the Company’s stockholders (the date on which such approval occurs, the “Effective Date”). Any Awards granted prior to the Effective Date will only become effective as of the Effective Date, and if the Plan is not approved by the Company’s stockholders such Awards will have no force or effect. Unless earlier terminated by action of the Board, the authority to make new grants under this Plan shall terminate on the 10th anniversary of the Effective Date. During any period following termination of the authority to make new grants under this Plan, the Company shall retain full rights and authority to amend or modify outstanding Awards or awards, including amendments or modifications that may enhance the fair value of such outstanding Awards or awards.

0

QUINTILES IMS HOLDINGS, INC.

Proxy for Annual Meeting of Stockholders on April 6, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Ari Bousbib, Michael R. McDonnell, and James H. Erlinger III, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of QUINTILES IMS HOLDINGS, INC., to be held on April 6, 2017 at 9:00 a.m., E.D.T., at The Crowne Plaza, 18 Old Ridgebury Road, Danbury, Connecticut 06810, and at any postponements or adjournments thereof, as follows:

(Continued and to be signed on the reverse side.)

1.1	14475

ANNUAL MEETING OF STOCKHOLDERS OF

QUINTILES IMS HOLDINGS, INC.

April 6, 2017

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The notice of meeting, proxy statement, form of proxy card and 2016 annual report are available at http://materials.proxyvote.com/74876Y

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

20430403030000000000 8	040617

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES,
AND “FOR” PROPOSALS 2, 4, and 5, AND FOR “3 YEARS” IN PROPOSAL 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. The election of four Class I directors.						FOR	AGAINST	ABSTAIN
				2.	An advisory (non-binding) vote to approve executive compensation.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	¡ Jonathan J. Coslet ¡ Michael J. Evanisko			1 YEAR	2 YEARS	3 YEARS	ABSTAIN
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Dennis B. Gillings ¡ Ronald A. Rittenmeyer		3.	Recommend, in an advisory (non-binding) vote, the frequency of the advisory vote on executive compensation. ☐	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)
						FOR	AGAINST	ABSTAIN
				4.	A vote to approve the adoption of the Quintiles IMS Holdings, Inc. 2017 Incentive and Stock Award Plan.	☐	☐	☐

						FOR	AGAINST	ABSTAIN
				5.	The ratification of the appointment of PricewaterhouseCoopers LLP as Quintiles IMS Holdings, Inc.’s independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, FOR Proposals 2, 4 and 5, and for THREE YEARS in Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.